As filed with the Securities and Exchange Commission on February 7, 2011
File No. 333-170740
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

M&T Bank Corporation
(Exact Name of Registrant as Specified in Its Charter)

New York	6022	16-0968385
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

One M&T Plaza
Buffalo, New York 14203
(716) 842-5445

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Drew J. Pfirrman
Senior Vice President and General Counsel
M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
(716) 842-5169

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

Edward D. Herlihy, Esq. Lawrence S. Makow, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Michael A. DiGregorio Executive Vice President and General Counsel Wilmington Trust Corporation Rodney Square North 1100 North Market Street Wilmington, Delaware 19890 (302) 651-1000	Robert B. Pincus, Esq. Allison L. Land, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square Wilmington, Delaware 19801 (302) 651-3000

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:  ☐

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED FEBRUARY 7, 2011

Dear Holders of Wilmington Trust common stock:

You are cordially invited to attend a special meeting of the common stockholders of Wilmington Trust Corporation (Wilmington Trust) to be held on March 22, 2011 at 10:00 a.m. (Eastern) at Wilmington Trust Plaza, Mezzanine Level, 301 West Eleventh Street, Wilmington, Delaware.

At the special meeting, you will be asked to consider the merger of Wilmington Trust and M&T Bank Corporation (M&T) and adopt the Agreement and Plan of Merger (merger agreement), dated October 31, 2010, that Wilmington Trust has entered into with M&T and MTB One, Inc., a wholly owned direct subsidiary of M&T (Merger Sub). You also will be asked to approve the adjournment, postponement, or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

Under the terms of the merger agreement, Merger Sub will merge with and into Wilmington Trust, and Wilmington Trust will become a wholly owned subsidiary of M&T. If the merger is completed, Wilmington Trust common stockholders will have a right to receive 0.051372 of a share of M&T common stock for each share of Wilmington Trust common stock held as of immediately prior to the merger.

Under the terms of the merger agreement, the exchange ratio does not change, but the market value of the merger consideration will fluctuate with the market price of M&T common stock. The table below shows how these fluctuations changed the transaction valuation between October 29, 2010, and [          ], the last practicable trading day before we distributed this proxy statement/prospectus.

Implied Value of
	M&T	Wilmington Trust	One Share of
	Common Stock	Common Stock	Wilmington Trust
	(NYSE: MTB)	(NYSE: WL)	Common Stock

At October 29, 2010	$74.75	$7.11	$3.84
At [ ]	$ [ ]	$ [ ]	$ [ ]

After careful consideration, our Board of Directors has declared unanimously that the merger agreement and the transactions contemplated thereby are advisable. Our Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, and “FOR” the approval of the adjournment, postponement, or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

For more information about the merger agreement and the circumstances that led to it, please read the attached proxy statement/prospectus in its entirety. We encourage you to read it carefully and to pay particular attention to the Risk Factors section that begins on page 16. This proxy statement/prospectus also constitutes M&T’s prospectus for the common stock it will issue in connection with the merger. You may obtain additional information about Wilmington Trust and M&T from documents both companies have filed with the Securities and Exchange Commission.

Your vote is very important. We cannot complete the merger without the affirmative vote of a majority of our outstanding common stock. If you fail to vote, if you fail to authorize your broker to vote on your behalf, or if you abstain from voting, the effect will be the same as if you had voted against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please vote as soon as possible to ensure that your shares are represented. Instructions on how to vote appear on the enclosed proxy card. If you sign and return your proxy card without specifying your vote, your shares will be voted in favor of the adoption of the merger agreement and the adjournment, postponement, or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

If you have any questions or need assistance voting your shares, please contact Morrow & Co., LLC, a firm that is helping us solicit proxies, toll-free at (800) 662-5200.

Thank you in advance for your consideration of this matter.

Sincerely,

Donald E. Foley
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either M&T or Wilmington Trust, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [          ] and is first being distributed to Wilmington Trust common stockholders on or about [          ].

WILMINGTON TRUST CORPORATION

NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS

Date and time	March 22, 2011 at 10:00 a.m. (Eastern)

Location	Wilmington Trust Plaza, Mezzanine Level, 301 West Eleventh Street, Wilmington, Delaware

Items of business	The purpose of the special meeting is for the common stockholders of Wilmington Trust to consider and vote on the following matters:

• A proposal to adopt the Agreement and Plan of Merger (merger agreement) dated October 31, 2010, by and among M&T, Merger Sub, and Wilmington Trust, under which Merger Sub will merge with and into Wilmington Trust.

• A proposal to adjourn, postpone, or continue the special meeting, if necessary, to solicit additional proxies in favor of adopting the merger agreement.

Record date	We have fixed the close of business on February 9, 2011, as the record date for determining those common stockholders entitled to notice of and to vote at the special meeting. Only Wilmington Trust common stockholders of record at the close of business on that date are entitled to vote at the special meeting and any adjournments, postponements, or continuations of the special meeting.

The holder of Wilmington Trust’s preferred stock may attend the special meeting, but is not entitled to and is not being asked to vote at the special meeting.

At the close of business on February 9, 2011, there were outstanding and entitled to vote approximately [ ] shares of our common stock.

Voting	Please vote as soon as possible. We cannot complete the merger without the affirmative vote of a majority of the shares of our outstanding common stock. If you fail to vote, if you fail to authorize your broker to vote on your behalf, or if you abstain from voting, the effect will be the same as if you had voted against approval of the adoption of the merger agreement.

Instructions on how to vote are on the enclosed proxy card.

Whether or not you plan to attend the special meeting, it is important that you vote as soon as possible to ensure your shares are represented at the special meeting.

Registered stockholders	If you hold Wilmington Trust common stock in your name, you may vote:

• Online by accessing the Internet Web site printed on your proxy card.

• Via telephone by calling the toll-free number printed on your proxy card.

• By signing and returning your proxy card in the enclosed postage-paid envelope.

If you attend the special meeting, you may vote in person even if you previously returned your proxy card.

Beneficial stockholders	If you hold Wilmington Trust common stock in the name of a broker, bank, or other fiduciary, please follow the instructions on the voting card provided by that broker, bank, or other fiduciary.

If you wish to attend the special meeting and vote in person, you must bring with you a proxy or letter from the broker, bank, other fiduciary, or other nominee to confirm your beneficial ownership of the shares.

Questions	If you have any questions or need assistance voting your shares, please contact Morrow & Co., LLC, a firm that is helping us solicit proxies, toll-free at (800) 662-5200.

Additional information	The merger agreement is attached as Annex A of the attached proxy statement/prospectus. We encourage you to read the entire proxy statement/prospectus carefully, especially the Risk Factors section that begins on Page 16.

After careful consideration, our Board of Directors has declared unanimously that the merger agreement and the transactions contemplated thereby are advisable. Our Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, and “FOR” the approval of the adjournment, postponement, or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

By Order of the Board of Directors

Michael A. DiGregorio
Secretary

Wilmington, Delaware
[          ]

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about M&T and Wilmington Trust from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference into this proxy statement/prospectus by accessing the Securities and Exchange Commission’s website maintained at http://www.sec.gov or by requesting copies in writing or by telephone from the appropriate company:

M&T Bank Corporation	Wilmington Trust Corporation
Attention: Shareholder Relations	Attention: Investor Relations
One M&T Plaza	Rodney Square North
Buffalo, New York 14203	1100 North Market Street
(716) 842-5138	Wilmington, Delaware 19890-0001 (302) 651-8069

You will not be charged for any of these documents that you request. If you would like to request documents from either company, please do so by March 15, 2011 in order to receive them before Wilmington Trust’s special meeting. M&T’s Internet address is http://www.mtb.com and Wilmington Trust’s Internet address is http://www.wilmingtontrust.com. The information on our Internet sites is not a part of this proxy statement/prospectus.

See “Where You Can Find More Information” on Page [ ] and “Recent Developments” on Page [ ].

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the SEC, by M&T (File No. 333-170740), constitutes a prospectus of M&T under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the M&T common shares to be issued to Wilmington Trust common stockholders as required by the merger agreement. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of Wilmington Trust common stockholders, at which Wilmington Trust common stockholders will be asked to vote upon a proposal to adopt the merger agreement.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [          ]. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither the mailing of this document to Wilmington Trust stockholders nor the issuance by M&T of stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Wilmington Trust has been provided by Wilmington Trust and information contained in this document regarding M&T has been provided by M&T.

Page

OTHER MATTERS	81
STOCKHOLDERS SHARING AN ADDRESS	81
WHERE YOU CAN FIND MORE INFORMATION	82
Annex A: Agreement and Plan of Merger, dated as of October 31, 2010, by and among M&T, Merger Sub and Wilmington Trust	A-1
Annex B: Opinion of Lazard Frères & Co. LLC	B-1
Annex C: Opinion of Morgan Stanley & Co. Incorporated	C-1
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
EX-23.1
EX-23.2
EX-99.1
EX-99.2
EX-99.4

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

The questions and answers below highlight only selected procedural information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire document and the additional documents incorporated by reference into this proxy statement/prospectus to fully understand the merger agreement and the transactions contemplated thereby, including the merger, and the voting procedures for the special meeting. We generally refer to M&T Bank Corporation as “M&T,” Wilmington Trust Corporation as “Wilmington Trust,” and MTB One, Inc., a wholly owned subsidiary of M&T, as “Merger Sub” throughout this proxy statement/prospectus.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	Wilmington Trust’s common stockholders are being asked to adopt the Agreement and Plan of Merger, dated as of October 31, 2010 by and among M&T, Merger Sub and Wilmington Trust, pursuant to which Merger Sub will be merged with and into Wilmington Trust, with Wilmington Trust surviving, which we refer to as “the merger” within this proxy statement/prospectus. In addition, you may also be asked to vote to approve a proposal to adjourn, postpone or continue the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

Q:	Who is entitled to vote?

A:	Only holders of record of Wilmington Trust common stock at the close of business on February 9, 2011 will be entitled to vote at the special meeting. The holder of Wilmington Trust’s preferred stock is not entitled to and is not being requested to vote at the Wilmington Trust special meeting.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held at Wilmington Trust Plaza, Mezzanine Level, 301 West Eleventh Street, Wilmington, Delaware, on March 22, 2011 at 10:00 a.m., local time.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly. If you hold common stock in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. You may also authorize a proxy to vote your shares by telephone or through the Internet as instructed on the enclosed proxy card. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card, authorizing a proxy by telephone or through the Internet, or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting.

Q:	If I am a Wilmington Trust common stockholder, should I send my Wilmington Trust stock certificates with my proxy card?

A:	No. Please DO NOT send your Wilmington Trust stock certificates with your proxy card. After the merger is completed, M&T will send you instructions for exchanging Wilmington Trust stock certificates for the merger consideration. Unless Wilmington Trust common stockholders specifically ask to receive M&T stock certificates, the shares of M&T stock they receive in the merger will be issued in book-entry form.

Q:	Why is my vote important?

A:	If you do not vote by proxy or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold our special meeting. In addition, your failure to vote, by proxy or in person, will have the same effect as a vote against the adoption of the merger agreement. The merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Wilmington Trust common stock entitled to vote on the matter. Approval of the proposal to adjourn, postpone or continue the special meeting, if necessary for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of the outstanding shares of Wilmington Trust common stock entitled to vote on the matter. The holder of Wilmington Trust’s preferred stock is not entitled to and is not being requested to vote at the Wilmington Trust special meeting. Wilmington Trust’s Board of Directors unanimously recommends that you vote FOR adoption of the merger agreement and FOR the approval of the adjournment, postponement or continuation of the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Q:	If my shares of common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions and your broker submits an unvoted proxy, referred to as a broker non-vote, the broker non-vote will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against adoption of the merger agreement. With respect to the proposal to adjourn the special meeting if necessary to solicit additional proxies, an abstention or failure to instruct your broker will have the same effect as a vote against the proposal.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All common stockholders, including common stockholders of record and common stockholders who hold their shares through banks, brokers, nominees or any other holder of record, may attend the special meeting. Holders of record of Wilmington Trust common stock can vote in person at the special meeting. The holder of Wilmington Trust’s preferred stock may attend the special meeting, but is not entitled to and is not being requested to vote at the special meeting. If you are not a common stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares of common stock, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares of common stock in your own name or have a letter from the record holder of your shares of common stock confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted.

Q:	Can I change my vote?

A:	Yes. A Wilmington Trust common stockholder who is a stockholder of record and has given a proxy may revoke it at any time before its exercise at the special meeting by (i) giving written notice of revocation to Wilmington Trust’s corporate secretary, (ii) properly submitting to Wilmington Trust a duly executed proxy bearing a later date or (iii) attending the special meeting and voting in person. Any common stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying the Corporate Secretary) of a common stockholder at the special meeting will not constitute revocation of a previously given proxy. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

Any written notices of revocation and other communications with respect to revocation of proxies should be addressed to Wilmington Trust as follows: Corporate Secretary, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-0001, which must be received by 11:59 p.m. Eastern time on March 21, 2011, or the day before the meeting date, if the special meeting is adjourned, postponed or continued.

Proxies may also be revoked via the Internet or telephone following the instructions on your proxy card.

Q:	Will Wilmington Trust be required to submit the merger agreement to its stockholders?

A:	Yes. Under the terms of the merger agreement, unless the merger agreement is terminated before the Wilmington Trust special meeting, Wilmington Trust is required to submit the merger agreement to its common stockholders even if Wilmington Trust’s Board of Directors has withdrawn, modified or qualified its recommendation.

v

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger by mid-year 2011, subject to the receipt of regulatory approvals and other customary closing conditions. However, we cannot assure you when or if the merger will occur. Among other things, we cannot complete the merger until we obtain the approval of Wilmington Trust common stockholders at the special meeting.

Q:	Whom should I call with questions about the special meeting or the merger?

A:	Wilmington Trust common stockholders should call Morrow & Co., LLC, Wilmington Trust’s proxy solicitor, toll-free at (800) 662-5200, with any questions about the special meeting or the merger and related transactions.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire document and the other documents we refer you to for a more complete understanding of the merger between M&T and Wilmington Trust. In addition, we incorporate by reference into this proxy statement/prospectus important business and financial information about M&T and Wilmington Trust. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on Page [ ]. Each item in this summary includes a page reference directing you to a more complete description of that item. Unless otherwise indicated in this proxy statement/prospectus or the context otherwise requires, all references in the proxy statement/prospectus to “M&T,” “we,” “our” or “us” refer to M&T Bank Corporation. All references to “the Company” or to “Wilmington Trust” refer to Wilmington Trust Corporation.

We Propose a Merger of Wilmington Trust and Merger Sub (Page [ ])

We propose that Merger Sub, a wholly owned direct subsidiary of M&T, will merge with and into Wilmington Trust, with Wilmington Trust as the surviving corporation. Upon completion of the merger, Wilmington Trust will become a wholly owned subsidiary of M&T, and Wilmington Trust common stock will no longer be publicly traded. We currently expect to complete the merger by mid-year 2011, subject to the receipt of regulatory approvals and other customary closing conditions.

In the Merger, Wilmington Trust Common Stockholders Will Have a Right to Receive 0.051372 of a Share of M&T Common Stock per Share of Wilmington Trust Common Stock (Page [ ])

Under the terms of the merger agreement, Wilmington Trust common stockholders will have the right to receive 0.051372 of a share of M&T common stock for each share of Wilmington Trust common stock held immediately prior to the merger. M&T will not issue any fractional shares of M&T common stock in the merger. Wilmington Trust common stockholders who would otherwise be entitled to a fractional share of M&T common stock will instead receive a payment of cash in lieu of such fractional share.

What Holders of Wilmington Trust Stock Options and Stock Based Awards Will Receive (Page [ ])

Under the terms of the merger agreement, upon completion of the merger, all outstanding and unexercised employee and director options to purchase shares of Wilmington Trust common stock (whether vested or unvested) will, by virtue of the merger, be cancelled and cease to exist and no payment will be made on such options.

Under the terms of the merger agreement, each share of restricted stock that is outstanding immediately prior to the merger and each other right of any kind to receive shares of Wilmington Trust common stock (other than stock options) granted under Wilmington Trust’s stock plans will, subject to applicable law and otherwise subject to the terms of the applicable stock award or plan, fully vest and, upon completion of the merger, be converted into the right to receive the merger consideration. The foregoing applies to shares issued under Wilmington Trust’s 1996 Long-Term Incentive Plan, 1999 Long-Term Incentive Plan, 1999 Executive Incentive Plan, Amended and Restated 2002 Long-Term Incentive Plan, 2001 Non-Employee Directors’ Stock Option Plan, 2004 Executive Incentive Plan, Amended and Restated 2005 Long-Term Incentive Plan, Amended and Restated Directors’ Deferred Fee Plan, 2009 Executive Incentive Plan, and 2009 Long-Term Incentive Plan.

The Merger Is Intended to Be Taxable to Wilmington Trust Common Stockholders as to the Shares of M&T Common Stock They Receive (Page [ ])

The merger generally will be a taxable transaction to you, and you will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the value of the M&T common stock plus the amount of any cash received in lieu of fractional shares of M&T common stock and (ii) your adjusted tax basis in the shares of Wilmington Trust common stock exchanged in the merger.

The United States federal income tax consequences described above may not apply to all holders of Wilmington Trust common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Wilmington Trust’s Board of Directors Unanimously Recommends that Wilmington Trust Stockholders Vote “FOR” Adoption of the Merger Agreement (Page [ ])

Wilmington Trust’s Board of Directors has unanimously declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommends that Wilmington Trust common stockholders vote “FOR” the adoption of the merger agreement, and “FOR” the approval of the adjournment, postponement or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

In concluding that the merger is advisable and recommending that Wilmington Trust’s stockholders adopt the merger agreement, Wilmington Trust’s Board of Directors considered numerous factors, including, among others, the following:

•	The credit deterioration in Wilmington Trust’s loan portfolio, particularly in real estate construction loans, which deterioration resulted in a loan loss provision of $77.4 million in the first quarter of 2010, $205.2 million in the second quarter of 2010, and $281.5 million in the third quarter of 2010.

•	Management’s belief that, without a strategic transaction acceptable to its regulators, Wilmington Trust would likely face significant regulatory actions in the near term, which would likely result in a significant impairment of its business prospects.

•	The need to ensure that Wilmington Trust’s two fee-based businesses — Wealth Advisory Services and Corporate Client Services — did not suffer significant deterioration.

•	The effects Wilmington Trust and its businesses likely would suffer if Wilmington Trust did not enter into a strategic transaction on or before the release of its third quarter results and the public availability of its call reports, including the likelihood of a material decline in the value of its common stock, a reduction in its credit ratings, a significant loss of clients, the potential termination of business relationships that are tied to Wilmington Trust’s credit ratings and capital ratios, and significant regulatory actions.

•	M&T’s superior earnings and credit performance across economic cycles, which would make it a strong and stable partner for Wilmington Trust; the likelihood that the merger would receive the necessary regulatory approvals in a timely fashion; and the strength of M&T’s commercial and consumer banking businesses in the Northeast region that uniquely complement Wilmington Trust’s regional banking in the mid-Atlantic area and its global wealth management and corporate client services businesses.

For more information concerning the background of the merger, the recommendation of Wilmington Trust’s Board of Directors and the reasons for the merger and the recommendation, please see the discussions under “The Merger — Background of the Merger” and “The Merger — Wilmington Trust’s Reasons for the Merger; Recommendation of Wilmington Trust’s Board of Directors,” commencing on Page [ ] and Page [ ], respectively.

Opinions of Wilmington Trust’s Financial Advisors (Page [ ])

Each of Lazard Frères & Co. LLC, or Lazard, and Morgan Stanley & Co. Incorporated, or Morgan Stanley, rendered its oral opinion, subsequently confirmed in writing, to Wilmington Trust’s Board of Directors that, as of October 31, 2010 and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in their respective written opinions, the exchange ratio was fair from a financial point of view to the holders of shares of Wilmington Trust common stock.

The full text of the written opinions of Lazard and Morgan Stanley, both dated October 31, 2010, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with each opinion, are included in this proxy statement/prospectus as Annex B and Annex C, respectively. Lazard and Morgan Stanley provided their respective opinions for the information and assistance of Wilmington Trust’s Board of Directors for purposes of its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, of the exchange ratio to the holders of Wilmington Trust common stock. Neither Lazard’s opinion nor Morgan Stanley’s opinion constitutes a recommendation to any holder of Wilmington Trust common stock as to how any such holder should vote or act with respect to the merger, any related matter or any other matter. In addition, neither Lazard nor Morgan Stanley was requested to opine as to, and neither opinion in any manner addresses, Wilmington Trust’s underlying business decision to proceed with or effect the merger.

For further information, please see the discussion under the caption “The Merger — Opinions of Wilmington Trust’s Financial Advisors,” commencing on Page [ ].

Wilmington Trust’s Directors and Executive Officers May Have Interests in the Merger that Differ from Your Interests (Page [ ])

In considering the information contained in this proxy statement/prospectus, you should be aware that Wilmington Trust’s executive officers and directors may have financial interests in the merger that are different from, or in addition to, the interests of Wilmington Trust stockholders. These additional interests of Wilmington Trust’s executive officers and directors may create potential conflicts of interest and cause these persons to view the proposed transaction differently than you may view it as a stockholder.

Wilmington Trust’s Board of Directors was aware of these interests and took them into account, among other matters, in its decision to approve the merger agreement and the transactions contemplated thereby, including the merger. For information concerning these interests, please see the discussion under the caption “The Merger — Interests of Wilmington Trust’s Directors and Executive Officers in the Merger,” commencing on Page [ ].

For further information as to the special meeting and the proxy solicited by Wilmington Trust’s Board of Directors for purposes of the special meeting, please see the discussion under the caption “Questions and Answers about the Merger and Special Meeting” and “The Merger — Interests of Wilmington Trust’s Directors and Executive Officers in the Merger,” commencing on Pages [ ] and [ ], respectively.

Comparative Market Prices of Securities (Page [ ])

M&T common stock and Wilmington Trust common stock are listed on the New York Stock Exchange, or NYSE, under the symbols “MTB” and “WL,” respectively. The following table presents the closing prices of M&T common stock and Wilmington Trust common stock on October 29, 2010, the trading day used to calculate the exchange ratio of 0.051372, and on [          ], the last practicable date before our printing of this proxy statement/prospectus. The table also presents the implied value of the merger consideration proposed for each share of Wilmington Trust common stock on those dates, as determined by multiplying the closing price of M&T common stock on those dates by the exchange ratio of 0.051372 provided for in the merger agreement, and assuming no adjustment.

Implied
	M&T	Wilmington Trust	Value of One
	Common Stock	Common Stock	Share of Wilmington Trust
	(NYSE: MTB)	(NYSE: WL)	Common Stock

October 29, 2010	$74.75	$7.11	$3.84
[ ]	$ [ ]	$ [ ]	$ [ ]

For each share of your Wilmington Trust common stock, you will receive 0.051372 of a share of M&T common stock. The market prices of both M&T common stock and Wilmington Trust common stock will fluctuate prior to the merger. You should obtain current stock price quotations for M&T common stock and Wilmington Trust common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Dividends (Page [ ])

The payment, timing and amount of dividends by M&T or Wilmington Trust on their common stock in the future, either before or after the merger is completed, are subject to the determination of the respective M&T and Wilmington Trust Boards of Directors and depend on cash requirements, the financial condition and earnings of M&T and Wilmington Trust, legal and regulatory considerations and other factors.

The Merger Will Be Accounted for as a “Business Combination” (Page [ ])

The merger will be treated as a “business combination” using the acquisition method of accounting with M&T treated as the acquirer under generally accepted accounting principles, or GAAP.

Special Meeting of Wilmington Trust Common Stockholders (Page [ ])

Wilmington Trust plans to hold its special meeting of common stockholders on March 22, 2011, at 10:00 a.m. local time, at Wilmington Trust Plaza, Mezzanine Level, 301 West Eleventh Street, Wilmington, Delaware. At the special meeting you will be asked to adopt the merger agreement, and to adjourn, postpone or continue the special meeting, if necessary, to solicit additional proxies in favor of the merger agreement.

You can vote at the Wilmington Trust special meeting of common stockholders if you owned Wilmington Trust common stock at the close of business on February 9, 2011. As of that date, there were approximately [          ] shares of Wilmington Trust common stock outstanding and entitled to vote, approximately [          ] of which, or [     ]%, were owned beneficially or of record by directors and officers of Wilmington Trust. You can cast one vote for each share of Wilmington Trust common stock that you owned on that date.

Wilmington Trust Stockholders Do Not Have Dissenters’ Appraisal Rights in the Merger (Page [ ])

Under applicable Delaware law, the holders of Wilmington Trust common stock are not entitled to any dissenters’ rights of appraisal in connection with the merger.

The Merger Requires the Approval of Holders of a Majority of Outstanding Shares (Page [ ])

The merger agreement must be adopted by the holders of a majority of the outstanding shares of Wilmington Trust common stock entitled to vote on the matter. The holder of Wilmington Trust’s preferred stock is not entitled to and is not being requested to vote at the Wilmington Trust special meeting. Wilmington Trust is calling a special meeting of the common stockholders to consider and vote on the proposal to adopt the merger agreement. Wilmington Trust’s Board of Directors has fixed the close of business on February 9, 2011 as the record date for determining the Wilmington Trust common stockholders entitled to receive notice of and to vote at the special meeting. As of that date, Wilmington Trust directors and executive officers and their affiliates beneficially owned approximately [          ], or [     ]%, of the shares entitled to vote at the Wilmington Trust special meeting.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (Page [ ])

Currently, we expect to complete the merger by mid-year 2011. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	the adoption of the merger agreement by Wilmington Trust common stockholders;

•	the absence of any law, statute, code, ordinance, rule, regulation or judgment issued, promulgated or entered into by any governmental entity or order, injunction or decree by any court or agency of competent jurisdiction, which is in effect and prohibits completion of the merger;

•	the receipt of all regulatory consents and approvals required from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, the Office of the State Bank Commissioner of the State of Delaware and the New York State Banking Department to consummate the merger and the expiration or termination of all related statutory waiting periods;

•	the approval for listing on the New York Stock Exchange of the M&T common stock to be issued in the merger;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the M&T common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose; and/or

•	the truth and correctness of the representations and warranties of each party in the merger agreement as of the closing date of the merger, subject to the materiality standards provided in the merger agreement, and the performance by each party in all material respects of their obligations under the merger agreement (and the receipt by each party of certificates from the other party to such effect).

Each of M&T’s and Merger Sub’s obligations to complete the merger is also separately subject to the satisfaction or waiver of the following condition:

•	the absence of any action taken or law, rule, regulation or judgment enacted, entered, enforced or deemed applicable to the transactions contemplated by the merger agreement, in connection with the grant of a required regulatory approval or otherwise, that imposes any restriction or condition that, in M&T’s good faith judgment, would reasonably be expected to have a material adverse effect on M&T or on Wilmington Trust, in each case measured on a scale relative to Wilmington Trust.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement (Page [ ])

The merger agreement can be terminated at any time prior to completion by mutual consent in a written instrument, if authorized by each of M&T’s and Wilmington Trust’s Boards of Directors, or by either party in the following circumstances:

•	if the merger has not been completed by October 31, 2011, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if the Wilmington Trust common stockholders fail to adopt the merger agreement at the special meeting;

•	if any of the required regulatory approvals are denied or the merger is legally prohibited (and the denial or prohibition is final and nonappealable), so long as the party seeking to terminate the merger agreement pursuant to this provision has used its reasonable best efforts to contest, appeal or remove such order, decree or ruling; or

•	if the other party breaches the merger agreement in a way that would cause the failure of a closing condition, unless the breach is capable of being cured (and is cured) within 30 calendar days following receipt of written notice of such breach, and unless the failure of any such condition to be satisfied is the result of a material breach of the merger agreement by the party seeking to terminate.

In addition, M&T may terminate the merger agreement if:

•	Wilmington Trust’s Board of Directors (a) changes its recommendation of the merger to Wilmington Trust stockholders, or otherwise withdraws, modifies or qualifies (or publicly proposes to withdraw, modify or qualify) its recommendation in any manner adverse to M&T or Merger Sub or (b) publicly approves, endorses or recommends or publicly proposes to approve, endorse or recommend any alternative transaction proposal; or

•	a third party commences a tender offer or exchange offer for 20% or more of the outstanding shares of Wilmington Trust’s common stock and Wilmington Trust’s Board of Directors recommends that its stockholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer within 10 business days.

Effect of Termination.  If the merger agreement is terminated, it will become void, and there will be no liability on the part of M&T or Wilmington Trust, except that (a) both M&T and Wilmington Trust will remain liable for any knowing breach of the merger agreement and (b) designated provisions of the merger agreement, including with respect to the payment of fees and expenses and the confidential treatment of information, will survive the termination.

Termination Fee (Page [ ])

If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Wilmington Trust’s Board of Directors, Wilmington Trust will be required to pay M&T a termination fee of $30 million. The termination fee could discourage other companies from seeking to acquire or merge with Wilmington Trust.

Regulatory Approvals Required for the Merger (Page [ ])

Each of M&T and Wilmington Trust has agreed to use its commercially reasonable efforts to obtain all regulatory approvals required to complete the merger and the other transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board, the New York State Banking Department and the Office of the State Bank Commissioner of the State of Delaware, among others. M&T and Wilmington Trust have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals. Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

The Rights of Wilmington Trust Common Stockholders Following the Merger Will Be Different (Page [ ])

The rights of M&T common stockholders are governed by New York law and by M&T’s restated certificate of incorporation and amended and restated bylaws. The rights of Wilmington Trust common stockholders are governed by Delaware law, and by Wilmington Trust’s restated certificate of incorporation and amended and restated bylaws. Upon the completion of the merger, the rights of Wilmington Trust common stockholders will be governed by New York law, M&T’s restated certificate of incorporation and amended and restated bylaws.

The Parties to the Merger (Page [ ])

M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
(716) 842-5445

M&T is a New York business corporation which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and under Article III-A of the New York Banking Law. M&T was incorporated in November 1969. As of September 30, 2010, M&T and its subsidiaries had consolidated total assets of approximately $68.2 billion, deposits of approximately $48.7 billion and stockholders’ equity of approximately $8.2 billion. M&T had 12,837 full-time-equivalent employees at September 30, 2010.

MTB One, Inc.
One M&T Plaza
Buffalo, New York 14203
(716) 842-5445

MTB One, Inc., which we refer to herein as Merger Sub, is a Delaware corporation and a newly formed wholly owned subsidiary of M&T. Merger Sub was formed in connection with and for the purposes of the merger by M&T.

Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
(302) 651-1000

Wilmington Trust is a financial services holding company that provides regional banking services throughout the mid-Atlantic region, and, as of September 30, 2010, Wealth Advisory services to high-net worth clients in 33 countries, and Corporate Client services to institutional clients in 86 countries. Its wholly owned bank subsidiary, Wilmington Trust Company, which was founded in 1903, is one of the largest personal trust providers in the United States and the leading retail and commercial bank in Delaware. As of September 30, 2010, Wilmington Trust and its subsidiaries had consolidated total assets of approximately $10.4 billion, deposits of approximately $8.3 billion and stockholders’ equity of approximately $1.1 billion. Wilmington Trust had 2,796 full-time-equivalent staff members at September 30, 2010.

RECENT DEVELOPMENTS

FDIC-Assisted Acquisition by M&T Bank

On November 5, 2010, M&T Bank, M&T’s principal banking subsidiary, entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation, or the FDIC, to assume all of the deposits of K Bank, a Maryland state bank, except certain brokered deposits. M&T Bank did not pay the FDIC a premium for the deposits of K Bank. In addition to assuming deposits of the failed bank, M&T Bank acquired approximately $556 million of assets. The FDIC and M&T Bank entered into a loss-sharing agreement with respect to $273 million of K Bank’s assets, pursuant to which M&T Bank will share in the losses on the asset pools covered under the loss-share agreement.

M&T Fourth Quarter and Fiscal Year 2010 Results

On January 14, 2011, M&T reported its unaudited preliminary financial results for the full year and quarter ended December 31, 2010.

M&T reported 2010 net income of $736 million, or diluted earnings per common share of $5.69, compared with 2009 net income of $380 million, or diluted earnings per common share of $2.89. M&T also reported fourth quarter net income of $204 million, compared with net income of $137 million for the fourth quarter of 2009. Expressed as a rate of return on average assets and average common shareholders’ equity, net income was 1.08% and 9.30%, respectively, in 2010, compared with 0.56% and 5.07%, respectively, in 2009. M&T also reported total assets of approximately $68.0 billion, total deposits of approximately $49.8 billion and total shareholders’ equity of approximately $8.4 billion, each as of December 31, 2010.

M&T reported that the provision for credit losses was $85 million during the fourth quarter of 2010, compared with $145 million in the corresponding 2009 period. Net charge-offs of loans were $77 million in the fourth quarter of 2010, compared to $135 million in the fourth quarter of 2009. The provision for credit losses declined 39% to $368 million for the year ended December 31, 2010 from $604 million in 2009. Net loan charge-offs in 2010 totaled $346 million, or 0.67% of average loans outstanding, compared with $514 million or 1.01% of average loans in 2009. M&T’s allowance for credit losses was $903 million at December 31, 2010, increased from $878 million at December 31, 2009 and $895 million at September 30, 2010. That allowance expressed as a percentage of outstanding loans was 1.74% at the recent quarter-end, compared with 1.69% at December 31, 2009 and 1.76% at September 30, 2010.

The foregoing is only a summary and is not intended to be a comprehensive statement of M&T’s unaudited preliminary financial results. You should read M&T’s 2010 fourth quarter and full-year earnings release, which was furnished as Exhibit 99.1 to the Current Report on Form 8-K furnished with the SEC on January 14, 2011 and is incorporated by reference into this proxy statement/prospectus. The audit of M&T’s results for the year ended December 31, 2010 will not be completed until immediately prior to the filing of M&T’s Annual Report on Form 10-K for the year ended December 31, 2010.

Wilmington Trust Results of Operations

On January 28, 2011, Wilmington Trust announced its results of operations and financial condition for the 2010 fourth quarter and fiscal year. Wilmington Trust reported a loss of $209.3 million for the 2010 fourth quarter and a loss of $720.1 million for the 2010 year. After dividends and accretion on preferred stock, the net loss available to common stockholders was $213.8 million, or $2.35 per share, for the 2010 fourth quarter, and $738.3 million, or $8.45 per share, for the 2010 year.

Fourth Quarter Results

Wilmington Trust recorded net interest income of $59.9 million for the 2010 fourth quarter, a decrease of $7.8 million, or 12%, from the $67.7 million of net interest income reported for the 2010 third quarter. The majority of this decline was due to the increase in nonperforming loans due to continuing negative credit trends. The protracted recessionary environment continued in the State of Delaware, as borrowers continued to experience financial difficulty. Nonperforming assets increased to $1,145.0 million from $988.6 million reported in the 2010 third quarter, an increase of $156.4 million, or 16%. Commercial construction loans continued to account for the majority of problem loans, with most being for residential projects in Delaware. More borrowers and guarantors exhibited declining cash flows and net worth, which resulted in the risk ratings of more loans being downgraded. While the pace of loans downgraded to substandard or below has declined from the third quarter, loan quality continues to deteriorate and more loans have moved to substandard nonaccruing from substandard accruing. At December 31, 2010, loans rated substandard or below were $1,867.5 million, $271.7 million less than $2,139.2 million at September 30, 2010. In contrast, loans rated substandard or below at September 30, 2010 were $663.5 million higher than at June 30, 2010. Loans rated substandard or below were 25% of total loans at December 31, 2010 and 26% of total loans at September 30, 2010. The reserve coverage of accruing and nonaccruing substandard loans was 23.60% at December 31, 2010, as compared to 23.86% at September 30, 2010.

Net charge-offs increased by $60.3 million, or 42%, from $144.9 million in the 2010 third quarter to $205.2 million in the 2010 fourth quarter. Commercial construction loans accounted for most of this increase. During the fourth quarter, four of Wilmington Trust’s largest and most complex real estate relationships had chargeoffs that exceeded the amount of their provision for loan losses. Events driving these charge-offs included changes in workout strategy from remediation to liquidation, valuation changes, and loans previously supported by other income-producing properties that became solely collateral dependent. In addition, a large poultry processor filed Chapter 11 bankruptcy with the intent to exit through a sale, and the valuation was adjusted to reflect Wilmington Trust’s net expected proceeds from the sale. These five relationships comprised $63.8 million of the $69.6 million amount by which chargeoffs exceeded the provision for loan losses. Decisions to charge off these loans were based on evaluations of updated collateral valuations and assessments of the likelihood of future repayment. Overall, the provision for loan losses decreased $145.9 million, or 52%, from $281.5 million in the 2010 third quarter to $135.6 million.

Noninterest income was $103.7 million for the 2010 fourth quarter, an increase of $1.1 million, or 1%, from the $102.6 million of noninterest income reported in the 2010 third quarter. Income earned from advisory fees increased for the fourth quarter, but was partly offset by an increase in securities losses.

Noninterest expenses increased from $153.4 million in the 2010 third quarter to $202.6 million for the 2010 fourth quarter, an increase of $49.2 million, or 32%. These increases were primarily due to a goodwill impairment of $24.5 million, of which $3.8 million was for Wilmington Trust’s regional banking segment, due to loan losses that reduced the valuation of that business, and the remainder of which was for an affiliate money manager stemming from a decline in valuation after such money manager reduced its near-term projections for revenue and managed asset levels from previously-anticipated levels. Increased noninterest expense also resulted from a $7.2 million increase in the reserve for unfunded lending commitments and other-real-estate-owned write-downs and losses, and $8.3 million of expenses related to the pending merger with M&T.

Capital levels also declined during the fourth quarter due to ongoing financial losses. Total risked-based capital declined to 12.29% at December 31, 2010 from 13.69% at September 30, 2010. The tangible common equity (TCE) ratio declined to 1.53% from 3.51% and tangible book value per share declined to $1.76 from $3.84 at the end of the 2010 third quarter.

During the fourth quarter of 2010, tax expense of $33.8 million was recorded as a tax valuation allowance, the majority of which was related to the deferred tax asset associated with Wilmington Trust’s post-retirement benefit plans. During the annual valuation process of the benefit plans performed in January 2011 for 2010 year-end, it was determined that the deferred tax asset associated with those benefit plans had not been included in the consideration of the valuation allowance recorded in the third quarter of 2010. After consideration of quantitative and qualitative factors, Wilmington Trust’s management determined that the amount was not material to Wilmington Trust’s financial statements and thus recorded such amount in the fourth quarter of 2010 when it was identified.

Fiscal Year 2010 Results

For 2010, net interest income was $277.1 million, a decrease of $41.1 million, or 13%, from the $318.2 million reported for 2009, mainly due to the increase in nonperforming loans. There was significant deterioration in the financial condition of many borrowers throughout 2010. The continued economic downturn, particularly throughout the State of Delaware, reduced the ability of borrowers to continue to support multiple real estate projects and land investments. Declining cash flows and collateral valuations, liquidity issues, and lower net worth caused borrowers and guarantors to experience financial distress, which resulted in downgrades of loans and higher charge-offs throughout 2010. The provision for loan losses increased $494.7 million, or 241%, from $205.0 million for 2009 to $699.7 million for 2010. This increase was due to nonperforming loans, which increased from $484.1 million at year-end 2009 to $1,053.5 million at the end of 2010, an increase of $569.4 million, or 118%. In addition, charge-offs increased $189.3 million, or 75%, from $251.5 million for 2009 to $440.8 million for 2010. Total nonperforming assets, which includes loans, loans held for sale, and other real estate owned, increased from $518.7 million for 2009 to $1,145.0 million for 2010, an increase of $626.3 million, or 121%. During 2010, Wilmington Trust’s reserve for loan losses increased from $251.5 million (2.80% of loans outstanding) to $440.8 million (5.86% of loans outstanding). Total loans past due 90 days or more, nonaccruing loans, and restructured loans increased from $514.7 million (5.74% of loans outstanding) to $1,110.3 million (14.75% of loans outstanding).

Noninterest income was $396.7 million, an increase of $34.0 million, or 9%, from the $362.7 million reported for 2009, mainly due to lower securities losses and an increase in advisory fees.

Noninterest expenses increased from $515.6 million in 2009 to $641.7 million in 2010, an increase of $126.1 million, or 24%. These increases were mainly due to a goodwill impairment of $24.5 million for an affiliate money manager and Wilmington Trust’s regional banking segment, $62.7 million to increase the reserve for unfunded lending commitments and for other-real-estate-owned write-downs and losses, and $8.3 million of expenses related to the pending merger with M&T.

Wilmington Trust also recorded a $292.2 million valuation allowance against its net deferred tax asset, recording $51.6 million of net tax expense during 2010, because management does not believe that the tax benefits recorded previously will be realizable in the future.

Negative credit trends, including higher nonperforming assets, charge-offs, and provisioning, have driven losses throughout 2010, and put pressure on capital levels. Wilmington Trust’s stockholders’ equity declined from $1,307.1 million to $851.7 million, or 35%. Wilmington Trust’s total risk-based capital ratio declined from 14.31% to 12.29% and its tangible common equity (TCE) ratio declined from 5.42% to 1.53%. Tangible book value has declined from $8.36 to $1.76. The Tier 1 common equity ratio declined from 6.90% to 3.75%.

Although the TCE ratio and the Tier 1 common equity ratio are non-GAAP disclosures, Wilmington Trust believes they are useful tools because they reflect the level of capital Wilmington Trust has available to withstand unexpected market conditions. In addition, they are measures that credit rating agencies and industry analysts use to evaluate Wilmington Trust’s financial condition and capital strength.

Because the TCE ratio and the Tier 1 common equity ratio are non-GAAP disclosures, some limitations are inherent in their use. They may not offer relevant comparisons to other companies. In addition, other companies might calculate these ratios differently. Consequently, the TCE ratio and the Tier 1 common equity ratio should not be considered in isolation, or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Wilmington Trust calculates its TCE ratio by using a numerator of stockholders’ equity (excluding preferred stock and the noncontrolling interest) minus the sum of goodwill and other intangibles. The denominator used is total assets minus the sum of goodwill and other intangibles. Wilmington Trust calculates its

Tier 1 common equity ratio using a numerator of Tier 1 capital minus preferred stock. The denominator used is total risk-weighted assets.

Given Wilmington Trust’s net losses, credit quality problems, and continued pressure on capital, without a change in control transaction acceptable to its regulators, Wilmington Trust would likely face imminent significant regulatory actions, which would result in its business prospects likely worsening dramatically. Any such possible enforcement action by the regulators could limit the ability to develop new business or operate existing business, or require Wilmington Trust to raise additional capital or dispose of certain assets or liabilities within a prescribed time period, or both. Such regulatory action could have a material negative effect on Wilmington Trust’s business, operating results, and financial condition.

The foregoing is only a summary and is not intended to be a comprehensive statement of Wilmington Trust’s unaudited preliminary financial results. You should read Wilmington Trust’s 2010 Fourth Quarter and Full-Year earnings release, which was filed as Exhibit 99.1 to Wilmington Trust’s Current Report on Form 8-K filed with the SEC on January 28, 2011 and is incorporated by reference into this proxy statement/prospectus. The audit of Wilmington Trust’s results for the year ended December 31, 2010 will not be completed until immediately prior to the filing of Wilmington Trust’s Annual Report on Form 10-K for the year ended December 31, 2010.

Consolidated Statements of Condition

	As of December 31
	(unaudited)
	2010	2009
	(dollars in thousands)

ASSETS
Cash and due from banks	$153,459	$202,927
Short-term investments	2,121,824	180,533
Investment securities	624,288	887,220
Loans	7,525,871	8,967,162
Reserve for loan losses	(440,821)	(251,462)

Net loans	7,085,050	8,715,700
Other	947,930	1,110,751

Total assets	$10,932,551	$11,097,131

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits (noninterest-bearing)	$1,092,617	$1,470,567
Deposits (Interest-bearing)	7,882,497	6,920,307
Short-term borrowings	123,179	603,773
Other liabilities	387,513	352,432
Long-term debt	595,024	442,939

Total liabilities	10,080,830	9,790,018
Stockholders’ equity	851,721	1,307,113

Total liabilities and stockholders’ equity	$10,932,551	$11,097,131

Consolidated Statements of Income

	(unaudited)
	For the Three	For the Year Ended December 31
	Months Ended	(unaudited)
	December 31, 2010	2010	2009	2008
	(dollars in thousands, except per share amounts)

Net interest income	$59,917	$277,109	$318,157	$357,728
Provision for loan losses	(135,572)	(699,674)	(205,035)	(115,508)
Trust and asset management fees	96,620	377,612	368,257	364,548
Other noninterest revenues	14,764	53,215	58,256	58,398
Securities losses	(7,666)	(34,120)	(63,855)	(130,585)

Total noninterest income	103,718	396,707	362,658	292,361

Net interest and noninterest (loss)/income	28,063	(25,858)	475,780	534,581
Salaries and employment benefits	76,624	296,456	287,351	296,048
Other operating expenses	101,457	320,712	228,285	196,782
Goodwill impairment write-down	24,548	24,548	—	66,877

Total other expense	202,629	641,716	515,636	559,707

Loss before income taxes and noncontrolling interest	(174,566)	(667,574)	(39,856)	(25,126)
Income tax expense/(benefit)	34,695	51,655	(36,644)	(1,985)

Net loss before noncontrolling interest	(209,261)	(719,229)	(3,212)	(23,141)
Net income attributable to noncontrolling interest	—	905	1,169	500

Net loss attributable to Wilmington Trust Corporation	(209,261)	(720,134)	(4,381)	(23,641)
Dividends and accretion on preferred stock	4,551	18,205	18,276	917

Net loss available to common shareholders	$(213,812)	$(738,339)	$(22,657)	$(24,558)
Net loss per common share:
Basic	$(2.35)	$(8.45)	$(0.33)	$(0.36)
Diluted	$(2.35)	$(8.45)	$(0.33)	$(0.36)
Tangible book value(1)	1.76	1.76	8.36	8.82
Total risk-based capital ratio	12.29	12.29	14.31	13.97
Tier 1 risk-based capital ratio	7.51	7.51	9.86	9.24
Tier 1 leverage capital ratio	6.02	6.02	10.10	8.77
Tangible common equity to assets ratio(1)	1.53	1.53	5.42	5.12
Tier 1 common capital ratio	3.75	3.75	6.90	6.43

(1)	Does not include preferred stock and noncontrolling interest

	As of and for the Year Ended December 31
	(unaudited)
	2010	2009	2008
	(dollars in thousands)

Credit Quality
Nonaccruing loans:
Commercial, financial, agricultural	$286,137	$80,871	$41,377
Commercial real estate — construction	526,590	264,767	112,679
Commercial mortgage	123,971	69,037	21,717
Consumer and other retail	72,940	40,898	20,656

Total nonaccruing loans	1,009,638	455,573	196,429
Renegotiated loans (accruing)	43,915	28,463	—
Loans held for sale	45,866	—	—
Other real estate owned	45,579	34,637	14,467

Total nonperforming assets	$1,144,998	$518,673	$210,896
Reserve for loan loss composition
Commercial, financial, agricultural	$140,677	$65,895	$57,468
Commercial real estate — construction	188,520	100,829	40,073
Commercial mortgage	61,641	40,564	18,569
Consumer and other retail	49,983	44,174	38,845
Unallocated	—	—	2,115

Total reserve for loan loss	$440,821	$251,462	$157,070
Net charge-offs
Commercial, financial, agricultural	$142,077	$34,918	$11,900
Commercial real estate — construction	295,429	40,166	13,560
Commercial mortgage	42,194	5,669	1,225
Consumer and other retail	30,615	31,445	25,669

Total net charge-offs	$510,315	$112,198	$52,354
Select credit quality ratios
Loan loss reserve ratio	5.86%	2.80%	1.63%
Nonperforming asset ratio (including OREO and loans held for sale)	15.02%	5.76%	2.19%
Net charge-off ratio	6.06%	1.21%	0.57%

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

Unaudited Comparative Per Common Share Data

The following table sets forth certain historical, pro forma and pro forma per equivalent share financial information for M&T and Wilmington Trust. The historical information is based on historical financial information and related notes that M&T and Wilmington Trust have presented in their prior filings with the SEC. You should read the financial information provided in the following table together with this historical financial information and related notes. The historical financial information is also incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” on Page [ ] for a description of where you can find this historical information. See also “Recent Developments” on Page [ ]. The pro forma and pro forma per equivalent share information give effect to the merger as if the merger had been effective on the date presented in the case of the book value data, and as if the merger had been effective as of January 1, 2009 in the case of the earnings per share and the cash dividends data. The pro forma data in the table assumes that the merger is accounted for using the acquisition method of accounting treating M&T as the acquirer and is derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of M&T and Wilmington Trust, which are incorporated in this document by reference. The pro forma data combine the historical results of Wilmington Trust into M&T’s consolidated statement of income and, while certain adjustments were made for the estimated impact of certain fair valuation adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2009. The pro forma adjustments made are subject to change as additional information becomes available and as additional analyses are performed. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, nor the impact of possible business model changes. As a result, the pro forma results are not necessarily indicative of what would have occurred had the acquisition taken place on the assumed dates, nor do they represent an attempt to predict or suggest future results.

				Pro Forma
	Historical		Pro Forma	Equivalent
	M&T	WL	Combined(1)	WL Share

Basic Earnings
For the nine months ended September 30, 2010	$4.12	$(6.09)	$(0.41)	$(0.02)
For the year ended December 31, 2009	2.90	(0.33)	2.39	0.12
Diluted Earnings
For the nine months ended September 30, 2010	$4.10	$(6.09)	$(0.41)	$(0.02)
For the year ended December 31, 2009	2.89	(0.33)	2.39	0.12
Cash Dividends
For the nine months ended September 30, 2010	$2.10	$0.03	$2.10	$0.11
For the year ended December 31, 2009	2.80	0.365	2.80	0.14
Book Value
As of nine months ended September 30, 2010	$62.69	$8.13	$66.31	$3.41
As of year ended December 31, 2009	59.31	14.17	65.04	3.34

(1)	Cash dividend amounts are the same as historical because no change in dividend policy is expected as a result of the merger.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF M&T

Selected Consolidated Historical Financial Data of M&T

The following table summarizes financial results achieved by M&T for the periods and at the dates indicated and should be read in conjunction with M&T’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that M&T has previously filed with the SEC. Historical financial information for M&T can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and its Annual Report on Form 10-K for the year ended December 31, 2009. See “Where You Can Find More Information” on Page [ ] for instructions on how to obtain the information that has been incorporated by reference. See also “Recent Developments” on Page [ ]. Financial amounts as of and for the nine months ended September 30, 2010 and 2009 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of M&T believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2010 and 2009 indicate results for any future period.

	As of or for the Nine Months
	Ended September 30,		As of or for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands, except per share data)

Summarized Income Statement Data:
Net interest income	$1,693,429	$1,497,029	$2,055,748	$1,939,796	$1,850,237	$1,817,541	$1,794,343
Provision for credit losses	283,000	459,000	604,000	412,000	192,000	80,000	88,000
Other income	821,162	782,216	1,048,106	938,979	932,989	1,045,852	949,718
Other expense	1,445,563	1,502,112	1,980,563	1,726,996	1,627,689	1,551,751	1,485,142
Income taxes	254,309	75,060	139,400	183,892	309,278	392,453	388,736

Net income	$531,719	$243,073	$379,891	$555,887	$654,259	$839,189	$782,183

Net income available to common equity	$493,735	$211,429	$335,680	$555,096	$654,259	$839,189	$782,183
Per Common Share Data:
Basic net income	$4.12	$1.84	$2.90	$5.04	$6.05	$7.55	$6.88
Diluted net income	4.10	1.84	2.89	5.01	5.95	7.37	6.73
Book value at end of period	62.69	58.22	59.31	56.29	58.99	56.94	52.39
Cash dividends	2.10	2.10	2.80	2.80	2.60	2.25	1.75
Weighted Average Number of Shares:
Basic	118,048	113,701	114,660	110,211	108,129	111,173	113,689
Diluted	118,766	113,800	114,776	110,904	110,012	113,918	116,232
Average Balance Sheet Data:
Total assets	$68,338,898	$66,983,865	$67,471,551	$65,132,499	$58,545,310	$55,839,101	$54,134,983
Total borrowings	11,510,047	14,489,606	14,003,630	17,690,471	13,814,354	10,542,908	11,301,850
Stockholders’ equity	8,029,688	7,145,197	7,281,509	6,437,443	6,247,274	6,041,469	5,797,823

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WILMINGTON TRUST

Selected Consolidated Historical Financial Data of Wilmington Trust

The following table summarizes financial results achieved by Wilmington Trust for the periods and at the dates indicated and should be read in conjunction with Wilmington Trust’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Wilmington Trust has previously filed with the SEC. Historical financial information for Wilmington Trust can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and its Annual Report on Form 10-K for the year ended December 31, 2009. See “Where You Can Find More Information” on Page [ ] for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2010 and 2009 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of Wilmington Trust believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2010 and 2009 indicate results for any future period.

	As of or for the Nine Months
	Ended September 30,		As of or for the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands, except per share data)

Summarized Income Statement Data:
Net interest income	$217,192	$240,223	$318,157	$357,727	$368,862	$363,110	$328,854
Provision for credit losses	564,102	122,209	205,035	115,508	28,181	21,333	11,810
Other income	292,988	261,391	359,557	292,361	385,951	346,123	313,338
Other expense	439,087	381,954	512,535	559,707	444,104	471,624	370,144
Income tax (benefit)/expense & minority interest	17,865	(9,351)	(35,475)	(1,487)	100,502	72,435	93,309

Net (loss)/income	$(510,874)	$6,802	$(4,381)	$(23,640)	$182,026	$143,841	$166,929

Net (loss)/income available to common equity	$(524,528)	$(6,814)	$(22,658)	$(24,557)	$182,026	$143,841	$166,929
Per Common Share Data:
Basic net (loss)/income	$(6.09)	$(0.10)	$(0.33)	$(0.36)	$2.68	$2.10	$2.47
Diluted net (loss)/income	(6.09)	(0.10)	(0.33)	(0.36)	2.64	2.06	2.43
Book value at end of period	8.13	14.29	14.17	14.65	16.70	15.47	14.94
Cash dividends	0.03	0.355	0.365	1.37	1.32	1.245	1.185
Weighted Average Number of Shares:
Basic	86,140	68,963	68,966	67,454	67,946	68,413	67,688
Diluted	86,140	68,963	68,966	67,454	68,851	69,675	68,570
Average Balance Sheet Data:
Total assets	$10,696,810	$11,493,131	$11,349,153	$11,881,249	$10,997,368	$10,495,141	$9,802,977
Total borrowings	790,404	1,971,640	1,786,275	2,301,769	1,875,525	1,530,197	1,513,292
Stockholders’ equity	1,474,643	1,331,777	1,331,627	1,103,298	1,091,250	1,059,360	949,521

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” commencing on Page [ ] and the matters discussed under the caption “Risk Factors” in the Annual Reports on Forms 10-K filed by M&T and Wilmington Trust, respectively, for the year ended December 31, 2009, as updated by subsequently filed Forms 10-Q and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on adoption of the merger agreement.

Because the exchange ratio is fixed and the market price of M&T common stock will fluctuate, Wilmington Trust common stockholders cannot be sure of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of Wilmington Trust common stock will be converted into the right to receive merger consideration consisting of 0.051372 of a share of M&T common stock. The market value of the merger consideration may vary from the closing price of M&T common stock on the date we announced the merger, on the date that this proxy statement/prospectus was mailed to Wilmington Trust stockholders, on the date of the special meeting of the Wilmington Trust common stockholders and on the date we complete the merger and thereafter. Any change in the market price of M&T common stock prior to completion of the merger will affect the market value of the merger consideration that Wilmington Trust common stockholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, Wilmington Trust common stockholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. Neither M&T nor Wilmington Trust is permitted to terminate the merger agreement or re-solicit the vote of Wilmington Trust common stockholders solely because of changes in the market prices of either company’s stock. There will be no adjustment to the merger consideration for changes in the market price of either shares of M&T common stock or shares of Wilmington Trust common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of M&T common stock and for shares of Wilmington Trust common stock.

Wilmington Trust will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Wilmington Trust and consequently on M&T. These uncertainties may impair Wilmington Trust’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Wilmington Trust to seek to change existing business relationships with Wilmington Trust. Retention of certain employees by Wilmington Trust may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with M&T. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with M&T, M&T’s business following the merger could be harmed. In addition, the merger agreement restricts Wilmington Trust from operating its business other than in the ordinary course, and prohibits it from taking specified actions until the merger occurs without the consent of M&T. These restrictions may prevent Wilmington Trust from pursuing business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Agreement and Plan of Merger — Covenants and Agreements” commencing on Page [ ] of this proxy statement/prospectus for a description of the restrictive covenants applicable to Wilmington Trust.

The opinions of Wilmington Trust’s financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

Wilmington Trust has not obtained updated opinions from its financial advisors as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Wilmington Trust or M&T, general market and economic conditions and other factors that may be beyond the control of Wilmington Trust or M&T, and on which Wilmington Trust’s financial advisors’ opinions were based, may significantly alter the value of Wilmington Trust or the prices of shares of M&T common stock or Wilmington Trust common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because Wilmington Trust does not currently anticipate asking its financial advisors to update their opinions, the opinions will not address the fairness of the exchange ratio from a financial point of view at the time the merger is completed. Wilmington Trust’s Board of Directors’ recommendation that Wilmington Trust common stockholders vote “FOR” adoption of the merger agreement, however, is made as of the date of this proxy statement/prospectus. For a description of the opinions that Wilmington Trust received from its financial advisors, please refer to “The Merger — Opinions of Wilmington Trust’s Financial Advisors,” commencing on Page [ ]. For a description of the other factors considered by Wilmington Trust’s Board of Directors in determining to approve the merger and the other transactions contemplated in the merger agreement, please refer to “The Merger — Background of the Merger,” and “The Merger — Wilmington Trust’s Reasons for the Merger; Recommendation of Wilmington Trust’s Board of Directors,” commencing on Page [ ] and Page [ ], respectively.

Combining the two companies may be more difficult, costly or time-consuming than we expect.

M&T and Wilmington Trust have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate M&T’s and Wilmington Trust’s operations successfully and in a timely manner, the expected benefits of the merger may not be realized.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, we must obtain various approvals or consents from the Federal Reserve Board and various bank regulatory and other authorities. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger agreement or the manner in which Wilmington Trust or M&T conducts it business. Although M&T and Wilmington Trust do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of M&T, any of which might have a material adverse effect on M&T following the merger.

There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

Pending litigation against Wilmington Trust, the current members of Wilmington Trust’s Board of Directors, one former member of Wilmington Trust’s Board of Directors, M&T and Merger Sub could result in an injunction preventing completion of the merger, the payment of damages in the event the merger is completed and/or may adversely affect the combined company’s business, financial condition or results of operations following the merger.

In connection with the merger, three purported stockholders of Wilmington Trust filed putative stockholder class action lawsuits against Wilmington Trust, the current members of Wilmington Trust’s Board of Directors, one former member of Wilmington Trust’s Board of Directors, M&T and Merger Sub. Among other relief, the plaintiffs seek to enjoin the merger. One of the conditions to the closing of the merger is that no judgment, injunction or decree by any court of competent jurisdiction is in effect that prohibits the completion of the merger. If any of the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame. If completion of the merger is prevented or delayed, it could result in substantial costs to M&T and Wilmington Trust. In addition, M&T and Wilmington Trust could incur costs associated with the indemnification of Wilmington Trust’s directors and officers. See “The Merger — Litigation Relating to the Merger” on Page [ ].

If the merger is not consummated by October 31, 2011, either M&T or Wilmington Trust may choose not to proceed with the merger.

Either M&T or Wilmington Trust may terminate the merger agreement if the merger has not been completed by October 31, 2011, unless the failure of the merger to be completed has resulted from the material failure of the party seeking to terminate the merger agreement to perform its obligations.

Termination of the merger agreement could negatively impact Wilmington Trust.

If the merger agreement is terminated, there may be various consequences. For example, Wilmington Trust’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, or the market price of Wilmington Trust common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, termination of the merger agreement would increase the possibility of downgrades by Wilmington Trust’s credit rating agencies or adverse regulatory actions which could adversely affect Wilmington Trust’s businesses. If the merger agreement is terminated and Wilmington Trust’s Board of Directors seeks another merger or business combination, Wilmington Trust stockholders cannot be certain that Wilmington Trust will be able to find a party willing to pay an equivalent or greater price than the price M&T has agreed to pay in the merger.

Some of the directors and executive officers of Wilmington Trust may have interests and arrangements that may have influenced their decisions to support or recommend that you adopt the merger agreement.

The interests of some of the directors and executive officers of Wilmington Trust may be different from those of Wilmington Trust common stockholders, and directors and officers of Wilmington Trust may be participants in arrangements that are different from, or in addition to, those of Wilmington Trust common stockholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger — Interests of Wilmington Trust’s Directors and Executive Officers in the Merger” beginning on Page [ ].

The shares of M&T common stock to be received by Wilmington Trust common stockholders as a result of the merger will have different rights from the shares of Wilmington Trust common stock they currently hold.

The rights associated with Wilmington Trust common stock are different from the rights associated with M&T common stock. See the section of this proxy statement/prospectus entitled “Comparison of Common Stockholder Rights” commencing on Page [ ].

The market price of M&T common stock after the merger may be affected by factors different from those affecting Wilmington Trust common stock or M&T common stock currently.

The businesses of M&T and Wilmington Trust differ in some respects and, accordingly, the results of operations of the combined company and the market price of M&T’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations and market price of each of M&T or Wilmington Trust. For a discussion of the businesses of M&T and Wilmington Trust and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” on Page [ ].

We may fail to realize the cost savings estimated for the merger.

We estimate that we will achieve cost savings from the merger when the two companies have been fully integrated. While we continue to be comfortable with these expectations as of the date of this proxy statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The cost savings estimates also assume our ability to combine the businesses of M&T and Wilmington Trust in a manner that permits those cost savings to be realized. If the estimates turn out to be incorrect or we are not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

Wilmington Trust common stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

Wilmington Trust’s common stockholders currently have the right to vote in the election of the Board of Directors of Wilmington Trust and on other matters affecting Wilmington Trust. Upon the completion of the merger, each Wilmington Trust common stockholder that receives shares of M&T common stock will become a stockholder of M&T with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of Wilmington Trust. It is expected that the former common stockholders of Wilmington Trust as a group will receive shares in the merger constituting less than 4% of the outstanding shares of M&T common stock immediately after the merger. Because of this, Wilmington Trust’s common stockholders will have significantly less influence on the management and policies of M&T than they now have on the management and policies of Wilmington Trust.

Recent legislation regarding the financial services industry may have a significant adverse effect on our operations.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act, was signed into law. The Dodd-Frank Act implements a variety of far-reaching changes and has been called the most sweeping reform of the financial services industry since the 1930s. Many of the provisions of the Dodd-Frank Act will directly affect M&T’s ability to conduct its business, including:

•	Imposition of higher prudential standards, including more stringent risk-based capital, leverage, liquidity and risk-management requirements, and numerous other requirements on “systemically significant institutions,” currently defined to include, among other things, all bank holding companies with assets of at least $50 billion (which would include M&T);

•	Mandates requiring the Federal Reserve to establish standards for determining whether interchange fees charged by certain financial institutions are reasonable and proportional to the costs incurred by such institution;

•	Repeal of the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts;

•	Increase in the FDIC assessment for depository institutions with assets of $10 billion or more and increases in the minimum reserve ratio for the deposit insurance fund;

•	Imposition of additional costs and fees, including fees to be set by the Federal Reserve and charged to “systemically significant institutions” to cover the cost of regulating such institutions and any FDIC assessment made to cover the costs of any regular or special examination of M&T or its affiliates;

•	Establishment of a consumer financial protection bureau with broad authority to implement new consumer protection regulations and, for bank holding companies with $10 billion or more in assets, to examine and enforce compliance with federal consumer laws;

•	Application to bank holding companies above $15 billion in assets of regulatory capital requirements similar to those applied to banks, which requirements exclude, on a phase-out basis, all trust preferred securities and cumulative preferred securities from Tier 1 capital (except for preferred stock issued under the TARP, which will continue to qualify as Tier 1 capital as long as it remains outstanding); and

•	Establishment of new rules and restrictions regarding the origination of mortgages.

Many provisions in the Dodd-Frank Act remain subject to regulatory rule-making and implementation, the effects of which are not yet known, including mandates requiring the Federal Reserve to establish compensation guidelines covering regulated financial institutions. The provisions of the Dodd-Frank Act and any rules adopted to implement those provisions as well as any additional legislative or regulatory changes may impact the profitability of M&T’s business activities, may require that M&T change certain of its business practices, may materially affect its business model or affect retention of key personnel, may require M&T to raise additional regulatory capital and could expose M&T to additional costs (including increased compliance costs). These and other changes may also require M&T to invest significant management attention and resources to make any necessary changes and may adversely affect its ability to conduct its business as previously conducted or its results of operations or financial condition.

M&T may be subject to more stringent capital requirements.

As discussed above, the Dodd-Frank Act would require the federal banking agencies to establish stricter risk-based capital requirements and leverage limits to apply to banks and bank holding companies. Under the legislation, the federal banking agencies would be required to develop capital requirements that address systemically risky activities. The capital rules must address, at a minimum, risks arising from significant volumes of activity in derivatives, securitized products, financial guarantees, securities borrowing and lending and repurchase agreements; concentrations in assets for which reported values are based on models; and concentrations in market share for any activity that would substantially disrupt financial markets if the institutions were forced to unexpectedly cease the activity. These requirements, and any other new regulations, could adversely affect M&T’s ability to pay dividends, or could require M&T to reduce business levels or to raise capital, including in ways that may adversely affect its results of operations or financial condition.

In addition, on September 12, 2010, the Group of Governors and Heads of Supervisors of the Basel Committee on Banking Supervision, the oversight body of the Basel Committee, published its “calibrated” capital standards for major banking institutions, known as Basel III. Under these standards, when fully phased in on January 1, 2019, banking institutions will be required to maintain heightened Tier 1 common equity, Tier 1 capital and total capital ratios, as well as maintaining a “capital conservation buffer.” The Tier 1 common equity and Tier 1 capital ratio requirements will be phased in incrementally between January 1, 2013 and January 1, 2015; the deductions from common equity made in calculating Tier 1 common equity (for example, for mortgage servicing assets, deferred tax assets and investments in unconsolidated financial institutions) will be phased in incrementally over a four-year period commencing on January 1, 2014; and the capital conservation buffer will be phased in incrementally between January 1, 2016 and January 1, 2019. The Basel Committee also announced that a “countercyclical buffer” of 0% to 2.5% of common equity or other fully loss-absorbing capital “will be implemented according to national circumstances” as an “extension” of the conservation buffer. The release does not address the Basel Committee’s two liquidity measures initially proposed in December 2009 and amended in July 2010 — the Liquidity Coverage Ratio and Net Stable Funding Ratio — other than to state that the Liquidity Coverage Ratio will be introduced on January 1, 2015 and the Net Stable Funding Ratio will be significantly revised and “move[d] to a minimum standard by January 1, 2018.” The text of the final Basel III capital and liquidity rules was published on December 16, 2010 and is now subject to individual adoption by member nations, including the United States.

The ultimate impact of the new capital and liquidity standards cannot be determined at this time and will depend on a number of factors, including treatment and implementation by the U.S. banking regulators.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act giving M&T’s or Wilmington Trust’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

In addition to factors previously disclosed in M&T’s and Wilmington Trust’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	fluctuations in the market price of M&T common stock and the related effect on the market value of the merger consideration that Wilmington Trust common stockholders will receive upon completion of the merger;

•	business uncertainties and contractual restrictions while the merger is pending;

•	changes in circumstances between the signing of the merger agreement and the completion of the merger, which will not be reflected in the opinions obtained by Wilmington Trust from its financial advisors;

•	ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Wilmington Trust stockholders, on the expected terms and schedule;

•	delay in closing the merger; difficulties and delays in integrating the M&T and Wilmington Trust businesses or fully realizing cost savings and other benefits;

•	business disruption following the merger;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	potential negative impacts on Wilmington Trust if the merger agreement is terminated;

•	changes in interest rates and capital markets;

•	inflation;

•	customer acceptance of M&T products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	the exposure of litigation, including the possibility that litigation related to the merger agreement and related transactions could delay or impede completion of the merger;

•	the inability to maintain relationships with customers and key employees;

•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with the merger;

•	economic conditions;

•	the reduced ownership percentage and voting interest that Wilmington Trust common stockholders will have in the combined organization following completion of the merger;

•	the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms, including those associated with the Dodd-Frank Act; and

•	the factors set forth in or incorporated by reference into this proxy statement/prospectus in the section entitled “Risk Factors” beginning on Page [ ].

Additional factors that could cause M&T’s or Wilmington Trust’s results to differ materially from those described in the forward-looking statements can be found in M&T’s and Wilmington Trust’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” on Page [ ] for a description of where you can find this information. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to M&T or Wilmington Trust or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this proxy statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. M&T and Wilmington Trust undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

WILMINGTON TRUST SPECIAL MEETING

This section contains information from Wilmington Trust for Wilmington Trust common stockholders about the special meeting Wilmington Trust has called for common stockholders to consider and vote upon a proposal to adopt the merger agreement. We are mailing this proxy statement/prospectus to you, as a Wilmington Trust common stockholder, on or about [          ]. Together with this proxy statement/prospectus, we are also sending to you a notice of the special meeting of Wilmington Trust common stockholders and a form of proxy card that Wilmington Trust’s Board of Directors is soliciting for use at the special meeting and at any adjournments, postponements or continuations of the special meeting. The special meeting will be held at Wilmington Trust Plaza, Mezzanine Level, 301 West Eleventh Street, Wilmington, Delaware on March 22, 2011, at 10:00 a.m. local time.

This proxy statement/prospectus is also being furnished by M&T to Wilmington Trust common stockholders as a prospectus in connection with the issuance of shares of M&T common stock upon completion of the merger.

Matters to Be Considered

The only matters to be considered at the Wilmington Trust special meeting are the adoption of the merger agreement and a proposal to adjourn, postpone or continue the special meeting. Wilmington Trust could use any adjournment, postponement or continuation of the special meeting, if necessary, to permit more time to solicit votes in favor of adoption of the merger agreement.

Recommendation of Wilmington Trust’s Board of Directors

Wilmington Trust’s Board of Directors has unanimously declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommends that Wilmington Trust common stockholders vote “FOR” the adoption of the merger agreement, and “FOR” the approval of the adjournment, postponement or continuation of the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

Record Date

Wilmington Trust’s Board of Directors has fixed the close of business on February 9, 2011 as the record date for determining the Wilmington Trust common stockholders entitled to receive notice of and to vote at the special meeting. Only Wilmington Trust common stockholders of record as of the record date are entitled to and are being requested to vote at the special meeting. As of the record date, [          ] shares of Wilmington Trust common stock were issued and outstanding and held by approximately [          ] record holders. Wilmington Trust common stockholders are entitled to one vote on each matter considered and voted on at the special meeting for each share of Wilmington Trust common stock held of record at the close of business on the record date.

Quorum

The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Wilmington Trust common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted as shares present. Abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner.

Required Vote

The merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Wilmington Trust common stock entitled to vote on the matter. The holder of Wilmington Trust’s preferred stock is not entitled to and is not being requested to vote at the Wilmington Trust special meeting. The merger agreement and the consummation of the transactions contemplated therein will not require the approval of the holders of M&T common stock under the New York Business Corporation Law or the rules of the NYSE. Approval of the proposal to adjourn, postpone or continue the special meeting, if necessary for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of the outstanding shares of Wilmington Trust common stock entitled to vote on the matter.

Stock Ownership of Directors and Officers

As of the record date, Wilmington Trust directors and executive officers and their affiliates held approximately [          ] shares (or [     ]% of the outstanding shares) of Wilmington Trust common stock entitled to vote at the special meeting.

As of the record date, M&T and its subsidiaries held no shares of Wilmington Trust common stock (other than shares held as fiduciary, custodian or agent as described below) and its directors and executive officers or their affiliates held approximately [          ] shares (or [     ]% of the outstanding shares) of Wilmington Trust common stock. See “The Merger — Interests of Wilmington Trust’s Directors and Executive Officers in the Merger” commencing on Page [ ]. As of the record date, subsidiaries of M&T, as fiduciaries, custodians or agents, held a total of approximately [          ] shares of Wilmington Trust common stock, representing approximately [     ]% of the shares entitled to vote at the Wilmington Trust special meeting, and maintained sole or shared voting power over approximately [          ] of these shares.

Proxies

Each copy of this document mailed to holders of Wilmington Trust common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a stockholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible, vote by telephone by calling the toll-free number listed on the proxy card, vote by accessing the Internet site listed on the proxy card or vote in person at the Wilmington Trust special meeting. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form provided by your bank or broker included with these materials. This voting instruction form provides instructions on voting by mail, telephone or the Internet. To vote using the proxy card, you must sign, date and return it in the enclosed postage-paid envelope. Instructions on how to vote by telephone or by the Internet are included with your proxy card.

Shares of Wilmington Trust common stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the enclosed proxy cards. If no instructions are indicated, such proxies will be voted “FOR” adoption of the merger agreement, and “FOR” any motion to adjourn, postpone or continue the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Revocation of Proxies

A Wilmington Trust common stockholder who is a stockholder of record and has given a proxy may revoke it at any time before its exercise at the special meeting by (i) giving written notice of revocation to Wilmington Trust’s Corporate Secretary, (ii) properly submitting to Wilmington Trust a duly executed proxy bearing a later date or (iii) attending the special meeting and voting in person. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy. Any written notices of revocation and other communications with respect to revocation of proxies should be addressed to Wilmington Trust as follows: Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-0001, and must be received by 11:59 p.m., Eastern Standard Time, on March 21, 2011, or the day before the meeting date, if the special meeting is adjourned, postponed or continued. Proxies may also be revoked via the Internet or telephone following the instructions on your proxy card.

Solicitation of Proxies

The costs and expenses of printing and mailing this proxy statement/prospectus will be borne equally by Wilmington Trust and M&T, and Wilmington Trust will bear all other costs incurred by it in the solicitation of proxies from its stockholders on behalf of its Board of Directors. In addition to solicitation of proxies by mail, Wilmington Trust will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Wilmington Trust common stock and secure their voting instructions. Wilmington Trust will reimburse the record holders for their reasonable expenses in taking those actions. Wilmington Trust has also made arrangements with Morrow & Co., LLC, a proxy solicitation firm, to assist it in soliciting proxies and has agreed to pay them approximately $50,000 plus reasonable expenses for these services. Wilmington Trust may use its directors, officers and employees, who will not be specially compensated, to solicit proxies from Wilmington Trust stockholders, either personally or by telephone, facsimile, letter or other electronic means.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Annex A to this document. We urge you to read carefully this entire document, including the merger agreement included as Annex A to this document, for a more complete understanding of the merger.

Terms of the Merger

Each of the M&T Board of Directors and Wilmington Trust’s Board of Directors has approved and adopted or declared advisable the merger agreement, which provides for the merger of Merger Sub with and into Wilmington Trust, with Wilmington Trust being the surviving corporation in the merger and a wholly owned subsidiary of M&T. Each share of Wilmington Trust common stock, par value $1.00 per share, issued and outstanding immediately prior to the completion of the merger, except for specified shares of Wilmington Trust common stock held by Wilmington Trust or M&T, will be converted into the right to receive 0.051372 of a share of M&T common stock.

Wilmington Trust common stockholders are being asked to adopt the merger agreement.

Background of the Merger

During 2008, downward economic trends nationally and in the mid-Atlantic region began to have a negative effect on Wilmington Trust. Market interest rates fell to historic lows, financial markets experienced extreme volatility, capital markets froze, and consumer confidence stalled. For Wilmington Trust, these negative trends resulted in higher loan repayment problems, increased loan loss provisions, losses on investment securities, and impairment losses for an investment affiliate. As a consequence, Wilmington Trust recorded a loss of $23.6 million for 2008. To enhance its capital position, Wilmington Trust issued $330 million of Series A Preferred Stock to the U.S. Department of the Treasury, or U.S. Treasury, in December 2008 under the TARP Capital Purchase Program. Shortly thereafter, Moody’s and S&P downgraded Wilmington Trust’s credit ratings, citing the likelihood of increasing nonperforming assets, higher charge-offs, and intensifying recessionary pressures.

Recessionary pressures continued to affect all of Wilmington Trust’s business lines negatively during 2009, resulting in reduced revenue for Wilmington Trust and, in its regional banking business, compressed margins and higher levels of nonperforming loans and loan losses. During the second half of 2009, sluggish economic conditions continued to pressure commercial borrowers, lower real estate values, and affect collateral values adversely, especially with respect to Wilmington Trust’s real estate construction loans, which are concentrated in the State of Delaware. Loan demand dropped, further impacting Wilmington Trust’s profitability. In addition to reducing net interest income, the low interest rate environment reduced management fees on money market mutual funds.

In response to the deteriorating economic environment during 2009 and to conserve capital, Wilmington Trust’s Board of Directors reduced the amount of its quarterly cash dividends on Wilmington Trust’s common stock by 50% in January 2009 to $0.1725 per common share, and further reduced the dividend in July 2009 to $0.01 per common share. Wilmington Trust’s credit ratings were downgraded again in the second quarter of 2009 and again in late 2009.

During 2009, Wilmington Trust also became subject to increased regulatory requirements. At the request of its regulators, Wilmington Trust implemented plans: to enhance the independence and the effectiveness of its loan review, credit policy, and credit analysis functions; address liquidity management and current and future capital requirements; improve its position on nonperforming loans; and improve its credit risk management. Although Wilmington Trust’s regulatory capital ratios continued to exceed the minimums set by the Federal Reserve for a bank to be considered well-capitalized, in the third quarter of 2009, Wilmington Trust agreed with its regulators that it would not purchase or redeem its common or preferred stock, or incur any debt, subject to certain exceptions, without the prior approval of its regulators.

Wilmington Trust concluded 2009 with a net loss of $4.4 million for the year, based in part on higher levels of nonperforming loans and loan losses. Wilmington Trust’s loan loss provision was $205.0 million for 2009, compared to $115.5 million for 2008. Nonperforming loans increased from $210.9 million at December 31, 2008 to

$518.7 million at December 31, 2009. Wilmington Trust’s credit ratings were downgraded again in the first quarter of 2010 after it reported these financial results.

As a consequence of these developments, Wilmington Trust’s Board of Directors and management considered additional ways to address these issues and improve Wilmington Trust’s capital and liquidity positions. In March 2010, Wilmington Trust completed an underwritten public offering of 21,706,250 shares of its common stock. This offering raised $274.0 million of net proceeds, which qualified as both tangible common equity and regulatory Tier 1 capital. The proceeds of the offering were used for general corporate purposes, and, following the offering, on March 31, 2010, Wilmington Trust contributed $175.0 million of capital to Wilmington Trust Company, one of its wholly owned bank subsidiaries. Wilmington Trust contributed an additional $200 million to Wilmington Trust Company on September 30, 2010. Wilmington Trust also contributed $25.0 million of capital to Wilmington Trust FSB on September 13, 2010.

Wilmington Trust’s economic challenges continued in 2010. For the first quarter of 2010, Wilmington Trust reported a $29.2 million net loss due, in part, to a $77.4 million loan loss provision for the quarter relating primarily to past-due and nonperforming loans, as well as continued uncertainty about the performance of its commercial loans.

The extent and duration of the recession continued to affect the credit quality of Wilmington Trust’s loan portfolio in the second quarter of 2010. Collateral values continued to decline significantly, particularly in southern Delaware, and many of Wilmington Trust’s borrowers continued to experience financial difficulty. While most of the problems continued to be in the commercial real estate/construction portfolio, deterioration was also increasing in other commercial portfolios. In response to these conditions, Wilmington Trust reevaluated collateral values, refined its risk rating designations, and revised some of the credit quality factors on its performing loan portfolio. The company hired Robert P. Gehring, a 39-year industry veteran, as Vice President, to head Wilmington Trust’s Credit Risk Management Division. Wilmington Trust also engaged a third-party credit consultant to perform select independent asset quality reviews, review credit policies, review the loan loss reserve methodology and nonaccrual policy, and comment on stress testing. The combined effects of lower collateral values, increased delinquencies, and the continued intensity of the recession caused increases in charge-offs and non-accruing loans, internal risk rating downgrades, and an increase in the reserve for loan losses. As a result, Wilmington Trust reported a net loss of $116.4 million for the second quarter of 2010 due, in part, to a $205.2 million loan loss provision for the quarter relating to past-due and nonperforming loans, as well as continued uncertainty about the performance status of its commercial loans. Net charge-offs increased from $29.1 million in the first quarter of 2010 to $131.2 million in the second quarter of 2010. Credits rated substandard or below increased by $345.0 million during the second quarter, reflecting deteriorating collateral values, sluggish residential home sales, and weakening financial performance of borrowers.

On June 3, 2010, Wilmington Trust announced the retirement of its Chief Executive Officer, Ted T. Cecala, and the election by Wilmington Trust’s Board of Directors of Donald E. Foley as Chief Executive Officer of Wilmington Trust to succeed Mr. Cecala. Mr. Foley had been a member of Wilmington Trust’s Board of Directors since July 2006, and chaired its Audit Committee since April 2008. Wilmington Trust’s Board of Directors elected Mr. Foley to serve as Chairman of the Board of Directors on July 21, 2010. Mr. Foley and the rest of Wilmington Trust’s management continued to review Wilmington Trust’s challenging commercial loan portfolio and examined means of improving risk management and credit control. As part of this process, Mr. Foley implemented certain management changes in August 2010, including hiring Carol Baldwin Moody, a 25-year industry veteran, as Senior Vice President and Chief Risk Officer, to head the newly centralized Enterprise Risk Management Division reporting to the Chief Executive Officer and working closely with a newly-formed Risk Management Committee of Wilmington Trust’s Board of Directors. In October 2010, Wilmington Trust hired James D. Naber, who has more than 30 years of financial, management, and regulatory consulting experience in the banking and financial services sector, as Wilmington Trust’s Chief Audit Executive. Management also began to examine the potential for sales of loan portfolios and other assets, and other means of increasing liquidity and improving Wilmington Trust’s capital position.

The protracted recessionary environment continued to affect Wilmington Trust negatively during the third quarter of 2010. Increasing numbers of borrowers were experiencing weakened financial conditions. Collateral valuations continued to decline, and cash flows ebbed. More borrowers could not demonstrate the ability to repay all principal and interest on their loans. These conditions prompted management to downgrade loan risk ratings, transfer more loans to non-accruing status, charge off more loans, and increase the reserve for loan losses. Wilmington Trust also retained a third-party credit consultant to perform loan reviews to supplement its credit review group in its evaluation of its loan portfolio, specifically to evaluate the classification of Wilmington Trust’s loans and make recommendations to management regarding any reclassifications.

As a result of increased regulatory oversight, starting in August 2010: (i) Wilmington Trust was prohibited from appointing directors or senior executive officers of Wilmington Trust or its bank subsidiaries, or making severance payments to former directors or staff members, without the prior approval of its regulators; (ii) Wilmington Trust FSB was made subject to certain limits on its asset growth, and prohibited from entering into or modifying contractual arrangements related to compensation or benefits or third-party contracts outside the ordinary course of business without the prior approval of its regulators; (iii) Wilmington Trust was advised that its regulators may give notice in the future that increases in national brokered CDs for its bank subsidiaries would not be allowed, and that those bank subsidiaries would not be permitted to roll over existing national brokered CDs without the prior approval of its regulators.

On August 18 and August 22, 2010, Wilmington Trust’s Board of Directors met telephonically with management and Pepper Hamilton LLP, special counsel to its independent directors. At these meetings, management updated Wilmington Trust’s Board of Directors on the state of Wilmington Trust’s asset quality, loan loss allowance, and non-performing assets. Wilmington Trust’s Board of Directors discussed the status of Wilmington Trust’s loan portfolio review by management and the third-party consultant, and alternatives available to improve Wilmington Trust’s capital and liquidity position, including a possible sale of loan portfolios or other assets or a capital investment by a third party.

On or about August 27, 2010, Wilmington Trust’s management initiated discussions with a financial institution, referred to as Party A, regarding a potential capital investment in Wilmington Trust. Wilmington Trust entered into a confidentiality agreement with Party A on September 2, 2010. This confidentiality agreement provided Party A with an exclusivity period through September 20, 2010 in which to conduct due diligence and submit a proposal with respect to an investment in Wilmington Trust. During this period, management also initiated discussions with a financial investor, referred to as Party B, regarding a possible loan portfolio sale, and entered into a confidentiality agreement with Party B on September 13, 2010. Party A and Party B commenced their respective due diligence reviews of Wilmington Trust in early September.

Wilmington Trust’s Board of Directors continued its discussions of the issues confronting Wilmington Trust during telephonic meetings on September 1 and 2, 2010, and at its regularly scheduled in-person meetings held on September 8 and 9, 2010. At the September 8 meeting, management delivered a presentation to Wilmington Trust’s Board of Directors regarding the credit challenges facing Wilmington Trust, including the problems associated with the severe reduction in the value of collateral associated with many of its commercial loans, particularly in southern Delaware, and the deterioration in the financial condition of many of the borrowers and guarantors on its loans. Management also reviewed its credit strategies with Wilmington Trust’s Board of Directors. At that meeting, management advised Wilmington Trust’s Board of Directors that the loan loss provisions for the third quarter of 2010 likely would be larger than in previous periods. Wilmington Trust’s Board of Directors and management discussed the worsening economic and market conditions in the mid-Atlantic region and their implications on Wilmington Trust’s businesses and its ability to seek capital-raising and/or other strategic transactions. Among other things, Wilmington Trust’s Board of Directors considered the difficulties of obtaining such capital in an expedited manner and the regulatory requirements for approving such transactions. Following this meeting of Wilmington Trust’s Board of Directors, on September 17, 2010, Wilmington Trust retained Skadden, Arps, Slate, Meagher & Flom LLP, referred to as Skadden Arps, as its legal counsel to advise Wilmington Trust with respect to various strategic alternatives it may consider. Wilmington Trust created an electronic data room and continued to engage in management discussions and due diligence with Party A.

At a September 19, 2010 telephonic meeting of Wilmington Trust’s Board of Directors, Wilmington Trust’s management described several options to raise additional capital and provide Wilmington Trust with additional liquidity, including an equity investment by Party A, the sale of a portion of its commercial loan portfolio to Party B, and the possible sale of certain other assets. Management described its continuing discussions with Party B, which had continued its due diligence review of Wilmington Trust’s loan portfolio, and discussed with management a proposal to purchase a portion of the loan portfolio. As the third quarter neared its close, management advised Wilmington Trust’s Board of Directors that the loan loss provisions would be substantially greater than in previous periods, and that a partial equity investment in Wilmington Trust would likely not be sufficient to alleviate its financial problems.

On September 20, 2010, Wilmington Trust engaged a financial advisor to provide an opinion in connection with a proposed sale of a portion of the commercial loan portfolio should a transaction with Party B come to fruition. In connection with this engagement, this financial advisor agreed to conduct a valuation analysis of a portion of Wilmington Trust’s loan portfolio by performing commercial loan underwriting for an agreed-upon sampling of the assets included in the portfolio.

Party B continued to perform its due diligence on Wilmington Trust’s loan portfolio through mid-September, and Party A also continued its due diligence efforts throughout September and indicated that it would be interested in making an equity investment in Wilmington Trust on terms and in an amount to be determined.

Party A’s exclusivity period was to expire on September 20, 2010, and it therefore requested an additional two weeks of exclusivity. Wilmington Trust’s Board of Directors was unwilling to extend exclusivity for two weeks, but instead agreed to extend Party A’s exclusivity through September 27, 2010. Wilmington Trust’s Board of Directors met telephonically on September 22, 2010 to discuss strategic alternatives with management and its legal counsel, and invited representatives from Lazard Frères & Co. LLC, referred to as Lazard, to make a presentation to Wilmington Trust’s Board of Directors on strategic alternatives that might be available to Wilmington Trust in light of the current circumstances. Wilmington Trust’s Board of Directors discussed the possibility of pursuing strategic alternatives and the stockholder and regulatory approvals that would be required in any such transaction.

On September 23, 2010, Mr. Foley met with representatives of Party A. Party A indicated that it would continue its due diligence review, including a loan-by-loan review of Wilmington Trust’s commercial loan portfolio, and that it intended to deliver a proposal in early October, with a formal bid to follow on October 15th. Party A indicated that, if the parties determined to proceed, it would expect to be in a position to publicly announce a transaction by the end of October.

Also on September 23, 2010, management received a nonbinding written proposal from Party B with respect to its purchase of a portion of Wilmington Trust’s commercial loan portfolio. This proposal contained certain provisions, including deferred payments and downside protections for Party B on the loan portfolio which, together with the accounting treatment for the proposed transaction, led Wilmington Trust’s Board of Directors to conclude that it was not in the best interests of Wilmington Trust or its stockholders.

On September 24, 2010, Wilmington Trust’s Board of Directors met telephonically. Management presented its preliminary estimates of Wilmington Trust’s results for the 2010 third quarter, including the estimated loan loss provision, charge-offs, and net loss for the quarter, as well as the amount of the tax valuation allowance required to be established for the quarter, which in the aggregate would reduce Wilmington Trust’s tangible book value by approximately 50%. Management indicated that the potential impact of further credit ratings downgrades and/or potential stock market reaction to third quarter results would be detrimental to Wilmington Trust’s businesses, and summarized the manner in which Wilmington Trust’s capital ratios would be affected by this estimated quarterly loss. Given the magnitude of expected losses for the third quarter, the Board of Directors discussed the confluence of negative pressures on Wilmington Trust, which included the required submission by Wilmington Trust’s bank subsidiaries to their regulators on October 30 of call reports that would disclose significant third-quarter losses by Wilmington Trust’s bank subsidiaries, the expected public availability of such call reports on November 1, and the expectation of significant regulatory action in the near term, which would likely result in a significant diminution of Wilmington Trust’s business prospects. Such actions could include cease-and-desist orders, prompt corrective action directives, and other regulatory enforcement actions. Any of these formal enforcement actions could limit Wilmington Trust’s ability to develop new business or operate its existing businesses, or require it to raise additional capital or dispose of certain assets within a specified time period, or both. It became clear to Wilmington Trust’s Board of Directors and management that, if Wilmington Trust did not enter into a strategic transaction suitable to its regulators on or before the release of its third quarter results and the public availability of its call reports, it would likely suffer a material decline in the value of its common stock, a decline in its credit ratings, a significant loss of clients, the potential termination of business relationships tied to Wilmington Trust’s credit rating and capital ratios, and significant regulatory actions.

Wilmington Trust’s Board of Directors continued its meeting with an update from management as to the status of the loan portfolio review being performed by the third-party consultant. Mr. Foley also summarized his meeting the prior day with Party A to discuss the status of Party A’s interest in an investment in Wilmington Trust.

Wilmington Trust’s Board of Directors authorized management to proceed with discussions with Party A and to prepare to pursue the possibility of a transaction with other potential bidders upon the expiration of the exclusivity period with Party A. Management and Wilmington Trust’s legal advisor began preparing for expanded access to electronic data with Wilmington Trust’s confidential information to be shared with potential parties, in addition to Party A, interested in evaluating strategic alternatives with Wilmington Trust. Management directed Skadden Arps to prepare appropriate confidentiality agreements to be entered into with other prospective interested parties.

Party A continued with its due diligence in late September and early October and conducted numerous meetings with Wilmington Trust’s management to discuss its businesses and financial condition.

In a telephonic meeting of Wilmington Trust’s Board of Directors on September 27, 2010, Lazard presented the names of certain financial institutions that Lazard believed might be interested in pursuing a transaction with Wilmington Trust. Lazard noted that, in recommending which third parties should first be contacted with respect to a potential transaction, Lazard considered whether such third parties had (1) strategic interest and the ability to pay, (2) sufficient capitalization to consummate a transaction and absorb credit losses, (3) the ability to move quickly and dedicate substantial resources to a transaction, (4) the ability to assume management of Wilmington Trust’s risk controls and loan portfolio, and (5) the ability to meet requirements for regulatory approvals. Wilmington Trust’s Board of Directors, management and financial and legal advisors discussed the advantages and disadvantages of each of the potential counterparties. Wilmington Trust’s Board of Directors and management agreed that in developing a strategy for outreach to potential counterparties it was important to consider the limited time available to secure a transaction, the detailed and time-consuming due diligence process that a third party would likely require, and the tremendous demands on management to operate the business while responding to multiple inquires for information and access from potential counterparties. Wilmington Trust’s Board of Directors, management and financial and legal advisors discussed a schedule for contacting potential bidders to begin the process of assessing third parties’ interest in Wilmington Trust. Lazard suggested that certain potential counterparties be contacted first and, if they did not express interest in pursuing a transaction immediately, additional identified financial institutions would be contacted as authorized by Wilmington Trust’s Board of Directors. On September 28, Wilmington Trust engaged Lazard to act as investment banker to Wilmington Trust in connection with a review of strategic alternatives. Although Party A requested an additional extension of its exclusivity period beyond September 27, Wilmington Trust’s Board of Directors refused to grant that extension and authorized Lazard to begin making contact with qualified third parties on September 28, after the exclusivity period with Party A expired.

At a telephonic meeting of Wilmington Trust’s Board of Directors on September 30, 2010, management presented an update on the ongoing review of Wilmington Trust’s loan portfolio by the third-party consultant, and noted that Wilmington Trust’s loan loss provision for the third quarter might exceed the level previously discussed based in part on its own review and based in part on information provided by the consultant. Lazard updated Wilmington Trust’s Board of Directors with respect to its discussions with potential parties previously identified by Lazard as qualified to pursue a potential transaction and then provided a summary of Lazard’s interactions with Party A since the last board meeting. Wilmington Trust’s Board of Directors directed Lazard to continue to pursue the possibility of a transaction with other qualified third parties.

Wilmington Trust subsequently entered into confidentiality agreements with three of the additional prospective parties, which Lazard had contacted during the last week of September and early October, including M&T, and these three parties began extensive due diligence on Wilmington Trust.

On October 5, 2010, Party A submitted a preliminary proposal to acquire a majority voting interest in Wilmington Trust through the purchase of newly-issued convertible preferred stock of Wilmington Trust in exchange for a cash payment, which would be used in part to repay the Series A Preferred Stock in full. On October 6, 2010, Wilmington Trust’s Board of Directors met telephonically to discuss the actions taken and the process followed by Lazard since the last Board meeting with respect to Wilmington Trust’s consideration of strategic alternatives, including a summary of the preliminary proposal received from Party A. Representatives from Party A then joined the Board meeting and made a presentation to Wilmington Trust’s Board of Directors outlining the terms of Party A’s preliminary proposal. After Party A’s representatives left the telephonic meeting, Wilmington Trust’s Board of Directors discussed a number of issues related to Party A’s proposal, including the effect of the proposal on Wilmington Trust’s existing common stockholders, who would become minority common stockholders if Party A were to acquire a majority interest in Wilmington Trust.

Representatives from Lazard updated Wilmington Trust’s Board of Directors with respect to responses received from other potential counterparties that had been contacted by Lazard. Wilmington Trust’s Board of Directors directed Lazard to contact additional qualified parties to determine their interest in pursuing a transaction with Wilmington Trust. At that meeting, Wilmington Trust’s Board of Directors authorized Lazard and Skadden Arps to further explore the proposal with Party A in order for Wilmington Trust’s Board of Directors to more fully evaluate a potential transaction. Wilmington Trust’s Board of Directors and management discussed with its financial and legal advisors the advisability of issuing preferred stock to Party A and the possible advantages of a transaction to acquire Wilmington Trust in its entirety. Wilmington Trust’s Board of Directors, management, and its financial and legal advisors discussed whether any transaction other than a one hundred percent acquisition by another party would meet Wilmington Trust’s requirements in light of the preliminary estimates of third-quarter losses.

On October 7, 2010, representatives of Lazard and Skadden Arps met with representatives of Party A and its legal and financial advisors to discuss Party A’s preliminary proposal in more detail. At this meeting, Party A provided additional information about its preliminary proposal, including its views on Wilmington Trust’s loan portfolio. On October 11, 2010, Party A submitted a term sheet outlining in more detail the terms and conditions on which it would make an investment in Wilmington Trust convertible preferred stock.

At telephonic meetings on October 14 and 15, 2010, Wilmington Trust’s Board of Directors and management discussed Party A’s proposal and terms, with advice from its financial and legal advisors. Party A proposed an investment in the form of purchasing shares of newly-issued voting convertible preferred stock of Wilmington Trust representing at least 51% of the common stock of Wilmington Trust on an as-converted basis, provided that such percentage ownership of Party A would be subject to increase based upon the credit performance of Wilmington Trust’s loan portfolio. The proposal included a number of provisions that would significantly deter other bids and have adverse consequences on the businesses and prospects of Wilmington Trust if the transaction failed to close. Wilmington Trust’s Board of Directors discussed a number of issues relating to Party A’s proposal, including that it contemplated ascribing a significantly lower value to Wilmington Trust’s commercial loan portfolio. Wilmington Trust’s Board of Directors determined that a proposal for the entire company would likely be more beneficial to stockholders than the terms of Party A’s proposed investment. After extensive discussion of Party A’s proposal, Wilmington Trust’s Board of Directors and management authorized Lazard to request a proposal from Party A to acquire all of Wilmington Trust’s outstanding common stock rather than the majority investment Party A initially proposed and which did not contain the provisions that would deter other bids.

On October 18, 2010, Party A delivered a proposal to acquire all of Wilmington Trust’s outstanding shares for a total of $269 million in the form of equity of Party A, to be shared by Wilmington Trust common stockholders and the U.S. Treasury, as the holder of the Series A Preferred Stock, and the possibility of additional cash consideration to be paid to Wilmington Trust’s stockholders in the future, contingent on future cash flows from Wilmington Trust’s real estate construction loan portfolio, to the extent that loan portfolio generated returns above the value of such portfolio to be established by Party A.

Following receipt of Party A’s October 18th proposal, management initiated further discussions with Party B to determine whether Party B would be interested in purchasing the portion of Wilmington Trust’s commercial loan portfolio that it had previously discussed in an all cash up-front transaction at a value that would exceed the valuation for such portion of the loan portfolio to be established by Party A following its proposed write-downs. Party B, however, was unable to make a proposal on such terms.

On October 19, 2010, in a telephonic meeting, Wilmington Trust’s Board of Directors and management, with the assistance of its financial and legal advisors, reviewed the terms of this proposal, including the structure and likely value of the contingent consideration, Party A’s proposed significantly lower valuations of Wilmington Trust’s loan portfolio, and the likelihood of obtaining approval of the proposed transaction by Wilmington Trust’s stockholders and the U.S. Treasury. Wilmington Trust’s Board of Directors determined that Lazard and management should seek an increase in the value of the consideration to be provided to Wilmington Trust’s stockholders from Party A. In addition, Wilmington Trust’s Board of Directors instructed Lazard to encourage other interested parties to provide proposals for a transaction with Wilmington Trust promptly.

On October 19, 2010, Wilmington Trust’s regulators directed it not to pay dividends on its common stock for the 2010 third quarter.

Between October 19 and October 24, 2010, Wilmington Trust continued to provide substantial due diligence materials to interested parties and continued to request proposals for an acquisition of Wilmington Trust in its entirety. On October 19, 2010, one party conducting due diligence contacted Lazard to indicate that it had terminated its interest in Wilmington Trust because, based upon its preliminary evaluation of Wilmington Trust’s loan portfolio, it would not be able to propose a transaction which would provide any consideration to Wilmington Trust’s common stockholders. During this period, representatives of Lazard and management continued to discuss the terms of the proposal with Party A and its advisors, and sought to increase the value of the consideration to be provided to Wilmington Trust’s stockholders.

On October 21, 2010, Wilmington Trust’s Board of Directors met in person to, among other things, review Wilmington Trust’s strategic alternatives. Lazard delivered a presentation to Wilmington Trust’s Board of Directors regarding the process it had followed to date, including a review of the potential counterparties that Lazard had contacted and the status of each party’s progress in considering a transaction with Wilmington Trust. Wilmington Trust’s Board of Directors, together with management and Lazard, then discussed the impact that Wilmington Trust’s estimated third quarter financial results could have on its Board of Directors’ consideration of strategic alternatives. In connection with the Board of Directors’ consideration of strategic alternatives, representatives from Lazard described recent transactions involving financial institutions that were situated similarly to Wilmington Trust and noted that any adverse regulatory action imposed on Wilmington Trust or its subsidiaries would likely have a negative impact on Wilmington Trust’s ability to obtain value for its stockholders in a transaction. Following the discussion of recent transactions and Wilmington Trust’s expected third quarter financial results, representatives of Lazard updated Wilmington Trust’s Board of Directors regarding the ongoing discussions with Party A, including a summary of the discussions that had taken place since October 18, 2010. Lazard updated Wilmington Trust’s Board of Directors on its discussions with Party A regarding the treatment of Wilmington Trust’s Series A Preferred Stock and the related warrant issued to the U.S. Treasury, and ways that Party A could improve its proposal to make it more favorable to Wilmington Trust’s stockholders. Lazard reviewed recent business combinations involving other financial institutions with outstanding TARP obligations, and presented the historic price performance and current market valuation of Party A’s common securities, as well as associated analyst price targets and recommendations. Wilmington Trust’s Board of Directors and management, with advice from its financial and legal advisors, discussed the process for considering strategic alternatives, including the manner in which to approach the U.S. Treasury with respect to the proposed treatment of Wilmington Trust’s Series A Preferred Stock.

On October 22, 2010, Party A’s counsel provided a summary of the terms and conditions of Party A’s proposed acquisition of Wilmington Trust, which continued to include a number of provisions that would significantly deter other bids and have adverse consequences on the businesses and prospects of Wilmington Trust if the transaction failed to close. On October 25, 2010, Party A provided a revised transaction proposal for Wilmington Trust, which provided consideration to holders of Wilmington Trust common stock of $2.00 per share in equity of Party A, payment to the U.S. Treasury of $165 million in equity of Party A (50% of the value of the aggregate liquidation preference of its Series A Preferred Stock), and a contingent value security which was based on the receipt of cash flows from Wilmington Trust’s construction loan portfolio in excess of Party A’s valuation of that portfolio, to be shared by Wilmington Trust’s common stockholders and the U.S. Treasury, as holder of the Series A Preferred Stock.

On October 25, 2010, at the direction of Wilmington Trust, Skadden Arps distributed a draft merger agreement to Party A and Wachtell, Lipton, Rosen & Katz, special counsel to M&T. Party A and M&T were the only two parties that had continued to express interest in entering into a merger transaction with Wilmington Trust in an appropriate timeframe.

On October 25, 2010, Wilmington Trust’s Board of Directors met telephonically to receive an update on the process and discuss Party A’s latest proposal for Wilmington Trust. Wilmington Trust’s Board of Directors, with advice from its financial and legal advisors, discussed Party A’s proposal and the need to discuss the offer with the

U.S. Treasury. Representatives from Lazard described the status of other parties’ consideration of a proposed transaction, indicating that Lazard expected to receive a proposal from M&T in the near term and that another party had withdrawn, indicating that it was not able to evaluate a transaction with Wilmington Trust in the time available. On the same day, management and Lazard engaged in discussions with representatives of Wilmington Trust’s primary regulators to discuss the process being undertaken by Wilmington Trust’s Board of Directors regarding a potential transaction. On October 26, 2010, management, Party A, and their respective advisors held a teleconference with representatives of the U.S. Treasury to review the proposed treatment of Wilmington Trust’s Series A Preferred Stock pursuant to Party A’s proposal. Party A requested guidance as to whether the U.S. Treasury would accept, in exchange for its Series A Preferred Stock, Party A’s publicly traded equity securities with a value significantly less than the liquidation value of the preferred stock, plus the possibility of additional cash consideration to be paid in the future, contingent on future cash flows from Wilmington Trust’s real estate construction loan portfolio, to the extent that loan portfolio generated returns above the value of such portfolio to be established by Party A. Representatives of the U.S. Treasury indicated that they would not accept an amount less than the liquidation value of Wilmington Trust’s Series A Preferred Stock in connection with the proposed transaction.

At the close of business on October 26, 2010, counsel to Party A submitted a draft merger agreement in lieu of the draft prepared by Skadden Arps. Management, Skadden Arps, and Lazard discussed Party A’s continued insistence on a number of closing conditions that presented a significant risk to the likelihood of consummating a transaction, and continued inclusion of a number of provisions that would significantly deter other bids and have adverse consequences on the businesses and prospects of Wilmington Trust if the transaction failed to close.

Following those discussions, on October 27, 2010, Wilmington Trust’s Board of Directors convened a meeting and discussed Wilmington Trust’s consideration of strategic alternatives. Lazard described the process to date, including a review of the potential counterparties that Lazard contacted or with which it had entered into discussions and the status of each party’s progress in considering a transaction with Wilmington Trust. Lazard told Wilmington Trust’s Board of Directors that it had contacted or engaged in discussions with ten financial institutions. Following an initial review, five parties had declined to participate in a potential transaction with Wilmington Trust. Five parties executed confidentiality agreements, four of which, including Party A and M&T, conducted extensive due diligence. Two parties had withdrawn, and only the two remaining parties, Party A and M&T, made proposals to acquire Wilmington Trust. Representatives from Lazard discussed the impact that Wilmington Trust’s estimated third quarter financial results could have on its stock price, ratings and business prospects, and described recent transactions involving financial institutions that were situated similarly to Wilmington Trust. Wilmington’s Board of Directors and management, with advice from its financial and legal advisors, discussed the highly conditional nature of Party A’s proposal, including the significant portion of deferred contingent consideration, and the need to obtain agreement of the U.S. Treasury for such a transaction.

On October 27, 2010, M&T submitted to Lazard a preliminary proposal to acquire Wilmington Trust for a price equal to its tangible book value per share at September 30, 2010, payable in M&T common stock, and the assumption by M&T of the Series A Preferred Stock issued to the U.S. Treasury and all related obligations.

On October 28, 2010, Wilmington Trust engaged Morgan Stanley to render an additional opinion as to the fairness of the proposed M&T transaction. On the same date, Wachtell, Lipton, special counsel for M&T, submitted a revised merger agreement based on the draft prepared and circulated by Skadden Arps. Later that day, Lazard requested Party A to submit its “best and final offer.”

The following day, Party A submitted a revised proposal which included repayment of the full value of Wilmington Trust’s Series A Preferred Stock issued to the U.S. Treasury in equity securities of Party A, consideration to holders of Wilmington Trust common stock of $0.50 per share in equity of Party A and a contingent value security, with payments in the future based on the receipt of cash flows from Wilmington Trust’s construction loan portfolio in excess of Party A’s valuation of that portfolio. On October 29 and 30, 2010, Wilmington Trust’s Board of Directors and management met telephonically with its financial and legal advisors to consider Party A’s revised proposal and the terms of the proposal offered by M&T. From October 29 through October 31, Skadden Arps continued to negotiate the terms of the merger agreement and related documents with Wachtell, Lipton, and engaged in limited discussions with representatives of Party A with respect to its proposals.

On October 31, 2010, Party A amended its proposal to provide Wilmington Trust’s common stockholders with $1.20 per share in equity securities of Party A and a contingent value security with a proportionately lower value.

The proposal also provided that the consideration to be issued to the U.S. Treasury in respect of the Series A Preferred Stock would be a mix of 80% equity securities of Party A and 20% contingent value securities.

On October 31, 2010, Wilmington Trust’s Board of Directors held a special in-person meeting. Representatives of Lazard provided an overview of events since the previous meeting of Wilmington Trust’s Board of Directors, including a summary of discussions with M&T and Party A, the terms of the M&T proposal, and the latest proposal from Party A.

Representatives of Skadden Arps presented a summary of the merger agreement proposed to be entered into with M&T. Lazard then presented an analysis of the financial terms of the M&T proposal, including the transaction value and form of consideration as well as the historical performance of M&T’s stock and the potential effects of the proposed merger. For a summary of Lazard’s presentation, see “— Opinions of Wilmington Trust’s Financial Advisors,” beginning on Page [ ] of this proxy statement/prospectus.

Representatives of Lazard and Morgan Stanley delivered their respective oral opinions to Wilmington Trust’s Board of Directors, and subsequently each confirmed in writing, that as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations stated in their respective opinions the exchange ratio to be received in respect of each share of Wilmington Trust common stock in the transaction with M&T was fair to Wilmington Trust’s common stockholders from a financial point of view.

Wilmington Trust’s Board of Directors discussed the effects Wilmington Trust and its businesses likely would suffer if Wilmington Trust did not enter into a strategic transaction on or before the release of its third quarter results and the public availability of its call reports, including the likelihood of a material decline in the value of its common stock, a reduction in its credit ratings, a significant loss of clients, the potential termination of business relationships that are tied to Wilmington Trust’s credit ratings and capital ratios, and significant regulatory actions.

Following these discussions, and extensive review and discussion among Wilmington Trust’s directors, including consideration of the factors described under “— Reasons for the Merger; Recommendation of Wilmington Trust’s Board of Directors,” beginning on Page [ ] of this proxy statement/prospectus, and consideration of the above referenced presentation and the fairness opinions of Lazard and Morgan Stanley, Wilmington Trust’s Board of Directors unanimously approved the M&T merger agreement and the transactions contemplated thereby, and declared the merger and other transactions contemplated by the merger agreement to be advisable. Wilmington Trust’s Board of Directors then directed management and Wilmington Trust’s advisors to finalize and execute a definitive merger agreement on the terms reviewed at the Board meeting. Late in the evening on October 31, 2010, the parties executed the merger agreement.

The transaction was announced prior to the opening of the financial markets in New York City on November 1, 2010. On that date, Wilmington Trust released its third quarter financial results in which it reported a pre-tax loss of $264.6 million for the quarter, which included a loan loss provision of $281.5 million. Continued losses and uncertainty regarding how credit problems could affect future financial performance also led management to conclude that it was no longer more likely than not that a portion of its deferred tax asset would be realized. This conclusion led Wilmington Trust to establish a $189.5 million valuation allowance against the deferred tax asset. This valuation allowance increased tax expense and increased the after-tax net loss for the third quarter of 2010 to $365.3 million.

The third-quarter losses had a significant impact on capital ratios, book value, and tangible book value. All regulatory capital ratios remained above the levels for Wilmington Trust to be considered well capitalized, but declined by 3% or more. The tangible common equity ratio, a ratio used by financial industry and rating agencies, fell to 3.51%, well below historic levels. The tangible book value of Wilmington Trust fell by 54%, to $3.84 per share.

In early December 2010, Wilmington Trust received a letter setting forth a non-binding proposal from Party C, which had not previously engaged in any discussions with Wilmington Trust or its representatives with respect to a potential acquisition of Wilmington Trust. Based on publicly available information, Party C was a recently formed entity with no prior operating history as a bank or financial institution and had not publicly announced or completed any acquisition of such a company. The proposal contemplated that Party C would invest $800 million into Wilmington Trust in return for newly issued shares of Wilmington Trust common stock at a valuation of $4.50 per share. The letter further provided that, six months after the investment, Party C would commence a tender offer to purchase, under certain circumstances not identified in the proposal, approximately 44.4 million shares of

Wilmington Trust’s outstanding common stock, representing less than half of the currently outstanding shares of Wilmington Trust common stock, at a price of $4.50 per share in cash. The proposal also contemplated the redemption of Wilmington Trust’s outstanding Series A Preferred Stock. Party C stated that its proposal was conditioned on confirmatory due diligence of Wilmington Trust.

Under this proposal, after the initial investment, existing stockholders of Wilmington Trust would remain holders of approximately 48% of the pro forma outstanding common shares. Assuming Party C completed the subsequent tender offer described in its letter, existing stockholders would continue to hold approximately 25% of Wilmington Trust’s pro forma outstanding common shares.

On December 13, 2010, Wilmington Trust’s Board of Directors met telephonically with management and its financial and legal advisors to consider Party C’s proposal. Representatives of Lazard presented an analysis of the financial terms of Party C’s proposal, the proposed transaction structure, information with respect to Party C and the effects of Party C’s proposed transaction on dilution to Wilmington Trust’s existing stockholders and on Wilmington Trust’s tangible book value. Representatives of Skadden Arps discussed the directors’ fiduciary duties and Wilmington Trust’s obligations under the M&T merger agreement relating to its receipt of an alternative transaction proposal, as defined under the merger agreement.

Wilmington Trust’s Board of Directors considered a number of factors with respect to Party C’s proposal including: (1) the per share value of the proposal to existing stockholders of Wilmington Trust, who would continue as minority stockholders following the transactions contemplated by Party C, (2) the lack of available information about Party C, (3) that Party C’s proposal was to acquire less than the entire company and did not address, and left significant uncertainty with respect to, the rights of the remaining Wilmington Trust stockholders following the proposed transaction, (4) that Party C was a recently-formed entity, with no evident operating history as a bank or financial institution, (5) that there was no assurance that Wilmington Trust’s loan portfolio would stabilize or strengthen significantly in the near term or that its capital position would not erode further, which could substantially affect the value of Wilmington Trust’s common stock following the transactions contemplated by Party C, (6) the risk of downgrades by credit rating agencies and the negative effect such downgrades could have on Wilmington Trust’s businesses, which would substantially affect current stockholders of Wilmington Trust following the transactions contemplated by Party C or if those transactions were not completed as described, (7) the risks entailed in Party C’s requirement for confirmatory due diligence, (8) whether Party C had the ability to meet the requirements for regulatory approvals for the proposed transaction, including the ability to assume management of Wilmington Trust’s risk controls and loan portfolios in a manner that would be satisfactory to Wilmington Trust’s regulators, and (9) the possible timing of any transaction with Party C in light of the provisions of the merger agreement relating to alternative transaction proposals. In addition to considering the above factors, Wilmington Trust’s Board of Directors considered that, based on publicly available information, Party C reportedly had approximately $1.1 billion in capital available, which did not appear to be sufficient to permit it to absorb significant additional losses that may be incurred by Wilmington Trust.

Following a thorough discussion, Wilmington Trust’s Board of Directors determined that Party C’s proposal was not, and was not reasonably likely to result in, a Superior Proposal as defined in the merger agreement. On December 14, 2010, Wilmington Trust sent a letter to Party C setting forth its determination.

Later in December, 2010, Wilmington Trust received a letter from Party C stating that Party C would now be willing to acquire all outstanding Wilmington Trust common shares for $4.50 per share in cash. The letter did not specify the structure of the proposed transaction, the proposed timing to completion, or any other terms or conditions relating to Party C’s proposal.

On January 5, 2011, Wilmington Trust’s Board of Directors met telephonically with management and its financial and legal advisors to consider Party C’s revised proposal. Representatives of Skadden Arps reviewed with the Board of Directors Wilmington Trust’s obligations under the merger agreement relating to its receipt of an alternative transaction proposal. Wilmington Trust’s Board of Directors considered a number of factors with respect to Party C’s revised proposal including: (1) the $4.50 per share offered by Party C relative to the consideration to be received pursuant to the merger agreement, which, based on M&T’s most recently available closing price, was valued at approximately $4.47 per share, had been valued at more than $4.50 per share based on recent trading levels, and had increased substantially from the levels prevailing at the time the merger agreement was signed,

(2) whether Party C was likely to have sufficient capital to acquire Wilmington Trust and absorb significant additional losses that may be incurred by Wilmington Trust, (3) the risks presented by Party C’s requirement of confirmatory due diligence as a condition to entering into any binding agreement, (4) the risks inherent in Party C’s status as a newly-formed company without any banking operations, including whether Party C was likely to be able to meet the requirements for regulatory approvals for the proposed transaction, including the ability to assume management of Wilmington Trust’s businesses, risk controls and loan portfolios in a manner that would be satisfactory to Wilmington Trust’s regulators, and (5) the possible timing of any transaction with Party C in light of the provisions of the merger agreement relating to alternative transaction proposals. Following a thorough discussion, based on the above factors, Wilmington Trust’s Board of Directors determined that Party C’s revised proposal was not, and was not reasonably likely to result in, a Superior Proposal.

Wilmington Trust’s Reasons for the Merger; Recommendation of Wilmington Trust’s Board of Directors

By unanimous vote after careful consideration, Wilmington Trust’s Board of Directors determined that the merger is advisable and approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, Wilmington Trust’s Board of Directors unanimously recommends that Wilmington Trust stockholders vote “FOR” adoption of the merger agreement.

In concluding that the merger is advisable and recommending that Wilmington Trust’s stockholders adopt the merger agreement, Wilmington Trust’s Board of Directors considered numerous factors, including, among others, the following factors that supported the decision to approve the merger:

Credit Deterioration and Prospects for Wilmington Trust

•	The credit deterioration in Wilmington Trust’s loan portfolio, particularly in real estate construction loans, which deterioration resulted in a loan loss provision of $77.4 million in the first quarter of 2010, $205.2 million in the second quarter of 2010, and $281.5 million in the third quarter of 2010.

•	The significant decrease in Wilmington Trust’s capital ratios caused by its net loss during the first nine months of 2010.

•	Continuing decline of real estate values in Sussex and Kent Counties in Delaware and the concentration of Wilmington Trust’s commercial loan portfolio in these Counties.

•	Management’s belief that there was no significant economic or real estate recovery on the horizon in these markets and, therefore, that there was no assurance that its loan portfolio would stabilize or strengthen significantly in the near term or that its capital position would not erode further.

•	The increased risk, as a result of such credit deterioration and economic outlook, of downgrades by credit rating agencies and the negative effect such downgrades could have on Wilmington Trust’s businesses, particularly its Corporate Client Services business.

•	Management’s belief that, without a strategic transaction acceptable to its regulators, Wilmington Trust would likely face significant regulatory actions in the near term, which would likely result in a significant impairment of its business prospects.

•	The need to ensure that Wilmington Trust’s two fee-based businesses — Wealth Advisory Services and Corporate Client Services — did not suffer significant deterioration as a result of the factors set forth above.

•	Wilmington Trust’s Board of Directors’ belief that a strategic transaction with a financially strong party could provide Wilmington Trust with an opportunity to resolve most of the issues confronting Wilmington Trust.

Best Alternative Currently Available

•	The careful study of the strategic options available to Wilmington Trust undertaken by its Board of Directors and management, with the assistance of its financial and legal advisors, after considering numerous factors, including those set forth above, and their review of other strategic alternatives, including without limitation, the proposed loan sale to Party B.

•	Wilmington Trust, with the assistance of its financial advisor, Lazard, solicited and engaged in discussions with ten financial institutions, entered into confidentiality agreements with five parties, four of which conducted due diligence and two of which, Party A and M&T, submitted proposals.

•	Wilmington Trust’s need to enter into a transaction with a financially strong party, able to absorb credit losses, improve risk practices and controls, asset quality, compliance and audit issues, and with a high likelihood of receiving regulatory approval, and the capability of executing a transaction in the near term.

•	The terms of Wilmington Trust’s Series A Preferred Stock held by the U.S. Treasury relating to a business combination.

•	The need to obtain approval of Wilmington Trust’s stockholders to any proposed transaction.

•	The advice from Lazard, as the financial advisor to Wilmington Trust, and Skadden Arps, as its special legal counsel, in comparing the merger with M&T to other strategic alternatives available.

Advantages of the M&T Merger

•	M&T’s superior earnings and credit performance across economic cycles, which would make it a strong and stable partner for Wilmington Trust.

•	The likelihood that the merger would receive the necessary regulatory approvals in a timely fashion.

•	The strength of M&T’s commercial and consumer banking businesses in the Northeast region that uniquely complement Wilmington Trust’s regional banking in the mid-Atlantic area and its global wealth management and corporate client services businesses.

•	The fact that the merger provides for the assumption by M&T of all of Wilmington Trust’s obligations under the terms of its Series A Preferred Stock held by the U.S. Treasury.

Form and Value of Consideration

•	The “all stock” and fixed-exchange ratio aspects of the merger consideration, which will allow Wilmington Trust common stockholders to participate in the future performance of the combined Wilmington Trust and M&T businesses and the value to Wilmington Trust stockholders represented by that consideration.

•	The adequacy of the merger consideration, not only in relation to the current tangible book value per share of Wilmington Trust’s common stock, but also in relation to the potential negative impacts to the value of Wilmington Trust’s common stock that any adverse regulatory action or downgrade by credit ratings agencies could have on its stock price and future prospects.

•	The historical and current market price of M&T’s common stock and its dividend track record, which could provide Wilmington Trust’s stockholders with the ability to realize increased value following the merger.

•	The fact that the merger generally will be treated as a taxable transaction to holders of Wilmington Trust common stock, who will be able to recognize any losses realized upon the receipt of M&T common stock in exchange for their Wilmington Trust common stock pursuant to the merger. Such losses generally will be characterized as capital losses.

Terms and Conditions of Merger Agreement

•	The terms and conditions of the merger agreement, including the parties’ respective representations and warranties, covenants, conditions to closing, and termination provisions, which Wilmington Trust’s Board of Directors believed provided reasonable assurances as to M&T’s obligation and ability to consummate the merger in a timely manner, without any extraordinary conditions.

•	The merger agreement provided, among other things, reasonable certainty as to the ability of the parties to complete the merger, favorable treatment of the Series A Preferred Stock, the likelihood of obtaining a favorable view of the transaction by regulators, and an opportunity for Wilmington Trust, under certain circumstances, to enter into discussions with third parties in the event such party(ies) make an unsolicited competing proposal.

Fairness Opinions and Analysis

•	The respective opinions of Lazard and Morgan Stanley described under the heading “— Opinions of Wilmington Trust’s Financial Advisors.” A copy of each of the Lazard and Morgan Stanley opinions is attached as Annex B and Annex C, respectively, to this proxy statement/prospectus.

In addition, Wilmington Trust’s Board of Directors considered the following potentially countervailing factors in connection with its decision to approve and declare advisable the merger agreement (which it determined did not outweigh the expected benefits of entering into the merger agreement):

•	The exchange ratio represented a value, as of the last trading day prior to execution of the merger agreement, and prior to the release of Wilmington Trust’s third-quarter earnings, that was below the market price for Wilmington Trust common stock on that day and the historic trading price of Wilmington Trust’s common stock.

•	The restrictions on the operation of Wilmington Trust’s businesses during the period between signing of the merger agreement and completion of the merger, customary for public company merger agreements involving financial institutions.

•	Certain covenants in the merger agreement, including provisions relating to payment of the termination fee upon certain events, limitations on Wilmington Trust’s ability to solicit or discuss alternative transactions during the pendency of the merger, and the requirement that Wilmington Trust must convene a special meeting of common stockholders to vote on adoption of the merger agreement regardless of whether Wilmington Trust’s Board of Directors changes its recommendation to stockholders in connection with the merger agreement, which provisions could operate to limit Wilmington Trust’s ability to pursue or enter into alternative transaction proposals if they were to arise prior to the vote of Wilmington Trust’s common stockholders to adopt the merger agreement.

•	The risks and costs associated with the merger not being completed in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships.

•	Given all of the factors discussed above and in particular including the factors noted under the headings “— Credit Deterioration and Prospects for Wilmington Trust” and “— Best Alternative Currently Available,” Wilmington Trust had a limited period of time to solicit interest of third parties and it could not be ruled out that more available time might have resulted in the development of additional alternatives.

The reasons set forth above are not intended to be exhaustive, but include the material considerations of Wilmington Trust’s Board of Directors in approving the merger agreement. Although each member of Wilmington Trust’s Board of Directors individually considered these and other factors, Wilmington Trust’s Board of Directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Wilmington Trust’s Board of Directors collectively made its determination with respect to the merger based on the conclusion of its directors, in light of the factors that each of them considered appropriate, that the merger is advisable.

It should be noted that this explanation of the reasoning of Wilmington Trust’s Board of Directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward Looking Statements.”

After considering, among other things, the matters discussed above and the opinions of Lazard and Morgan Stanley referred to above, Wilmington Trust’s Board of Directors believed that the merger was advisable and, therefore, unanimously approved and adopted the merger agreement. Wilmington Trust’s Board of Directors unanimously recommends that the Wilmington Trust stockholders vote “FOR” adoption of the merger agreement.

Opinions of Wilmington Trust’s Financial Advisors

Opinion of Lazard Frères & Co. LLC

In connection with the merger, on October 31, 2010, Lazard Frères & Co. LLC, or Lazard, rendered its oral opinion, subsequently confirmed in writing to Wilmington Trust’s Board of Directors, that, as of such date, and based upon and subject to the assumptions, procedures, factors qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to holders of Wilmington Trust’s common stock.

The full text of Lazard’s opinion, dated October 31, 2010, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s opinion was directed to Wilmington Trust’s Board of Directors for the information and assistance of Wilmington Trust’s Board of Directors in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, of the exchange ratio to the holders of Wilmington Trust’s common stock. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Lazard did not express any opinion as to the prices at which shares of Wilmington Trust common stock or M&T common stock may trade at any time subsequent to the announcement of the merger.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft, dated October 31, 2010, of the merger agreement;

•	analyzed certain publicly available historical business and financial information relating to Wilmington Trust and M&T, respectively;

•	reviewed various financial forecasts and other data provided to Lazard by Wilmington Trust relating to the business of Wilmington Trust;

•	held discussions with members of the senior managements of Wilmington Trust and M&T with respect to the businesses and prospects of Wilmington Trust and M&T, respectively;

•	reviewed public information with respect to certain other financial institutions that Lazard believed to be generally relevant in evaluating the merger;

•	reviewed the financial terms of certain business combinations involving financial institutions that Lazard believed to be generally relevant in evaluating the merger, including transactions involving distressed financial institutions;

•	reviewed historical stock prices and trading volumes of Wilmington Trust common stock and M&T common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. However, Lazard was unable to rely on, and therefore, with the consent of Wilmington Trust’s Board of Directors, Lazard did not use in its analysis the financial forecasts and related data provided to it by Wilmington Trust, which did not reflect or take into account the potential imminent significant regulatory actions and credit rating downgrades Wilmington Trust could face at the time the opinion was given. Lazard did not perform certain analyses (such as a discounted cash flow analysis or a dividend discount analysis) that it would customarily prepare in connection with the delivery of its fairness opinion because such analyses would not have been meaningful as a result of Wilmington Trust’s extraordinary circumstances at the time the opinion was given.

Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Wilmington Trust or M&T or concerning the solvency or fair value of Wilmington Trust or M&T, and Lazard was not furnished with such valuation or appraisal. Lazard is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of allowances for losses with respect thereto, and Lazard did not make an independent evaluation of the adequacy of such allowances by Wilmington Trust or M&T. In addition, Lazard did not review individual credit files nor did Lazard conduct any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Wilmington Trust or M&T or any of their respective subsidiaries, nor did Lazard make any physical inspection of the properties or assets of Wilmington Trust or M&T.

In connection with Lazard’s opinion, Wilmington Trust’s management informed Lazard that (i) Wilmington Trust had considerable exposure to risks related to its loan portfolio and the related assets of Wilmington Trust and its subsidiaries and (ii) the business and prospects of Wilmington Trust were and would continue to be severely and negatively affected as a result thereof, including its ability to operate on a stand-alone basis.

In particular, Wilmington Trust informed Lazard that:

•	Based on discussions Wilmington Trust had with United States banking regulators, Wilmington Trust believed that, without a change of control transaction pursuant to which another financial institution acceptable to such regulators acquired Wilmington Trust, Wilmington Trust would likely face imminent significant regulatory actions, which actions would result in Wilmington Trust’s business prospects likely worsening dramatically.

•	Wilmington Trust would incur a significant charge during the quarter ending September 30, 2010, which charge (together with other results of operations) would reduce Wilmington Trust’s tangible book value per share of Wilmington Trust common stock by approximately 50% (and in connection therewith Wilmington Trust provided and Lazard reviewed certain preliminary financial information relating to Wilmington Trust for the quarter ending September 30, 2010).

•	United States banking regulators had recently issued a letter to Wilmington Trust prohibiting Wilmington Trust from paying dividends on Wilmington Trust common stock.

As a result of the foregoing, Wilmington Trust was faced with a narrowing set of alternatives. As part of Lazard’s engagement, Lazard assisted Wilmington Trust in connection with its evaluation of these alternatives, including a sale of Wilmington Trust. Although Wilmington Trust and Lazard initiated a process to identify potential acquirors and a variety of potential acquirors were contacted, the sale process was conducted over a one month period of time and without the benefit of a more fulsome auction process, and the terms of the merger agreement were negotiated and reviewed by Wilmington Trust over a brief period of time.

In arriving at its opinion, Lazard took into account the foregoing and Lazard considered recent instances where concerns regarding the financial condition of, or imminent regulatory action involving, a bank or financial institution triggered a rapid deterioration of the institution’s ability to continue normal operations, and as a result of which the common equity holders of the institution received substantially diminished value, if any at all, for their equity.

In rendering its opinion, Lazard assumed, with the consent of Wilmington Trust, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with Wilmington Trust’s consent, that obtaining the necessary regulatory or third party approvals and consents for the merger will not have an adverse effect on Wilmington Trust, M&T or the combined company. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Wilmington Trust obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in the opinion), or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Wilmington Trust other than the holders of shares of Wilmington Trust common stock. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the exchange ratio or otherwise.

In connection with Lazard’s services as financial advisor to Wilmington Trust, Wilmington Trust agreed to pay Lazard a fee, a portion of which has already been paid and a substantial portion of which is contingent upon the closing of the merger or certain other transactions. Wilmington Trust also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or related to Lazard’s engagement, including certain liabilities under U.S. federal securities laws.

Lazard Asset Management serves as a sub-adviser to Wilmington Trust Retirement and Institutional Services Company, in its capacity as Trustee, for several collective investment trusts, and receives a management fee based on a percentage of the net asset value of each applicable collective investment trust. In addition, in the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade and hold securities of Wilmington Trust or the securities of M&T and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may trade and hold securities on behalf of Wilmington Trust, M&T and their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

The exchange ratio was determined through arm’s-length negotiations between Wilmington Trust and M&T and was approved by Wilmington Trust’s Board of Directors. Lazard provided advice to Wilmington Trust during these negotiations. Lazard did not, however, recommend any specific exchange ratio to Wilmington Trust or that any specific exchange ratio constituted the only appropriate merger consideration for the merger. The opinion of Lazard was only one of many factors taken into consideration by Wilmington Trust’s Board of Directors in its evaluation of the merger. Consequently, the analyses described below should not be viewed as determinative of the views of Wilmington Trust’s Board of Directors or Wilmington Trust’s management with respect to the merger or exchange ratio.

In connection with rendering its opinion, Lazard performed certain financial, comparative and other analyses that Lazard deemed appropriate in connection with rendering its opinion as summarized below under “— Summary of Joint Financial Analyses.” The summary of the analyses and reviews described below under “— Summary of Joint Financial Analyses” is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to partial analysis or summary description. Considering selected portions of these analyses and reviews or the summary contained in “— Summary of Joint Financial Analyses,” without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market, regulatory and financial conditions and other matters, many of which are beyond the control of Wilmington Trust and M&T. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to Wilmington Trust, M&T or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

Opinion of Morgan Stanley & Co. Incorporated

In connection with the merger, on October 31, 2010, Morgan Stanley & Co. Incorporated, or Morgan Stanley, rendered its oral opinion, subsequently confirmed in writing to Wilmington Trust’s Board of Directors, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to the holders of shares of Wilmington Trust common stock.

The full text of Morgan Stanley’s opinion, dated October 31, 2010, is attached as Annex C to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to Wilmington Trust’s Board of Directors, addresses only the fairness of the exchange ratio from a financial point of view to the holders of shares of Wilmington Trust common stock, and does not address any other aspect of the merger or constitute a recommendation as to how any stockholders of Wilmington Trust should vote at any stockholders’ meeting held in connection with the merger.

In connection with Morgan Stanley’s opinion, Morgan Stanley was informed by Wilmington Trust that (i) Wilmington Trust had considerable exposure to risks related to its loan portfolio and the related assets of Wilmington Trust and its subsidiaries; (ii) the business and prospects of Wilmington Trust were and would continue to be severely and negatively affected as a result thereof, including its ability to operate on a standalone basis; (iii) Wilmington Trust would incur a significant charge during the quarter ending September 30, 2010, which charge (together with other results of operations) would reduce Wilmington Trust’s tangible book value per share of Wilmington Trust common stock by approximately 50% (and in connection therewith Wilmington Trust provided and Morgan Stanley reviewed certain preliminary financial information relating to Wilmington Trust for the quarter ending September 30, 2010); (iv) based on discussions Wilmington Trust had with United States banking regulators, Wilmington Trust believed that, without a change of control transaction pursuant to which another financial institution acceptable to such regulators acquired Wilmington Trust, Wilmington Trust would face imminent significant regulatory actions and, as a result, its business prospects would likely worsen dramatically; and (v) United States banking regulators had recently issued a letter to Wilmington Trust prohibiting Wilmington Trust from paying dividends on Wilmington Trust common stock.

As a result of the foregoing, Wilmington Trust was faced with a narrowing set of alternatives.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available historical business and financial information relating to Wilmington Trust and M&T, respectively;

•	reviewed certain financial projections prepared by the management of Wilmington Trust and other financial data relating to the business of Wilmington Trust provided to Morgan Stanley by Wilmington Trust;

•	discussed the past and current operations and financial condition and the prospects of Wilmington Trust and M&T with senior executives of Wilmington Trust and M&T, respectively;

•	reviewed the reported prices and trading activity for Wilmington Trust common stock and M&T common stock;

•	compared the financial performance of Wilmington Trust and M&T and the prices and trading activity of Wilmington Trust common stock and M&T common stock with that of certain other publicly traded companies comparable with Wilmington Trust and M&T, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain business combinations involving financial institutions that Morgan Stanley believed to be generally relevant to the merger;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the foregoing information that was publicly available or supplied or otherwise made available to it by Wilmington Trust and M&T and formed a substantial basis for its opinion. Morgan Stanley did not perform certain analyses (such as a discounted cash flow analysis or a dividend discount analysis) that it would customarily prepare in connection with a fairness opinion because of Wilmington Trust’s determination that such analyses were not meaningful as a result of the extraordinary circumstances of Wilmington Trust at the time the opinion was given. Morgan Stanley was unable to rely on, and therefore, with the consent of Wilmington Trust’s Board of Directors, Morgan Stanley did not use in its analysis the financial projections and related data provided to Morgan Stanley by Wilmington Trust, which did not reflect or take into account the potential imminent significant regulatory actions and credit rating downgrades Wilmington Trust could face at the time the opinion was given. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Wilmington Trust’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of Wilmington Trust common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Wilmington Trust or M&T or any of their respective subsidiaries, or concerning the solvency or fair value of Wilmington Trust or M&T, and Morgan Stanley was not furnished with such valuation or appraisal.

Morgan Stanley is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of allowances for losses with respect thereto, and it did not make an independent evaluation of the adequacy of such allowances by Wilmington Trust or M&T. In addition, Morgan Stanley did not review individual credit files nor did it make any physical inspection of the properties or assets of Wilmington Trust or M&T.

In arriving at its opinion, Morgan Stanley took into account the foregoing and it considered recent instances where concerns regarding the financial condition of, or imminent regulatory action involving, a bank or financial institution triggered a rapid deterioration of the institution’s ability to continue normal operations, and as a result of which the common equity holders of the institution received substantially diminished value, if any at all, for their equity.

Further, Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Morgan Stanley is not a legal, tax, accounting or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of M&T and Wilmington Trust and their advisors with respect to legal, tax, accounting and regulatory matters. Events occurring after the date of Morgan Stanley’s opinion may affect its opinion and the assumptions used in preparing it.

Morgan Stanley was retained to provide only a financial opinion letter in connection with the merger. As a result, Morgan Stanley was not involved in structuring, planning or negotiating the merger. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Wilmington Trust, nor did Morgan Stanley negotiate with any of the parties which expressed interest in the possible acquisition of Wilmington Trust or certain of its constituent businesses. Morgan Stanley received a customary fee for its services, which was paid upon the rendering of its financial opinion. Wilmington Trust also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services. In addition, Wilmington Trust has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the two years prior to October 31, 2010, Morgan Stanley provided financial advisory and financing services for M&T and received fees in connection with such services. Morgan Stanley may also seek to provide such services to M&T in the future and expects to receive fees for the rendering of these services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of M&T, Wilmington Trust, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described below should not be taken to be Morgan Stanley’s view of the actual value of Wilmington Trust or M&T. In performing its analyses, Morgan Stanley made assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions relate to factors that are beyond the control of Wilmington Trust or M&T. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described below under “— Summary of Joint Financial Analyses” solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of shares of Wilmington Trust common stock and in connection with the delivery of its opinion to Wilmington Trust’s Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Wilmington Trust or M&T common stock might actually trade.

Morgan Stanley’s opinion did not in any manner address the prices at which M&T common stock will trade at any time, including following the consummation of the merger, and Morgan Stanley expressed no opinion or recommendation as to how any stockholders of Wilmington Trust should vote at any stockholders’ meeting to be held in connection with the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative transaction or other business alternatives, or whether or not such transaction or alternatives could be achieved or were available. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Wilmington Trust other than the holders of shares of Wilmington Trust common stock.

The exchange ratio was determined through arm’s-length negotiations between Wilmington Trust and M&T and was approved by Wilmington Trust’s Board of Directors. Morgan Stanley did not recommend any specific exchange ratio to Wilmington Trust or that any specific exchange ratio constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion and its presentation to Wilmington Trust’s Board of Directors was one of many factors taken into consideration by Wilmington Trust’s Board of Directors in deciding to approve the merger agreement. Consequently, the analyses as described below under “— Summary of Joint Financial Analyses” should not be viewed as determinative of the view of Wilmington Trust’s Board of Directors with respect to the exchange ratio or of whether Wilmington Trust’s Board of Directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Summary of Joint Financial Analyses

The following is a summary of the material financial analyses reviewed with Wilmington Trust’s Board of Directors in connection with Lazard’s and Morgan Stanley’s respective opinions, each dated October 31, 2010. The preparation of a fairness opinion is a complex process, and, in arriving at their opinions, Lazard and Morgan Stanley considered the results of all of their analyses and reviews as a whole, including the extraordinary situation of Wilmington Trust described above in “— Opinion of Lazard Frères & Co. LLC” and “— Opinion of Morgan Stanley & Co. Incorporated.”

Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. None of Wilmington Trust, M&T, Lazard, Morgan Stanley or any other person assumes responsibility if future results are different from those discussed, whether or not any such difference is material.

No company utilized in the following analyses is identical to Wilmington Trust or M&T, and no transaction utilized in the following analyses is identical to the merger. In evaluating the comparable companies and precedent transactions, Lazard and Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Wilmington Trust and M&T, such as the impact of competition on the business of Wilmington Trust, M&T or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Wilmington Trust, M&T or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company or transaction data.

Publicly Traded Comparable Companies Analysis.  Lazard and Morgan Stanley reviewed publicly available information of selected publicly traded comparable companies as of October 29, 2010. The comparable companies included selected Mid-Atlantic Regional Banks and selected Trust & Private Banks. Lazard’s and Morgan Stanley’s analysis distinguished comparable companies with preferred stock issued in conjunction with participation in the U.S. Department of Treasury’s Capital Purchase Program, or TARP, and banks that have repaid or have not taken TARP funds. The comparable companies that have repaid or have not taken TARP funds were considered in the analysis, but Lazard and Morgan Stanley viewed these companies as less directly comparable to Wilmington Trust than companies that currently hold TARP funds in considering the publicly traded comparable companies analysis.

The selected Mid-Atlantic Regional Banks consisted of the following:

Mid-Atlantic Regional Bank	In TARP/Not in TARP

F.N.B. Corporation	Not in TARP
Fulton Financial Corp.	Not in TARP
WSFS Financial Corporation	In TARP
National Penn Bancshares, Inc.	In TARP
Susquehanna Bancshares, Inc.	In TARP
First Commonwealth Financial	Not in TARP

The selected Trust & Private Banks consisted of the following:

Trust & Private Banks	In TARP/Not in TARP

Northern Trust Corporation	Not in TARP
City National Corporation	Not in TARP
Signature Bank	Not in TARP
Washington Trust Bancorp	Not in TARP
Bryn Mawr Bank Corp.	Not in TARP
Boston Private Financial Holdings Inc.	Not in TARP
Wintrust Financial Corporation	In TARP
PrivateBancorp, Inc.	In TARP

For each of the selected comparable Mid-Atlantic Regional Banks and Trust & Private Banks, Lazard and Morgan Stanley derived and compared the multiples of price to tangible book value per share.

The following tables sets forth certain results of these analyses of the comparable companies listed above:

	Low	High	Mean	Median

Multiple of Price to Tangible Book Value for Mid-Atlantic Regional Banks in TARP	1.08x	1.29x	1.21x	1.27x
Multiple of Price to Tangible Book Value for Trust & Private Banks in TARP	0.94x	1.14x	1.04x	1.04x

	Low	High	Mean	Median

Multiple of Price to Tangible Book Value for Mid-Atlantic Regional Banks Not in TARP	1.08x	1.95x	1.48x	1.40x
Multiple of Price to Tangible Book Value for Trust & Private Banks Not in TARP	1.33x	1.90x	1.67x	1.75x

Precedent Transactions Analysis.  Lazard and Morgan Stanley reviewed publicly available information for merger and acquisition transactions involving banks that they deemed relevant to their analysis of the merger. The precedent transactions included (1) distressed bank transactions and (2) FDIC-assisted bank transactions. The transactions reviewed by Lazard and Morgan Stanley were limited to change-of-control bank transactions since July 17, 2007 where the target’s assets were greater than $2.5 billion.

Distressed Bank Transactions

The group of distressed bank transactions consisted of the following:

Distressed Bank Transactions

Announcement Date	Acquiror	Target

5/16/2010	Toronto-Dominion Bank	South Financial Group Inc.
7/26/2009	First Niagara Financial	Harleysville National Corp.
12/18/2008	M&T Bank Corp.	Provident Bankshares Corp.
12/3/2008	Capital One Financial Corp.	Chevy Chase Bank F.S.B.
1/11/2008	Bank of America Corp.	Countrywide Financial Corp.
10/24/2008	PNC Financial Services Group	National City Corp.
10/13/2008	Banco Santander S.A.	Sovereign Bancorp Inc.
10/3/2008	Wells Fargo & Co.	Wachovia Corp.

For each precedent distressed bank transaction listed above, Lazard and Morgan Stanley derived and compared, among other things, the ratio of the price per common share of the acquired company to the tangible book value per share of the acquired company based on the latest publicly available financial statements and market data at the time of the acquisition, one-day prior to the acquisition, one-week prior to the acquisition and one-month prior to the acquisition.

The following table sets forth certain results of these analyses of the precedent transactions listed above:

	Low	High	Mean	Median

Price as Multiple of Tangible Book Value at Transaction	0.17x	1.50x	0.68x	0.62x
Price as Multiple of Tangible Book Value One-Day Prior to Transaction	0.32x	0.88x	0.55x	0.45x
Price as Multiple of Tangible Book Value One-Week Prior to Transaction	0.34x	1.12x	0.70x	0.77x
Price as Multiple of Tangible Book Value One-Month Prior to Transaction	0.47x	1.52x	0.95x	0.96x

FDIC-Assisted Bank Transactions

FDIC-Assisted Bank Transactions

Announcement Date	Acquiror	Target

6/4/2010	National Australia Bank	TierOne Bank
4/30/2010	Popular	Westernbank Puerto Rico
4/30/2010	Mitsubishi UFJ Financial Group	Frontier Bank
4/23/2010	BMO Financial Group	AMCORE Bank
12/18/2009	City National Corp.	Imperial Capital Bank
12/18/2009	IMB Management Holdings	First Federal Bank of California
12/4/2009	New York Community Bancorp	AmTrust Bank
11/6/2009	East West Bancorp	United Commercial Bank
8/21/2009	Banco Bilbao Vizcaya Argentaria	Guaranty Bank
8/14/2009	BB&T	Colonial Bank
5/21/2009	BankUnited (Investor Consortium)	BankUnited
11/21/2008	U.S. Bancorp	Downey Savings & Loan Association
11/21/2008	U.S. Bancorp	PFF Bank & Trust
11/7/2008	Prosperity Bancshares	Franklin Bank
9/25/2008	JPMorgan Chase	Washington Mutual Bank
7/11/2008	IMB Management Holdings	IndyMac Bank

For each precedent FDIC-assisted bank transaction listed above, Lazard and Morgan Stanley derived, among other things, the ratio of the price per common share of the acquired company to the tangible book value per share of the acquired company based on the latest publicly available financial statements and market data one-day prior to the acquisition, one-week prior to the acquisition and one-month prior to the acquisition.

The following table sets forth certain results of these analyses of the precedent transactions listed above:

	Low	High	Mean	Median

Price as Multiple of Tangible Book Value at Transaction	0.00x	0.00x	0.00x	0.00x
Price as Multiple of Tangible Book Value One-Day Prior to Transaction	0.01x	0.56x	0.14x	0.04x
Price as Multiple of Tangible Book Value One-Week Prior to Transaction	0.01x	0.54x	0.17x	0.07x
Price as Multiple of Tangible Book Value One-Month Prior to Transaction	0.01x	0.57x	0.20x	0.16x

M&T Valuation Summary

M&T Comparable Companies Analysis.  Using publicly available information, Lazard and Morgan Stanley compared selected financial and market data of M&T with similar data for the following companies:
BB&T Corporation
Capital One Financial Corp.
Comerica Incorporated
Fifth Third Bancorp
First Horizon National Corporation
Huntington Bancshares Incorporated
KeyCorp
Marshall & Illsley Corporation
PNC Financial Services
Regions Financial Corporation
SunTrust Banks, Inc.
Synovus Financial Corp.
U.S. Bancorp
Zions Bancorporation

Lazard and Morgan Stanley calculated the total shareholder returns, as of October 29, 2010, over certain periods versus the selected companies, an index of the selected companies and the S&P 500. The following table sets forth certain results of these analyses:

	3-Year Return	5-Year Return	10-Year Return

Index of Peer Group	(53.0)	(56.2)	(41.7)
S&P 500	(23.2)	(1.3)	(14.2)
M&T	(14.9)	(17.3)	89.4

Lazard and Morgan Stanley calculated and compared various financial multiples and ratios based on the latest publicly available financial statements and market data. With respect to the selected companies, Lazard and Morgan Stanley presented:

•	multiple of price to tangible book value per share;

•	multiple of price to reported book value per share; and

•	multiple of price to 2011 estimated earnings per share.

The following table sets forth certain results of these analyses as of October 29, 2010:

Selected
	Companies Median	M&T

Multiple of price to tangible book value per share	1.14x	2.33x
Multiple of price to reported book value per share	0.91x	1.19x
Multiple of price to 2011 estimated earnings per share	14.5x	12.5x

The following table sets forth the multiple of price to tangible book value per share for M&T and its peer group as of October 29, 2010 and the average multiple of price to tangible book value per share for the prior 1-year, 3-year and 5-year periods:

Multiple of Price To Tangible Book Value per Share

Average
	Current	1-Year	3-Year	5-Year

M&T	2.33x	2.73x	2.56x	3.24x
Peer group	1.26x	1.40x	1.49x	2.15x

M&T Dividend Discount Analysis.  Lazard and Morgan Stanley calculated a range of values for M&T common stock implied by discounting to present values of estimated M&T earnings and cash dividends. In performing their analysis, Lazard and Morgan Stanley utilized the following assumptions, among others:

•	assumed IBES consensus estimates for earnings and cash dividends per share through 2012;

•	earnings growth estimated to be 7.0% per year from 2013 to 2015 based on IBES consensus long-term growth rate; and

•	cash dividends per share assumed to increase by $0.10 per quarter from 2013 to 2015.

The calculations resulted in a range of fully diluted equity values as follows:

	Terminal FY1 P/E Multiple
	9.0x	11.0x	13.0x	15.0x

7.0%	$67.86	$79.88	$91.91	$103.64
8.0%	$65.07	$76.56	$88.04	$99.52
9.0%	$62.44	$73.40	$84.37	$95.33
10.0%	$59.94	$70.41	$80.89	$91.36
11.0%	$57.57	$67.58	$77.59	$87.60

	Terminal Tangible Book Value Multiple
	1.75x	2.00x	2.25x	2.50

7.0%	$80.47	$90.01	$99.54	$109.08
8.0%	$77.12	$86.22	$95.32	$104.42
9.0%	$73.94	$82.63	$91.32	$100.02
10.0%	$70.93	$79.23	$87.53	$95.84
11.0%	$68.07	$76.01	$83.94	$91.88

M&T’s Reasons for the Merger

M&T believes that the acquisition of Wilmington Trust will complement M&T’s footprint and community banking franchise, and, in particular, that Wilmington Trust’s Wealth Advisory Services and Corporate Client Services units will grow and diversify the combined company’s revenue stream. M&T will seek to introduce those services to its existing commercial banking customers across the M&T footprint. The Board of Directors of M&T approved the merger agreement after M&T’s senior management discussed with the Board of Directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Wilmington Trust. M&T’s Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. M&T’s Board of Directors viewed its position as being based on all the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Board of Directors and Management of M&T Following Completion of the Merger

Upon completion of the merger, the current directors and officers of M&T are expected to continue in their current positions, and the number of directors constituting the whole Board of Directors of M&T shall be increased by one. Mr. Donald E. Foley, Wilmington Trust’s Chairman of the Board and Chief Executive Officer, will be appointed as a director of M&T. Information about the current M&T directors and executive officers can be found in M&T’s proxy statement filed with the SEC on March 5, 2010, which is incorporated by reference into this proxy statement/prospectus, and information about Mr. Foley in his capacity as a director of Wilmington Trust can be found in Wilmington Trust’s proxy statement filed with the SEC on February 22, 2010, which is also incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on Page [ ].

Public Trading Markets

M&T common stock is listed on the NYSE under the symbol “MTB.” Wilmington Trust common stock is listed on the NYSE under the symbol “WL.” Upon completion of the merger, Wilmington Trust common stock will be delisted from the NYSE and thereafter will be deregistered under the Exchange Act. The M&T common stock issuable in the merger will be listed on the NYSE.

Wilmington Trust Stockholders Do Not Have Dissenters’ Appraisal Rights in the Merger

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the Delaware General Corporation Law.

Unless the certificate of incorporation otherwise provides (and the restated certificate of incorporation of Wilmington Trust does not so provide), Delaware law provides that no appraisal rights are available for shares of any class or series of stock, which stock, at the record date fixed to determine the stockholders entitled to receive notice of and vote at a meeting of stockholders to act upon an agreement and plan of merger, was either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available for shares of any class or series of stock if the holders thereof are required by the terms of an agreement and plan of merger to accept for such stock anything except (a) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (b) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (c) cash for fractional shares or (d) any combination of (a)-(c).

Consequently, because each of M&T’s and Wilmington Trust’s common stock is listed on the NYSE, and Wilmington Trust stockholders are receiving M&T common stock in exchange for their shares of Wilmington Trust common stock (and cash in lieu of fractional shares), Wilmington Trust’s stockholders do not have dissenters’ appraisal rights in the merger with respect to their shares of Wilmington Trust common stock.

Regulatory Approvals Required for the Merger

Each of M&T and Wilmington Trust has agreed to use its commercially reasonable efforts to obtain all regulatory approvals required to complete the merger and the other transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board and the Office of the State Bank Commissioner of the State of Delaware, among others. M&T and Wilmington Trust have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

Federal Reserve Board.  The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board pursuant to Section 3 and Section 4 of the Bank Holding Company Act of 1956.

Additional Regulatory Approvals and Notices.  The transactions contemplated by the merger agreement are also subject to approval by the Office of the State Bank Commissioner of the State of Delaware. Applications and notifications may be filed with various other state regulatory agencies.

M&T and Wilmington Trust believe that the transactions contemplated by the merger agreement do not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on M&T or Wilmington Trust. However, there can be no assurances that such approvals will be received on a timely basis, or as to our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge. The parties’ obligations to complete the transactions contemplated by the merger agreement are subject to a number of conditions, including the receipt of all required regulatory consents and approvals, and, in the case of M&T, any such approval must not impose any restriction or condition that, in M&T’s good faith judgment, would reasonably be expected to have a material adverse effect on M&T or Wilmington Trust, measured on a scale relative to Wilmington Trust.

Dividends

The payment, timing and amount of dividends with respect to M&T after the merger is subject to the determination of M&T’s Board of Directors and may change at any time. In the third quarter of 2010, M&T declared a dividend of $0.70 per share of M&T common stock. For comparison, if the merger had occurred prior to the dividend paid by M&T in the third quarter of 2010, Wilmington Trust common stockholders in receipt of the merger consideration (based on the exchange ratio) would hypothetically have received a dividend in the third quarter of 2010 equivalent to $0.036 per share of Wilmington Trust common stock.

The merger agreement permits each of M&T and Wilmington Trust to continue to pay regular quarterly cash dividends to its stockholders prior to the completion of the merger. The agreements separately entered into by Wilmington Trust and M&T with the U.S. Department of the Treasury with respect to their individual participation in the TARP Capital Purchase Program contain limitations on certain actions of M&T and Wilmington Trust, including, but not limited to, the payment of cash dividends in excess of their current quarterly cash dividends. As directed by its regulators, Wilmington Trust’s Board of Directors did not declare a dividend on its common stock following the 2010 third quarter. The payment, timing and amount of dividends by M&T or Wilmington Trust on their common stock in the future, either before or after the merger is completed, are subject to the determination of each company’s respective Board of Directors and depend on cash requirements, contractual restrictions, financial condition and earnings, legal and regulatory considerations and other factors.

For further information, please see “Comparative Market Prices and Dividends” on Page [ ] and “Recent Developments” on Page [ ].

Interests of Wilmington Trust’s Directors and Executive Officers in the Merger

In considering the recommendation of Wilmington Trust’s Board of Directors that you vote to adopt the merger agreement, you should be aware that Wilmington Trust’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of Wilmington Trust’s stockholders generally. Wilmington Trust’s Board of Directors was aware of and considered these interests, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby, and in recommending that Wilmington Trust’s stockholders vote in favor of adoption of the merger agreement. For purposes of all of the Wilmington Trust agreements and plans described below, the consummation of the transactions contemplated by the merger agreement generally will constitute a change in control of Wilmington Trust.

Equity Compensation Awards.  At the effective time of the merger, any vesting conditions applicable to any shares of restricted stock of Wilmington Trust or restricted stock units payable in shares of Wilmington Trust common stock granted pursuant to Wilmington Trust’s stock plans will, subject to applicable law and otherwise subject to the terms of the applicable award or plan, lapse, and such shares of restricted stock or restricted stock units will be treated the same as all other shares of Wilmington Trust common stock in accordance with the terms of the merger agreement. See the section of this proxy statement/prospectus entitled “The Agreement and Plan of Merger — Terms of the Merger” on Page [ ]).

Assuming that the merger is consummated on April 1, 2011, subject to applicable law or the terms of the applicable award or plan, the number of unvested shares of restricted Wilmington Trust common stock held by each of Donald E. Foley, David R. Gibson, Robert V.A. Harra Jr., William J. Farrell II, Mark A. Graham, Michael A. DiGregorio and Kevyn N. Rakowski that would vest and become free of restrictions is 23,463; 28,623; 25,520; 24,009; 20,074; 2,617; and 2,097, respectively. The number of unvested restricted stock units payable in shares of Wilmington Trust common stock held by Wilmington Trust’s six non-employee directors and Mr. Foley (in respect of the period he served as a non-employee director) (as a group) that would vest and become free of restrictions is 18,029.

In addition, upon consummation of the merger, all outstanding and unexercised options to acquire shares of Wilmington Trust common stock (whether vested or unvested) will be cancelled without payment.

Severance Agreements.  Certain of Wilmington Trust’s subsidiaries have entered into substantially similar severance agreements with all of Wilmington Trust’s executive officers. For each executive officer, the severance agreement provides for the payment of certain severance payments if the executive officer’s employment is terminated (1) by Wilmington Trust upon or within two years following a “change in control” (as defined in the severance agreement, and including the merger with M&T) for any reason other than for “cause” or the executive officer’s death or “disability” (each as defined in the severance agreement), (2) by the executive officer upon or within two years after a change in control for “good reason” (as defined in the severance agreement), or (3) before a change in control by Wilmington Trust other than for cause or by the executive officer for good reason and in either case it is reasonably demonstrated that the termination of employment was at the request of a “third party” (as defined in the applicable severance agreement) that has taken steps reasonably calculated to effect a change in control or otherwise arose in connection with or in anticipation of a change in control, hereinafter referred to as a Qualifying Termination.

Under these severance agreements, upon a Qualifying Termination, the executive officer is entitled to severance pay in a lump sum equal to three years’ of the executive officer’s (1) highest base salary in the 12 months preceding termination of his or her employment and (2) bonus and incentive payments for the preceding calendar year, all discounted to present value at a discount rate of the rate paid on the termination date on U.S. Treasury bills with maturities of one and one-half years, and net of imputed income. In addition, the executive officer generally will receive medical, life, disability, and health-and-accident benefits at the subsidiary’s expense for three years following the date of his or her Qualifying Termination. To the extent these benefits constitute “excess parachute payments” under Section 4999 of the Code, the benefits will be reduced to the maximum amount of severance benefits that the executive officer may receive without becoming subject to the excise tax.

Assuming that the excess parachute payment cutback under the terms of the severance agreements as described above does not apply, and that all executive officers experience a Qualifying Termination immediately following the merger, the maximum cash severance payments and benefits that may be paid, subject to applicable law or the terms of the applicable severance agreement, to each of Messrs. Foley, Gibson, Harra, Farrell, Graham and DiGregorio and Ms. Rakowski is approximately $3,751,525, $1,853,923, $1,807,402, $2,194,907, $2,020,379, $1,309,032, and $940,985, respectively.

Amended and Restated Directors’ Deferred Fee Plan.  Pursuant to the Amended and Restated Directors’ Deferred Fee Plan, individuals who are outside directors of Wilmington Trust may elect to defer receipt of any cash portion of their directors’ fees until they cease service as directors. Each director may elect to earn a yield on the deferred portion based on (1) yields Wilmington Trust pays on certain of its deposit products and/or (2) changes in the price of Wilmington Trust’s common stock, together with dividends on that stock at the rate earned on Wilmington Trust’s outstanding stock. The aggregate amount of the account balances of the non-employee directors and Mr. Foley (in respect of the period he served as a non-employee director) under the Amended and Restated Directors’ Deferred Fee Plan, based on the closing price of Wilmington Trust’s common stock on November 11, 2010 of $4.39 per share, is approximately $33,748, as a group.

Wilmington Trust Non-Qualified Retirement Plan.  Certain executives, including Wilmington Trust’s executive officers, participate in a Supplemental Executive Retirement Plan, or SERP. Upon a change in control, subject to applicable law or the terms of the SERP, executives become vested in their right to receive accrued benefits under the SERP. Based on benefits accrued as of December 31, 2010, Messrs. Foley, Gibson, Harra, Farrell, Graham and DiGregorio and Ms. Rakowski, would be vested in approximately $112,838, $2,657,258, $6,540,416, $2,882,729, $1,725,558, $2,207,472, and $235,059 in SERP benefits, respectively. These amounts may be different as of the date of the closing of the merger based on the extent of additional benefit accruals and changes in vested status.

Membership on M&T’s Board.  Upon the consummation of the merger, Mr. Foley, Chairman of the Board of Directors and Chief Executive Officer of Wilmington Trust, will become a member of the M&T Board of Directors. For more information concerning the M&T Board of Directors following completion of the merger, see “The Merger — Board of Directors and Management of M&T Following Completion of the Merger” on Page [ ].

Indemnification and Insurance.  The merger agreement requires M&T to indemnify and advance expenses to present and former directors and officers of Wilmington Trust and its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, or liabilities or amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director or officer of Wilmington Trust or any matters arising out of consummation of the merger, whether asserted or claimed prior to or following the merger. M&T is also required, to the fullest extent permitted by law, to maintain in effect for a period of six years following consummation of the merger all indemnification provisions under Wilmington Trust’s restated certificate of incorporation or amended and restated bylaws or specified indemnification agreements in effect on the date of the merger agreement. The merger agreement also provides that, for a period of six years after completion of the merger, M&T will provide directors’ and officers’ liability insurance and fiduciary insurance to reimburse current and former directors and officers with respect to claims arising at or prior to the completion of the merger. The insurance will contain terms and conditions that are not less advantageous than the current coverage provided by Wilmington Trust, except that M&T is not required to incur annual premium expense greater than 300% of Wilmington Trust’s current annual directors’ and officers’ liability insurance premium. In lieu of the insurance described in the preceding sentences, M&T, or Wilmington Trust in consultation with M&T (for an aggregate price of no more than 325% of Wilmington Trust’s current annual directors’ and officers’ liability insurance premium), may purchase prepaid or “tail” directors’ and officers’ liability insurance coverage equivalent to the coverage described in the preceding sentences.

Litigation Relating to the Merger

On November 5, 2010, two purported stockholders of Wilmington Trust filed lawsuits in the Delaware Court of Chancery captioned Medich v. Wilmington Trust Corporation, et al., C.A. No. 5958 (Del. Ch.) and Yi v. Wilmington Trust Corporation, et al., C.A. No. 5959 (Del. Ch.). On November 9, 2010, a third purported stockholder of Wilmington Trust filed a lawsuit in the Delaware Court of Chancery captioned Burie v. Foley, et al., C.A. No. 5970 (Del. Ch.). On December 8, 2010, these complaints were consolidated under the caption In re Wilmington Trust Corporation Shareholders Litigation, C.A. No. 5958-VCL (Del. Ch.). On December 10, 2010, plaintiffs filed an amended and consolidated complaint, which we refer to as the Consolidated Complaint. On December 20, 2010, defendants moved to dismiss the Consolidated Complaint.

The Consolidated Complaint names as defendants Wilmington Trust, each of the current members of Wilmington Trust’s Board of Directors, whom we refer to as the Director Defendants, M&T and Merger Sub. It is brought on behalf of a putative class of Wilmington Trust’s common stockholders and seeks a declaration that it is properly maintainable as a class action. The Consolidated Complaint alleges that the Director Defendants breached their fiduciary duties by failing to maximize stockholder value in connection with the merger and also alleges that M&T and Merger Sub aided and abetted those breaches of fiduciary duty. It further alleges that the Director Defendants improperly favored M&T and discouraged alternative bids by agreeing to the merger agreement’s no solicitation provision, termination fee provision, and notification clause. In addition, the Consolidated Complaint claims that the consideration to be received by Wilmington Trust’s common stockholders is inadequate and unfair. Finally, the Consolidated Complaint claims that the Form S-4 filed by defendants in connection with the merger omits material information. It alleges deficiencies in the descriptions of negotiations with interested parties, failure to disclose the identity of one financial advisor and the fees payable to all financial advisors, and failure to adequately explain the financial advisors’ valuation analyses. The Consolidated Complaint claims that without this information, Wilmington Trust’s shareholders cannot meaningfully determine whether to approve the merger.

The Consolidated Complaint seeks declaratory and injunctive relief to prevent the consummation of the merger, a constructive trust over any benefits improperly received by defendants, and costs including plaintiffs’ attorneys’ and experts’ fees.

Each of M&T and Wilmington Trust believes that the claims asserted are without merit and intends to vigorously defend against this lawsuit.

Securities Litigation

Between November 18, 2010, and December 10, 2010, four purported purchasers of Wilmington Trust’s common stock filed lawsuits in the United States District Court for the District of Delaware captioned Pipefitters Local 537 Annuity Fund v. Wilmington Trust Corporation, et al., C.A. No. 10-990-LPS (D. Del.), Rooney v. Wilmington Trust Corporation, et al., C.A. No. 10-995-LPS (D. Del.), Elzagha v. Wilmington Trust Corporation, et al., C.A. No. 10-1020-LPS (D. Del.) and Lynch v. Wilmington Trust Corporation, et al., C.A. No. 10-1086 (D. Del.).

One or more of the lawsuits asserted claims against Wilmington Trust, certain current and former executive officers and directors of Wilmington Trust, J.P. Morgan and Keefe, Bruyette & Woods. All four lawsuits allege violations of Sections 10(b) and 20(a) of the 1934 Securities Exchange Act and Rule 10b-5 promulgated thereunder. One of the lawsuits also alleges violations of Section 11 of the 1933 Securities Act. All of the lawsuits allege that the defendants knowingly made materially false and misleading statements and omissions in press releases and securities filings regarding Wilmington Trust’s loan loss provisions and reserves, and its loan charge offs. The complaints allege that these actions artificially inflated the price of Wilmington Trust’s common stock and that the stock price fell as a result of certain disclosures that allegedly revealed the purported misrepresentations. One of the lawsuits alleges that defendants made false and materially misleading statements in the materials used in the Wilmington Trust’s February 23, 2010, offering of common stock. All of the lawsuits seek compensatory damages, interest, and costs including attorneys’ and experts’ fees.

On January 18, 2011, four groups of purported purchasers of Wilmington Trust’s common stock filed motions in the United States District Court for the District of Delaware seeking to consolidate these four lawsuits and be appointed lead plaintiffs. The Court has not yet ruled on these motions.

Wilmington Trust believes the claims asserted in these lawsuits are without merit and intends to vigorously defend against these lawsuits.

ERISA Litigation

On December 20, 2010, two participants in the Wilmington Trust Thrift Savings Plan, which we refer to as the Plan, filed a lawsuit in the United States District Court for the District of Delaware captioned Outten, et al., v. Wilmington Trust Corporation, et al., C.A. No. 10-1114-SD (D. Del.), which we refer to as the Outten lawsuit. On January 31, 2011, another participant in the Plan filed a lawsuit in the United States District Court for the District of Delaware captioned Gray v. Wilmington Trust Corporation, et al., C.A. No. 11-101 UNA (D. Del.), which we refer to as the Gray lawsuit. Both lawsuits name as defendants Wilmington Trust, Wilmington Trust Company, the Plan’s benefits administration committee, which we refer to as the Committee, and certain executive officers and employees who are alleged to have served on the Committee during the class periods from January 1, 2008 to the present for the Outten lawsuit and December 31, 2006 to December 31, 2010 for the Gray lawsuit, which we refer to as the Class Periods. The Gray lawsuit also names as a defendant a former director and executive officer of Wilmington Trust.

These lawsuits are brought on behalf of a purported class of all participants and beneficiaries of the Plan whose Plan accounts were invested in Wilmington Trust’s common stock during the Class Periods. The complaints allege that defendants violated the Employee Retirement Income Security Act, or ERISA, by failing to act solely in the interest of the Plan’s participants and beneficiaries and by failing to exercise the required skill and care in administering the Plan during the Class Periods. The complaints claim that defendants allowed investment of the Plan’s assets in Wilmington Trust common stock throughout the Class Periods despite the fact that defendants knew or should have known that such investment was not a suitable investment for the Plan. The complaints further allege that defendants failed to provide them with necessary information regarding Wilmington Trust’s financial condition and that defendants placed their own pecuniary interests above the interests of the Plan’s participants. Defendants also are alleged to have failed to share with the fiduciaries of the Plan information regarding Wilmington Trust and failed to monitor the fiduciaries.

These lawsuits seek declaratory and injunctive relief, damages in the form of Plan losses, and awards of attorneys’ fees.

Wilmington Trust believes the claims asserted are without merit and intends to vigorously defend against these lawsuits.

THE AGREEMENT AND PLAN OF MERGER

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of M&T’s Board of Directors and Wilmington Trust’s Board of Directors has declared advisable the merger agreement, which provides for the merger of Merger Sub with and into Wilmington Trust, with Wilmington Trust being the surviving corporation in the merger and a wholly owned subsidiary of M&T. Each share of Wilmington Trust common stock, par value $1.00 per share, issued and outstanding immediately prior to the completion of the merger, except for specified shares of Wilmington Trust common stock held by Wilmington Trust or M&T or their subsidiaries, will be converted into the right to receive 0.051372 of a share of M&T common stock, which we refer to herein as the exchange ratio. If the number of shares of common stock of M&T changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, then a proportionate adjustment will be made to the exchange ratio.

M&T will not issue any fractional shares of M&T common stock in the merger. The exchange agent will aggregate all fractional interests in M&T common stock and sell such shares in a transaction or transactions executed on one or more stock exchanges and deliver the cash proceeds of any such sales to Wilmington Trust common stockholders in lieu of their fractional interest shares of M&T common stock. Any costs incurred in connection with such a sale (including any commissions, currency exchange fees, transfer taxes and other transaction costs) will be borne by M&T.

The articles of incorporation attached as Exhibit A to the merger agreement will be the articles of incorporation of the surviving corporation (the name of the surviving corporation will be Wilmington Trust Corporation), and the bylaws of Merger Sub, as then in effect, will be the bylaws of the surviving corporation.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “— Conditions to Complete the Merger” below.

The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware. However, we may agree to a later time for completion of the merger and specify that time in accordance with Delaware law. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than the third business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement, or on another mutually agreed date. It currently is anticipated that the completion of the merger will occur by mid-year 2011, subject to the receipt of regulatory approvals and other customary closing conditions, but we cannot guarantee when or if the merger will be completed.

Treatment of Wilmington Trust Stock Options and Wilmington Trust Stock Awards

Under the terms of the merger agreement, upon completion of the merger, the outstanding and unexercised stock options to acquire Wilmington Trust common stock will be cancelled and cease to exist, and no payment will be made with respect thereto.

With respect to shares of restricted stock and each other right of any kind to receive shares of Wilmington Trust common stock (other than stock options) granted under Wilmington Trust’s stock plans, under the terms of the merger agreement, upon the completion of the merger, such outstanding rights, subject to applicable law and otherwise subject to the terms of the applicable award or plan, will become fully vested and be converted into the right to receive the merger consideration. The number of unrestricted shares of M&T common stock will equal: (a) the number of shares of restricted Wilmington Trust common stock as of immediately prior to the completion of the merger, multiplied by (b) the exchange ratio of 0.051372, with fractional shares to be satisfied through a cash payment in accordance with the terms of the merger agreement. The foregoing applies to shares issued under Wilmington’s 1996 Long-Term Incentive Plan, 1999 Long-Term Incentive Plan, 1999 Executive Incentive Plan,

Amended and Restated 2002 Long-Term Incentive Plan, 2001 Non-Employee Directors’ Stock Option Plan, 2004 Executive Incentive Plan, Amended and Restated 2005 Long-Term Incentive Plan, Amended and Restated Directors’ Deferred Fee Plan, 2009 Executive Incentive Plan, and 2009 Long-Term Incentive Plan.

If any shares of Wilmington Trust restricted stock are held by an employee of Wilmington Trust subject to limitations under applicable law relating to the accelerated vesting of benefits, such shares of restricted stock will vest, subject to applicable law and otherwise subject to the terms of the applicable award or plan, immediately following the completion of the merger.

Treatment of Wilmington Trust Preferred Stock

Each share of Wilmington Trust’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to herein as Wilmington Trust Series A Preferred Stock, issued and outstanding immediately prior to the merger will be converted into the right to receive one one-hundredth (1/100) of a share of a series of M&T preferred stock to be designated, prior to the completion of the merger, as Fixed Rate Cumulative Perpetual Preferred Stock, Liquidation Preference $100,000.00 per share, and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Wilmington Trust Series A Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Wilmington Trust Series A Preferred Stock immediately prior to such conversion, taken as a whole; provided, however, that the voting powers of the M&T preferred stock to be issued upon conversion of the Wilmington Trust Series A Preferred Stock will be substantially the same as the voting powers of the Wilmington Trust Series A Preferred Stock.

Treatment of Wilmington Trust Warrant

The warrant issued on December 12, 2008 to the U.S. Department of the Treasury in connection with the Wilmington Trust Series A Preferred Stock will be automatically converted into a warrant to purchase M&T common stock adjusted in accordance with the exchange ratio, and the exercise price will be equal to the exercise price for the warrant divided by the exchange ratio.

Conversion of Shares; Exchange of Certificates

The conversion of Wilmington Trust common stock into the right to receive the merger consideration will occur automatically upon completion of the merger. As promptly as reasonably practicable after completion of the merger, an exchange agent will exchange certificates or book entry shares representing shares of Wilmington Trust stock for the merger consideration, without interest, to be received by holders of Wilmington Trust stock in the merger pursuant to the terms of the merger agreement. M&T will appoint Registrar and Transfer Company as exchange agent in the merger to exchange certificates or book entry shares for the merger consideration and perform other duties as explained in the merger agreement. The exchange of any book entry shares will be made in accordance with the exchange agent’s customary procedures with respect to securities presented by book entry.

If any M&T shares are to be issued, or cash payment in lieu of fractional shares made, in a name other than that in which the Wilmington Trust stock certificates or book entry shares surrendered in exchange for the merger consideration are registered, the person requesting the exchange must pay any transfer or similar taxes required by reason of the issuance of the new M&T shares or the payment of the cash in lieu of fractional shares in a name other than that of the registered holder of the Wilmington Trust stock certificate or book entry share surrendered, or must establish to the satisfaction of M&T or the exchange agent that any such taxes have been paid or are not applicable.

Letter of Transmittal.  As soon as reasonably practicable after the completion of the merger, and in any event not later than the second business day following the completion of the merger, the exchange agent will mail a letter of transmittal to those persons who were Wilmington Trust stockholders immediately prior to the completion of the merger. This mailing will contain instructions on how to surrender shares of Wilmington Trust stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for Wilmington Trust stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit of that fact by the claimant, and, if reasonably required by M&T or the exchange agent, appropriate and customary indemnification.

Withholding.  Each of M&T, Wilmington Trust and the exchange agent will be entitled to deduct and withhold from any cash in lieu of fractional shares of M&T payable to any Wilmington Trust stockholder such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions

Prior to the completion of the merger, Wilmington Trust and its subsidiaries may not make, declare or pay any dividend or distribution on its capital stock or redeem, repurchase or otherwise acquire any shares of its capital stock (or any securities or obligations convertible or exchangeable or exercisable for shares of its capital stock), other than:

•	regular quarterly dividends on its common stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the execution of the merger agreement, which rate was $0.01 per share of common stock, and payment dates consistent with past practice;

•	dividends from Wilmington Trust’s wholly owned subsidiaries to only it or other of its wholly owned subsidiaries;

•	required dividends on Wilmington Trust’s preferred stock or the preferred stock of its subsidiaries;

•	required dividends on the common stock of any of its subsidiaries that is a real estate investment trust; or

•	the distribution of rights pursuant to Wilmington Trust’s rights agreement (other than in connection with the transactions contemplated by the merger agreement).

Representations and Warranties

The merger agreement contains customary representations and warranties of Wilmington Trust and M&T relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects and with the exception of the representations concerning capitalization and the absence of a material adverse effect, which must be true and correct in all respects, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representation, has had or is reasonably likely to have a material adverse effect.

For the purposes of the merger agreement, a “material adverse effect” with respect to M&T or Wilmington Trust, as the case may be, means any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate, together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly (a) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement or (b) has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business (including, without limitation, material adverse changes in assets under management, the provision for loan losses, past due, criticized or nonperforming assets or tangible book value) of such party and its subsidiaries taken as a whole, other than, with respect to (b) above, to the extent that effect results from:

•	changes after the date of the merger agreement in GAAP or regulatory accounting requirements;

•	changes after the date of the merger agreement in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate;

•	changes after the date of the merger agreement in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its subsidiaries operate;

•	after the date of the merger agreement, general changes in the credit markets or general downgrades in the credit markets; or

•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

except, in each case listed above, to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or

•	the public disclosure of the merger agreement and the impact thereof on relationships with customers or employees;

•	actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement; or

•	failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof unless separately excluded by one of the preceding clauses, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded by one of the preceding clauses.

The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “— Termination,” if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless a party knowingly breached the merger agreement.

The merger agreement contains representations and warranties made by Wilmington Trust to M&T and Merger Sub relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	power and authority to execute, deliver and perform its obligations under the merger agreement;

•	the absence of conflicts with, or violations of, (a) organizational documents, (b) applicable law or (c) material agreements, indentures or other instruments, in each case as a result of the merger or entry into the merger agreement;

•	required government filings and consents;

•	financial reports and regulatory documents;

•	regulatory investigations and orders;

•	financial statements, internal controls and absence of undisclosed liabilities;

•	absence of material adverse changes;

•	compliance with applicable law;

•	legal proceedings;

•	tax matters;

•	employee matters, including employee benefit plans and labor matters;

•	material contracts;

•	intellectual property;

•	broker-dealer and investment advisory matters;

•	the inapplicability of state takeover laws and Wilmington Trust’s rights agreement;

•	real property and leases;

•	loan matters;

•	insurance;

•	derivative instruments and transactions;

•	affiliate transactions;

•	receipt of a fairness opinion;

•	broker’s fees; and

•	information about Wilmington Trust included in this proxy statement/prospectus.

The merger agreement also contains representations and warranties made by M&T to Wilmington Trust and Merger Sub relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	power and authority to execute, deliver and perform its obligations under the merger agreement;

•	the absence of conflicts with, or violations of, (a) organizational documents, (b) applicable law or (c) material agreements, indentures or other instruments, in each case as a result of the merger or entry into the merger agreement;

•	required government filings and consents;

•	financial reports and regulatory documents;

•	financial statements;

•	absence of material adverse changes;

•	compliance with applicable law;

•	legal proceedings;

•	information about M&T included in this proxy statement/prospectus; and

•	M&T’s ownership of Wilmington Trust shares prior to the consummation of the merger.

The representations and warranties described above and included in the merger agreement were made by each of M&T and Wilmington Trust to the other. These representations and warranties may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, such representations and warranties (a) will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except as a result of a knowing breach as of the date of the merger agreement, and (b) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the merger agreement is included in this proxy statement/prospectus only to provide investors with information regarding the terms of the merger agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on Page [ ].

Covenants and Agreements

Each of Wilmington Trust and M&T has undertaken customary covenants that place restrictions on it and its subsidiaries until the completion of the merger.

Conduct of Business of Wilmington Trust Pending the Merger.  Wilmington Trust has agreed that, prior to the completion of the merger, it and its subsidiaries will conduct their respective businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to maintain and preserve intact their respective business organizations and their respective rights, authorizations, franchises and other authorizations from governmental entities and advantageous business relationships and to retain their respective officers and key employees. Wilmington Trust has also agreed, on behalf of itself and its subsidiaries, to take no action that would reasonably be expected to adversely affect or delay the receipt of any regulatory approvals required to complete the transactions contemplated by the merger agreement or otherwise delay the consummation of the transactions contemplated by the merger agreement.

Wilmington Trust further agreed to consult with M&T regarding any significant transactions or tax return positions reasonably expected to materially increase or affect Wilmington Trust’s net operating losses or capital losses for any taxable year or period and, in Wilmington Trust’s reasonable discretion, take account of M&T’s views to the extent reasonably feasible, including requests by M&T that Wilmington Trust or any of its subsidiaries participate in certain reorganization transactions prior to the completion of the merger; provided that such reorganization transactions shall not (a) change the voting powers of the Wilmington Trust Series A Preferred Stock, (b) alter or change the amount or kind of the consideration to be issued to holders of Wilmington Trust common stock or Wilmington Trust Series A Preferred Stock as merger consideration or (c) materially impede or delay consummation of the merger. In addition, Wilmington Trust has agreed that, with certain exceptions and except with M&T’s prior written consent, Wilmington Trust will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	issue, sell or otherwise permit to become outstanding, or commit to issue or sell or dispose of or encumber or pledge or authorize or propose the creation of, any additional shares of Wilmington Trust stock or other equity interest or securities convertible into or exchangeable for any additional shares of capital stock or other equity interest other than pursuant to rights existing on the date of the merger agreement or issuances under dividend reinvestment plans or pursuant to the exercise of the Wilmington Trust Warrant;

•	permit any shares of Wilmington Trust stock to become subject to new grants;

•	declare or pay any dividends or other distributions on any shares of its stock, except as set forth above in “— Dividends and Distributions”;

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue, abandon or fail to maintain, any material rights, assets, deposits or properties or cancel or release any material indebtedness or claims, except:

•	sales of loans and sales of investment securities in the ordinary course of business consistent with past practice;

•	pledges of assets to secure cash management sweeps in the ordinary course of business consistent with past practice;

•	pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice; or

•	as expressly required by the terms of any specified existing agreement.

•	make any acquisition of or investment in any person or acquisition of assets of another person, in each case other than a wholly owned subsidiary of Wilmington Trust, or enter into an agreement relating to a business combination, liquidation or similar transaction (other than transactions solely among wholly owned subsidiaries of Wilmington Trust), or letter of intent or memorandum of understanding or agreement in principle in respect thereto, or, except for foreclosures and other similar transactions in connection with securing or collecting debts previously contracted, or make any purchase or other acquisitions of debt securities, property or assets, except for transactions in the ordinary course of business consistent with past practice and that, together with all other such transactions, do not present a material risk that the closing of the merger will be materially delayed or that required regulatory approvals will be more difficult to obtain;

•	amend its articles of incorporation or bylaws or similar governing documents;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

•	undertake certain actions relating to director, officer or employee agreements, compensation, benefits, hiring and promotion and benefit plans;

•	other than in the ordinary course of business, incur or guarantee any indebtedness for borrowed money;

•	enter into new lines of business or change in any material respect its lending, investment, risk and asset-liability management and other material banking or operating policies except as required by law or by rules or policies imposed by governmental entities;

•	other than in the ordinary course of business consistent with past practice, and subject to certain other exceptions, enter into, renew, extend, terminate or make any material change in any respect or terminate any lease, license, contract or other agreement;

•	make or commit to make any capital expenditures not provided for in Wilmington Trust’s capital expenditure budget in excess of $250,000 individually or $2.5 million in the aggregate;

•	permit the construction of new structures or facilities upon, or purchase, or lease any real property, or open, relocate or close any branch or other facility or make an application to do so;

•	settle any claim, action or proceeding involving monetary damages in excess of $250,000 or, other than in the ordinary course of business consistent with past practice, waive or release any material rights or claims or agree or consent to the issuance of any injunction or order affecting the business or operations of Wilmington Trust;

•	materially change its investment securities portfolio policy or its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage-related securities that would be considered “high-risk” securities under applicable regulatory pronouncements;

•	except as required by law or applicable regulatory authorities, make any material change in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or its hedging practices and policies;

•	alter materially its interest rate or fee pricing policies with respect to depository accounts of any of its subsidiaries or waive any material fees with respect thereto;

•	make, change or revoke any material tax election, change any material method of tax accounting, adopt or change any taxable year or period, file any amended material tax returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of taxes, settle or compromise any material tax liability of Wilmington Trust or any of its subsidiaries, enter into any closing agreement with respect to any material tax, or surrender any right to claim a material tax refund;

•	knowingly take any action that is reasonably likely to result in any of the conditions to the consummation of the merger not being satisfied or materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, except as required by applicable law or the merger agreement;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;

•	without providing prior notice to and consulting with M&T and except as approved by Wilmington Trust prior to the date of the merger agreement, make or acquire any loan or issue a commitment for any loan or amend or modify in any material respect any existing loan that would result in total credit exposure to the applicable borrower and its affiliates in excess of $10 million, amend or modify in any material respect any existing loan rated “special mention” or below by Wilmington Trust with total credit exposure in excess of $5 million or modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, in each case in excess of $1 million; provided that M&T will respond to any such notice or request for consultation promptly and in any event within three business days following any such request that contains all information that is material to the decision involved, and Wilmington Trust will take no action prior to the expiration of such three business day period unless and until it has received M&T’s response; or

•	agree to, or make any commitment to, take any of these restricted actions.

Conduct of Business of M&T Pending the Merger.  M&T has agreed that, except with Wilmington Trust’s prior written consent, M&T will not, and will not permit any of its subsidiaries to:

•	amend its organizational documents in a way that would affect holders of Wilmington Trust common stock or holders of Wilmington Trust preferred stock adversely relative to other holders of M&T common stock or the M&T preferred stock to be issued as consideration for the Wilmington Trust preferred stock;

•	take any action that is reasonably likely to result in any of the conditions to the consummation of the merger not being satisfied or materially impair its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, except as required by applicable law or policies imposed by any governmental entity;

•	take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of M&T or Merger Sub to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or consummate the transactions contemplated under the merger agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of these restricted actions.

M&T has also agreed to deliver agreements in a form reasonably satisfactory to Wilmington Trust, to assume at the time of the completion of the merger Wilmington Trust’s obligations with respect to the Wilmington Trust Series A Preferred Stock and the related securities purchase agreement with the U.S. Department of the Treasury.

Certain Additional Covenants.  The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, cooperation regarding filings and proceedings with governmental and other agencies and organizations and obtaining required consents, the listing of M&T common shares to be issued in the merger and the sharing of certain information regarding Wilmington Trust’s business.

Regulatory Filings.  Wilmington Trust and M&T have also agreed to use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of third party and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement. No party will be required to take any such action, however, if the taking of such action or of compliance with such permits, consents, authorizations or approvals is reasonably likely to result in the imposition of any restriction or condition that, in M&T’s good faith judgment, would reasonably be expected to have a material adverse effect on M&T or Wilmington Trust, measured on a scale relative to Wilmington Trust.

Wealth Advisory Services and Corporate Client Services to Be Held Separate

The parties intend that, following the completion of the merger, the Wealth Advisory Services and Corporate Client Services businesses of Wilmington Trust will be held out to M&T’s clients and potential clients as a distinct line of business of M&T and division within M&T’s corporate structure and will continue to contain the substantial core of Wilmington Trust’s Wealth Advisory Services and Corporate Client Services businesses. M&T’s current intention is to continue to employ and preserve the trademarks and brand names related to Wilmington Trust’s

Wealth Advisory Services and Corporate Client Services businesses, including the “Wilmington Trust” name and branding, in a manner consistent with the way they have been used in the past. M&T further intends that Wilmington, Delaware will serve as the headquarters for the Wealth Advisory Services and Corporate Client Services businesses following the consummation of the merger. M&T currently intends to seek opportunities to use the Wealth Advisory Services and Corporate Client Services businesses as a platform for expanding or enhancing M&T’s existing wealth advisory services and corporate client services businesses.

Commitments to the Community

It is M&T’s current intent that, following the consummation of the merger, it will maintain Wilmington Trust’s strong commitment to charitable giving in the greater Wilmington, Delaware area and to maintain or increase the annual level of charitable giving beyond the current levels of Wilmington Trust in that area. M&T has agreed to honor, and to cause Wilmington Trust to honor, Wilmington Trust’s obligations to pay in a timely fashion all charitable pledges and sponsorships of Wilmington Trust and its subsidiaries outstanding at the time of the execution of the merger agreement.

Wilmington Trust Stockholder Meeting and Recommendation of Wilmington Trust’s Board of Directors

The merger agreement requires that Wilmington Trust call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the vote required to adopt the merger agreement. The Board of Directors of Wilmington Trust has agreed to recommend that Wilmington Trust’s stockholders vote in favor of adoption of the merger agreement and to not withdraw, modify or qualify such recommendation in any manner adverse to M&T (which we refer to in this document as a change in Wilmington Trust’s recommendation), except that Wilmington Trust’s Board of Directors may effect a change in Wilmington Trust’s recommendation if and only to the extent that:

•	Wilmington Trust has complied in all material respects with its obligations under the no solicitation covenant of the merger agreement, which is described below under “— Agreement Not to Solicit Other Offers”;

•	Wilmington Trust’s Board of Directors, after consultation with its outside legal advisors, concludes in good faith that the failure to effect a change in Wilmington Trust’s recommendation would cause it to violate the Board’s fiduciary duties under applicable law;

•	If the change in Wilmington Trust’s recommendation is made after Wilmington Trust has received an alternative transaction proposal (as described below) from a third party and Wilmington Trust’s Board of Directors has concluded in good faith that it is or is reasonably likely to constitute a superior proposal (as described below) after taking into account any amendment or modifications to the merger agreement agreed to by M&T, and Wilmington Trust has:

•	given at least three business days’ written notice to M&T of its intention to effect a change in Wilmington Trust’s recommendation, specifying the material terms and conditions of the superior proposal, including the identity of the person making such proposal or inquiry and the material terms of such proposal, if any; and

•	negotiated with M&T in good faith during this period of not less than three business days to improve the terms of the merger agreement.

In the event of any material revisions to the superior proposal, Wilmington Trust will be required to deliver a new written notice to M&T two days in advance of its intention to effect a change in Wilmington Trust’s recommendation and to comply with the other requirements described above during that two-day period.

For purposes of the merger agreement,

•	an “alternative transaction proposal” means any inquiry, proposal or indication of interest (whether binding or non-binding) to Wilmington Trust or its stockholders with respect to (a) any transaction or series of related transactions with one or more third persons involving (i) any purchase from Wilmington Trust or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Wilmington Trust or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the total outstanding voting securities of Wilmington Trust or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Wilmington Trust or any of its subsidiaries or (ii) any sale, lease exchange, transfer, license, acquisition or disposition of more than 15% of the assets of Wilmington Trust and its subsidiaries, taken as a whole, or (b) any liquidation or dissolution of Wilmington Trust; and

•	a “superior proposal” means an unsolicited, bona fide written alternative transaction proposal made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (a) all or substantially all of the assets of Wilmington Trust or (b) more than 50% of the outstanding voting securities of Wilmington Trust and, which Wilmington Trust’s Board of Directors has in good faith determined (taking into account, among other things, (i) its consultation with its outside legal counsel and financial advisors and (ii) the terms and conditions of such alternative transaction proposal and the merger agreement (as it may be proposed to be amended by M&T)):

•	to be more favorable, from a financial point of view, to Wilmington Trust’s stockholders than the transactions contemplated by the merger agreement (as it may be proposed to be amended by M&T); and

•	to be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such alternative transaction proposal and the person making the proposal.

Notwithstanding the foregoing, the merger agreement requires Wilmington Trust to submit the merger agreement and transactions contemplated thereby to a stockholder vote even if its Board of Directors no longer recommends approval of the merger agreement and the transactions contemplated thereby, in which event the Board may communicate its basis for its lack of a recommendation to stockholders. Unless the merger agreement has been terminated as described below under the caption “— Termination of the Merger Agreement,” Wilmington Trust may not submit to the vote of stockholders any acquisition transaction proposal other than the merger agreement and the transactions contemplated thereby.

Agreement Not to Solicit Other Offers

Wilmington Trust also has agreed that it and its subsidiaries will not, and Wilmington Trust will use all reasonable best efforts to cause its and each of its subsidiaries’ directors, officers employees, agents and advisors not to, directly or indirectly:

•	initiate, facilitate, solicit or knowingly encourage any inquiries or the making or completion of any alternative transaction proposal;

•	provide non-public information in connection with or relating to an alternative transaction proposal;

•	engage in any discussions or negotiations concerning an alternative transaction proposal;

•	approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any alternative transaction proposal; or

•	approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any alternative transaction proposal.

However, if prior to obtaining the required vote of the stockholders of Wilmington Trust adopting the merger agreement Wilmington Trust receives an unsolicited bona fide written alternative transaction proposal that did not result from or arise in connection with a breach of Wilmington Trust’s agreements not to solicit other offers described above and that Wilmington Trust’s Board of Directors determines to be, or in good faith determines constitutes or is reasonably likely to result in, a superior proposal, Wilmington Trust may engage in discussions or negotiations with, or provide confidential or non-public information or data to, the person making that alternative transaction proposal if:

•	Wilmington Trust’s Board of Directors, after consultation with its outside legal counsel, concludes in good faith that the failure to take those actions would cause it to violate the Board’s fiduciary duties under applicable law;

•	prior to providing (or causing to be provided) any non-public information to the person making the inquiry or proposal, Wilmington Trust receives from such person an executed confidentiality agreement containing terms at least as restrictive with respect to such person as the terms contained in Wilmington Trust’s confidentiality agreement with M&T; and

•	Wilmington Trust promptly provides M&T with any non-public information concerning Wilmington Trust or its subsidiaries provided to such person that was not previously provided to M&T.

Wilmington Trust has agreed to immediately cease and cause to be terminated any activities, discussions or negotiations conducted with any third party prior to October 31, 2010 with respect to any alternative transaction proposal, to request the prompt return or destruction of all confidential information previously furnished to any third party that has made or indicated an intention to make an alternative transaction proposal and not to waive or amend any standstill provision or provision of similar effect, except to the extent necessary to permit Wilmington Trust to take action it is otherwise permitted to take pursuant to the merger agreement or to the extent that Wilmington Trust has effected a change in Wilmington Trust’s recommendation in accordance with the terms of the merger agreement with respect to a proposal by the third party subject to such standstill provision.

Wilmington Trust also agreed to, as promptly as practicable (within 24 hours) following the receipt of any alternative transaction proposal, or request for nonpublic information or any inquiry that could reasonably be expected to lead to an alternative transaction proposal, provide M&T with notice of the material terms and conditions of such alternative transaction proposal or inquiry, including the identity of the person making the inquiry or alternative transaction proposal. In addition, Wilmington Trust has agreed to provide M&T as promptly as possible with notice setting forth all such information as is reasonably necessary to keep M&T informed in all material respects of all communications (including material amendments or proposed material amendments) regarding such alternative transaction proposal, request or inquiry.

The merger agreement provides that the above-described restrictions on Wilmington Trust do not prohibit Wilmington Trust and its Board of Directors from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or from taking and disclosing to Wilmington Trust’s stockholders any position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Wilmington Trust’s stockholders if Wilmington Trust’s Board of Directors (after consultation with its legal advisors) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable law.

Expenses and Fees

In general, each of M&T and Wilmington Trust will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this proxy statement/prospectus will be borne equally by Wilmington Trust and M&T, and the costs and expenses of all filing and other fees in connection with any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will be borne by M&T.

Employee Matters

M&T has agreed to assume and honor all Wilmington Trust compensation and benefit plans in accordance with their terms (subject to any amendments or termination required by the merger agreement or permitted by the terms of the applicable plans). In addition, for a period of one year following the date of completion of the merger, Wilmington Trust employees who continue to be employed by M&T, or covered employees, will receive base salary, incentive compensation (including equity compensation), and aggregate other employee benefits that are no less favorable than those provided to such covered employees immediately prior to the merger. In addition, for one year following the merger, a covered employee who experiences a severance-qualifying termination will receive severance benefits that are no less favorable than the severance benefits such covered employee would have been entitled to immediately prior to the date of the completion of the merger.

M&T has agreed, to the extent any Wilmington Trust employee participates in M&T compensation and benefit plans following the merger, to recognize each such employee’s service with Wilmington Trust prior to the completion of the merger for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under defined benefit pension plans or that would result in a duplication of benefits). M&T has agreed to waive any coverage limitations for pre-existing conditions and waiting periods under any M&T welfare benefit plans, to the extent such limitations would have been waived or satisfied under a corresponding Wilmington Trust plan and to give credit for any co-payments and deductibles paid under a corresponding Wilmington Trust welfare benefit plan for purposes of satisfying any applicable deductible and out-of-pocket requirements under any welfare benefit plan of M&T.

The merger agreement also provides that, upon consummation of the merger, the Board of Directors of M&T will be increased by one, and Mr. Donald E. Foley, Wilmington Trust’s Chairman of the Board and Chief Executive Officer, will be appointed as a director of M&T.

Indemnification and Insurance

The merger agreement requires M&T to indemnify and advance expenses to present and former directors and officers of Wilmington Trust and its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, or liabilities or amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director or officer of Wilmington Trust or any matters arising out of consummation of the merger, whether asserted or claimed prior to or following the merger. M&T is also required, to the fullest extent permitted by law, to maintain in effect for a period of six years following consummation of the merger all indemnification provisions under Wilmington Trust’s restated certificate of incorporation or amended and restated bylaws or specified indemnification agreements in effect on the date of the merger agreement. The merger agreement also provides that, for a period of six years after completion of the merger, M&T will provide directors’ and officers’ liability insurance and fiduciary insurance to reimburse current and former directors and officers with respect to claims arising at or prior to the completion of the merger. The insurance will contain terms and conditions that are not less advantageous than the current coverage provided by Wilmington Trust, except that M&T is not required to incur annual premium expense greater than 300% of Wilmington Trust’s current annual directors’ and officers’ liability insurance premium. In lieu of the insurance described in the preceding sentences, M&T, or Wilmington Trust in consultation with M&T (for an aggregate price of no more than 325% of Wilmington Trust’s current annual directors’ and officers’ liability insurance premium), may purchase prepaid or “tail” directors’ and officers’ liability insurance coverage equivalent to the coverage described in the preceding sentences.

Conditions to Complete the Merger

M&T’s and Wilmington Trust’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the approval of the merger agreement and the transactions contemplated thereby by Wilmington Trust common stockholders;

•	the absence of any law, statute, code, ordinance, rule, regulation or judgment issued, promulgated or entered into by any governmental entity or order, injunction or decree by any court or agency of competent jurisdiction, which is in effect and prohibits completion of the merger or the other transactions contemplated by the merger agreement;

•	the receipt of regulatory consents and approvals required from the Federal Reserve Board, the Office of the State Bank Commissioner of the State of Delaware and the New York State Banking Department to consummate the merger and expiration or termination of all related statutory waiting periods;

•	the approval for listing on the New York Stock Exchange of the M&T common stock to be issued in the merger;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the M&T common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose; and/or

•	the truth and correctness of the representations and warranties of each other party in the merger agreement as of the closing date of the merger, subject to the materiality standards provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement (and the receipt by each party of certificates from the other party to such effects).

Each of M&T’s and Merger Sub’s obligations to complete the merger is also separately subject to the satisfaction or waiver of the following condition:

•	the absence of any action taken or law, rule, regulation or judgment enacted, entered, enforced or deemed applicable to the transactions contemplated by the merger agreement, in connection with the grant of a required regulatory approval or otherwise, that imposes any restriction or condition that, in M&T’s good faith judgment, would reasonably be expected to have a material adverse effect on M&T or on Wilmington Trust, in each case measured on a scale relative to Wilmington Trust.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent in a written instrument, if authorized by the Boards of Directors of each of M&T and Wilmington Trust, or by either party in the following circumstances:

•	if the merger has not been completed by October 31, 2011, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if Wilmington Trust’s common stockholders fail to adopt the merger agreement at the special meeting;

•	if the Federal Reserve Board, the Office of the State Bank Commissioner of the State of Delaware or the New York State Banking Department has denied approval of the merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final and non-appealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, so long as the party seeking to terminate the merger agreement pursuant to this provision has used its reasonable best efforts to contest, appeal or remove such order, decree or ruling; or

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, unless the breach is capable of being cured (and is cured) within 30 calendar days following receipt of written notice of such breach, and unless the failure of any such condition to be satisfied is the result of a material breach of the merger agreement by the party seeking to terminate.

In addition, M&T may terminate the merger agreement if:

•	Wilmington Trust’s Board of Directors (a) effects a change in Wilmington Trust’s recommendation, or otherwise withdraws, modifies or qualifies (or publicly proposes to withdraw, modify or qualify) its recommendation in any manner adverse to M&T or Merger Sub or (b) publicly approves, endorses or recommends or publicly proposes to approve, endorse or recommend any alternative transaction proposal; or

•	a third party commences a tender offer or exchange offer for 20% or more of the outstanding shares of Wilmington Trust’s common stock and Wilmington Trust’s Board of Directors recommends that its stockholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer within 10 business days.

Effect of Termination.  If the merger agreement is terminated, it will become void, and there will be no liability on the part of M&T or Wilmington Trust, except that (a) both M&T and Wilmington Trust will remain liable for any knowing breach of the merger agreement and (b) designated provisions of the merger agreement, including with respect to the payment of fees and expenses and the confidential treatment of information, will survive the termination.

Termination Fee

Wilmington Trust will pay M&T a $30 million termination fee:

•	if M&T terminates the merger agreement because:

•	Wilmington Trust has breached or failed to perform its obligations concerning soliciting alternative transaction proposals or holding the special meeting described above under “— Agreement Not to Solicit Other Offers” or “— Wilmington Trust Stockholder Meeting and Recommendation of Wilmington Trust’s Board of Directors”;

•	Wilmington Trust’s Board of Directors has (a) effected a change in Wilmington Trust’s recommendation, or otherwise withdrawn, modified or qualified (or publicly proposed to withdraw, modify or qualify) its recommendation in any manner adverse to M&T or Merger Sub or (b) publicly approved, endorsed or recommended or publicly proposed to approve, endorse or recommend any alternative transaction proposal; or

•	Wilmington Trust’s Board of Directors has recommended that its stockholders tender their shares in a tender offer or exchange offer for 20% or more of the outstanding shares of Wilmington Trust’s common stock commenced by a third party or otherwise failed to recommend that such stockholders reject such tender offer within 10 business days;

or

•	if an alternative transaction proposal with respect to 50% of Wilmington Trust’s voting securities or assets or has been made or proposed to Wilmington Trust or its stockholders, which proposal has been publicly disclosed and not withdrawn, or any person has publicly announced an intention to make an alternative transaction proposal, the merger agreement is terminated as a result of (i) a breach by Wilmington Trust that gives rise to the failure of a condition to completion of the merger; (ii) a failure to obtain stockholder approval; or (iii) a failure to consummate the merger by October 31, 2011 without stockholder approval having been obtained; and, in any such case, Wilmington Trust enters into a definitive agreement with respect to or consummates an alternative transaction proposal within nine months following such termination.

Wilmington Trust will in no event be required to pay the termination fee on more than one occasion.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement. At any time prior to the completion of the merger, each of M&T and Wilmington Trust, to the extent legally allowed, may extend the time for performance of any obligations or acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or waive compliance with any of the agreements or conditions contained in the merger agreement.

ACCOUNTING TREATMENT

The merger will be accounted for as a “business combination,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes, with M&T treated as the acquirer. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Wilmington Trust as of the effective time of the merger will be recorded at their respective fair values and added to those of M&T. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of M&T issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Wilmington Trust.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth certain material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Wilmington Trust common stock that exchange their shares of Wilmington Trust common stock for shares of M&T common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Wilmington Trust common stockholders that hold their shares of Wilmington Trust common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Wilmington Trust common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Wilmington Trust common stock that received Wilmington Trust common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Wilmington Trust common stock that holds Wilmington Trust common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Wilmington Trust common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for

U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for United States federal income tax purposes, that holds Wilmington Trust common stock generally, will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Wilmington Trust common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The receipt of M&T common stock and cash in lieu of fractional shares of M&T stock, if any, in exchange for Wilmington Trust common stock in the merger will generally be a taxable transaction. In general, a U.S. holder whose shares of Wilmington Trust common stock are converted into the right to receive M&T common stock and such cash, if any, in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the value of the M&T common stock on the Closing Date plus the amount of any cash received in lieu of fractional shares of M&T common stock and (ii) such U.S. holder’s adjusted tax basis in the shares of Wilmington Trust common stock surrendered in exchange therefor in the merger. Gain or loss, as well as the holding period, will be determined separately for each block of shares of Wilmington Trust common stock (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of the consummation of the merger. The deductibility of capital losses is subject to certain limitations.

Backup Withholding

If you are a non-corporate holder of Wilmington Trust common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%, and under current law at a rate of 31% for payments on or after January 1, 2011) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on IRS Form W-9 or a successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of United States federal income tax laws to their particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

COMPARATIVE MARKET PRICES AND DIVIDENDS

M&T

M&T common stock is traded on the NYSE under the symbol “MTB.” The following table sets forth the high and low reported intra-day sales prices per share of M&T common stock as reported by the NYSE and the cash dividends declared per share for the periods indicated.

Wilmington Trust

Wilmington Trust common stock is traded on the NYSE under the symbol “WL.” The following table sets forth the high and low reported intra-day sales prices per share of Wilmington Trust common stock as reported by the NYSE and the cash dividends declared per share for the periods indicated.

	M&T (MTB)			Wilmington Trust (WL)
	High	Low	Dividends	High	Low	Dividends

2011 Quarters
First (through [ ])	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
2010 Quarters
Fourth	$87.87	$72.03	$0.70	$9.64	$3.88	$—
Third	95.00	81.08	0.70	12.78	8.35	0.01
Second	96.15	74.11	0.70	20.23	10.72	0.01
First	85.00	66.32	0.70	17.03	11.71	0.01
2009 Quarters
Fourth	$69.89	$59.09	$0.70	$15.90	$11.45	$0.01
Third	67.46	50.33	0.70	15.82	9.75	0.01
Second	61.87	43.50	0.70	18.66	9.03	0.17
First	59.08	29.11	0.70	22.53	6.76	0.17
2008 Quarters
Fourth	$99.50	$52.20	$0.70	$31.07	$19.49	$0.35
Third	108.53	53.61	0.70	46.75	20.50	0.35
Second	98.38	69.90	0.70	35.17	26.26	0.35
First	94.03	70.49	0.70	35.50	27.78	0.34

On October 29, 2010, the trading day used to calculate the exchange ratio, and the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of M&T common stock as reported on the NYSE were $74.82 and $73.49, respectively. On [          ], the last practicable trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of M&T common stock as reported on the NYSE were $[     ] and $[     ], respectively.

On October 29, 2010, the trading day used to calculate the exchange ratio, and the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of Wilmington Trust common stock as reported on the NYSE were $7.59 and $7.09, respectively. On [          ], the last practicable trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of Wilmington Trust common stock as reported on the NYSE were $[     ] and $[     ], respectively.

As of [          ], the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information, there were approximately [          ] registered holders of M&T common stock and approximately [          ] registered holders of Wilmington Trust common stock.

Past price performance is not necessarily indicative of likely future performance. Because market prices of M&T and Wilmington Trust common stock will fluctuate, you are urged to obtain current market prices for shares of M&T and Wilmington Trust common stock. The market price of M&T common stock and Wilmington Trust common stock will fluctuate between the date of this proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of M&T common stock or Wilmington Trust common stock before or after the effective date of the merger. M&T may repurchase shares of its common stock in accordance with applicable legal guidelines. The actual amount of shares repurchased will depend on various factors, including: market conditions; legal limitations and considerations affecting the amount and timing of repurchase activity; the company’s capital position; internal capital generation; and alternative potential investment opportunities. Federal law prohibits M&T from purchasing shares of its common stock from the date this proxy statement/prospectus is first disseminated to stockholders until completion of the special meeting of common stockholders. Certain other restrictions on M&T’s repurchase of shares of its common stock apply as a result of M&T’s participation in the TARP Capital Purchase Program.

M&T’s timing, payment and amount of dividends (when, as and if declared by M&T’s Board of Directors out of funds legally available) remain subject to determination by M&T’s Board of Directors. M&T has previously paid regular quarterly cash dividends of $0.70 per share. In the ordinary course of business, M&T is dependent upon dividends from its subsidiaries, M&T Bank, and M&T Bank, National Association to provide funds for the payment of dividends to stockholders and to provide for other cash requirements. Banking regulations may limit the amount of dividends that may be paid. Under applicable banking law, the total of all dividends declared in any calendar year by each of M&T Bank and M&T Bank, National Association may not, without applicable regulatory approvals, exceed the aggregate of such bank’s net income and retained net income for the current year and the preceding two years.

Under Federal Reserve Board regulations, the Federal Reserve Board has the authority to prohibit bank holding companies from engaging in activities that the Federal Reserve Board considers unsafe or unsound banking practices. Under certain circumstances, the Federal Reserve Board may take the position that payment of dividends by M&T would constitute an unsafe or unsound banking practice in light of its financial condition. Under Federal Reserve Board policies, a bank holding company should pay cash dividends on its common stock only out of income available over the past year and should not pay cash dividends if such payment would undermine its ability to serve as a source of strength to its banking subsidiaries. M&T’s ability to pay cash dividends is further limited by its obligation to maintain adequate levels of capital in accordance with the Federal Reserve Board’s capital adequacy guidelines.

In addition, M&T’s agreements with the U.S. Department of the Treasury with respect to M&T’s participation in the TARP Capital Purchase Program contain limitations on certain actions of M&T, including, but not limited to, the payment of cash dividends on M&T common stock in excess of the current quarterly cash dividend of $0.70 per share and the repurchase of M&T common stock during the first three years, unless all of M&T’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and liquidation preference of $1,000 per share, which we refer to as the M&T Series A Preferred Stock, and Fixed Rate Cumulative Perpetual Preferred Stock, Series C, which we refer to as the M&T Series C Preferred Stock, par value $1.00 per share and liquidation preference of $1,000 per share, have been redeemed or transferred to third parties or the U.S. Department of the Treasury otherwise consents.

In the period before completion of the merger, Wilmington Trust is permitted by the merger agreement, subject to applicable law and regulatory requirements, including the restrictions under the TARP Capital Purchase Program discussed above, to continue to pay regular quarterly cash dividends on its common stock consistent with its recent practices. Dividends remain subject to determination by Wilmington Trust’s Board of Directors (including as to timing and amount), applicable law, contractual restrictions including the terms of its preferred stock and the availability of funds, and cash dividends to holders of the Wilmington Trust Series A Preferred Stock in accordance with the provisions of its restated certificate of incorporation governing such stock.

The payment, timing and amount of dividends by M&T or Wilmington Trust on their common stock in the future, either before or after the merger is completed, are subject to the determination of each company’s respective Board of Directors and depend on cash requirements, contractual restrictions, its financial condition and earnings, legal and regulatory considerations and other factors.

INFORMATION ABOUT THE COMPANIES

M&T

M&T is a New York business corporation which is registered as a bank holding company under the Bank Holding Company Act and under Article III-A of the New York Banking Law. M&T was incorporated in November 1969. As of September 30, 2010, M&T and its subsidiaries had consolidated total assets of approximately $68.2 billion, deposits of approximately $48.7 billion and stockholders’ equity of approximately $8.2 billion. M&T had 12,837 full-time-equivalent employees at September 30, 2010.

M&T’s wholly owned bank subsidiaries are M&T Bank and M&T Bank, National Association. The banks collectively offer a wide range of commercial banking, trust and investment services to their customers. As of September 30, 2010, M&T Bank represented approximately 98% of the consolidated assets of M&T. M&T Bank is a banking corporation incorporated and chartered under New York law. As a commercial bank, M&T Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets. M&T Bank operates retail and commercial bank branches in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware, New Jersey, the District of Columbia and Ontario, Canada.

M&T regularly evaluates merger and acquisition opportunities and conducts due diligence activities related to possible transactions with other financial institutions and financial services companies. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur. Acquisitions may involve the payment of a premium over book and market value, and, therefore, some dilution of M&T’s tangible book value and net income per common share may occur in connection with any future transaction.

M&T’s principal executive offices are located at One M&T Plaza, Buffalo, New York 14203.

Merger Sub

MTB One, Inc., which we refer to herein as Merger Sub, is a Delaware corporation and newly formed wholly owned subsidiary of M&T. Merger Sub was formed by M&T in connection with and for the purposes of the merger.

Merger Sub’s principal executive offices are located at One M&T Plaza, Buffalo, New York 14203.

Wilmington Trust

Wilmington Trust is a Delaware corporation and financial holding company under the Bank Holding Company Act. As of September 30, 2010, Wilmington Trust had approximately $10.4 billion in total assets, deposits of approximately $8.3 billion and stockholders’ equity of approximately $1.1 billion. Wilmington Trust had 2,796 full-time-equivalent staff members at September 30, 2010.

Wilmington Trust is a financial holding company that provides regional banking services throughout the mid-Atlantic region, and, as of September 30, 2010, Wealth Advisory Services to high-net-worth clients in 33 countries, and Corporate Client Services to institutional clients in 86 countries. Its principal subsidiary, Wilmington Trust Company, a Delaware-chartered bank and trust company founded in 1903, is one of the largest personal trust providers in the United States and the leading retail and commercial bank in Delaware. Wilmington Trust also owns Wilmington Trust FSB, a federally-charted savings bank. Wilmington Trust and its affiliates have offices in Arizona, California, Connecticut, Delaware, Florida, Georgia, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, Pennsylvania, South Carolina, Vermont, the Cayman Islands, the Channel Islands, London, Dublin, Frankfurt, Luxembourg and Amsterdam.

Wilmington Trust’s principal executive offices are located at 1100 North Market Street, Wilmington, Delaware 19890.

DESCRIPTION OF M&T CAPITAL STOCK

As a result of the merger, Wilmington Trust common stockholders who receive shares of M&T common stock in the merger will become stockholders of M&T. Your rights as stockholders of M&T will be governed by New York law and the restated certificate of incorporation and the amended and restated bylaws of M&T. The following description of the material terms of M&T’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of New York law, M&T’s restated certificate of incorporation and amended and restated bylaws and federal law governing bank holding companies carefully and in their entirety.

General

M&T’s authorized capital stock consists of 250,000,000 shares of common stock, par value $0.50 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the record date, there were [          ] shares of M&T common stock outstanding. As of the record date, there were [          ] shares of M&T Series A Preferred Stock outstanding (held by the U.S. Department of the Treasury in connection with M&T’s participation in the TARP Capital Purchase Program). As of the record date, there were [          ] shares of M&T’s Mandatory Convertible Non-Cumulative Preferred Stock, Series B, par value $1.00 per share and liquidation preference of $1,000 per share, which we refer to as the M&T Series B Preferred Stock outstanding. As of the record date, there were [          ] shares of M&T Series C Preferred Stock outstanding (held by the U.S. Department of the Treasury in connection with Provident Bankshares Corporation’s, or Provident’s, participation in the TARP Capital Purchase Program and issued by M&T in connection with its acquisition of Provident on May 23, 2009).

The U.S. Department of the Treasury also holds a ten-year warrant, which we refer to as the M&T Warrant, to purchase up to 1,218,522 shares of M&T common stock, at an initial exercise price of $73.86 per share, subject to certain anti-dilution and other adjustments. In connection with its acquisition of Provident, M&T assumed the warrant issued by Provident to the U.S. Department of the Treasury on November 14, 2008, which we refer to as the Provident Warrant. The Provident Warrant provides for the purchase of up to 407,542 shares of M&T common stock, at an initial exercise price of $55.76 per share, subject to certain anti-dilution and other adjustments. In addition, as of the record date, [          ] shares of M&T common stock were reserved for issuance upon conversion or exercise of outstanding stock options and awards.

Because M&T is a holding company, the rights of M&T to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of M&T’s stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that M&T itself may be a creditor of that subsidiary with recognized claims. Claims on M&T’s subsidiaries by creditors other than M&T will include substantial obligations with respect to deposit liabilities and purchased funds.

Preferred Stock

The M&T Board of Directors is authorized to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series and to provide for the issuance of the preferred stock. If and when any further M&T preferred stock is issued, the holders of M&T preferred stock may have a preference over holders of M&T common stock in the payment of dividends, upon liquidation of M&T, in respect of voting rights and in the redemption of the capital stock of M&T.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  On December 19, 2008, M&T filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of the M&T Series A Preferred Stock in connection with M&T’s participation in the TARP Capital Purchase Program. On December 23, 2008, M&T issued the M&T Series A Preferred Stock to the U.S. Department of the Treasury; agreements entered into in connection with the issuance grant the holders of the M&T Series A Preferred Stock, the M&T Warrant and the M&T common stock to be issued under the M&T Warrant certain registration rights.

The terms of the M&T Series A Preferred Stock provide that holders of the M&T Series A Preferred Stock are entitled to, as and when declared by the Board of Directors, cumulative cash dividends at a rate per annum equal to 5% per annum until February 14, 2014 or 9% per annum after February 14, 2014, payable quarterly in arrears. No dividends may be paid on M&T’s common stock or other junior stock unless all the accrued and unpaid dividends for all past dividend periods, including the latest dividend period, have been paid in full on the M&T Series A Preferred Stock. The Series A Preferred Stock is redeemable by M&T, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to the sum of the liquidation amount per share and any accrued and unpaid dividends to but excluding the redemption date.

Holders of the M&T Series A Preferred Stock have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats are automatically added to the then-current Board, in certain circumstances where dividends have not been paid for six quarterly dividend periods or more, and with respect to creating or authorizing shares of classes of stock senior to the M&T Series A Preferred Stock, amending the certificate of incorporation of M&T so as to adversely affect the rights, preferences, privileges or voting powers of the M&T Series A Preferred Stock, or consummating a binding share exchange or reclassification involving the M&T Series A Preferred Stock or a merger or consolidation of M&T unless the M&T Series A Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers, taken as a whole, that are not materially less favorable to the holders as compared to immediately prior to such transaction.

Holders of M&T Series A Preferred Stock shares have no rights to exchange or convert such shares into any other securities.

Mandatory Convertible Non-Cumulative Preferred Stock, Series B.  In connection with M&T’s acquisition of Provident, on May 22, 2009, M&T filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of a new series of Mandatory Convertible Non-Cumulative Preferred Stock, Series B, par value $1.00 per share and liquidation preference of $1,000 per share, which we refer to as the M&T Series B Preferred Stock. Upon the completion of the Provident acquisition, under the terms of the merger agreement, each share of then-outstanding Provident Series A Preferred Stock was exchanged for one share of M&T Series B Preferred Stock.

The terms of the M&T Series B Preferred Stock provide that on April 1, 2011 each share of M&T Series B Preferred Stock will automatically convert (unless previously converted at the option of the holders) into a number of shares of M&T common stock equivalent to the conversion rate of 16.345222, subject to certain anti-dilution adjustments. Holders may elect to convert at any time prior to that date by written notice to M&T. The M&T Series B Preferred Stock will pay non-cumulative dividends in cash, when declared by the M&T Board of Directors, at a rate of 10.0% per annum on the liquidation preference of $1,000 per share, payable quarterly in arrears. In the event that M&T increases its quarterly dividend on its common stock above $0.9614, the holders of the M&T Series B Preferred Stock will be entitled to an additional dividend at a rate per annum equal to the percentage increase above $0.961 multiplied by 10.0%. No dividends may be paid on M&T’s common stock or other junior stock unless dividends have been paid in full on the M&T Series B Preferred Stock. The M&T Series B Preferred Stock ranks on a parity with the M&T Series A Preferred Stock and the M&T Series C Preferred Stock with respect to dividend and liquidation rights.

M&T Series B Preferred Stock is not redeemable. Holders of the M&T Series B Preferred Stock will have no voting rights, except in limited circumstances, including with respect to any amendment, whether by merger, consolidation, combination, reclassification or otherwise, of any provisions of the certificate of incorporation of M&T so as to adversely affect the holders of the M&T Series B Preferred Stock, including, without limitation, the creation, issuance or increase in the authorized number of shares of any class or series of senior stock.

Fixed Rate Cumulative Perpetual Preferred Stock, Series C.  In connection with M&T’s acquisition of Provident, on May 22, 2009, M&T filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of the M&T Series C Preferred Stock. Upon the completion of the merger with Provident, under the terms of the merger agreement, each share of the Provident Series B Preferred Stock was exchanged for one share of M&T Series C Preferred Stock. The Provident Series B Preferred Stock was issued to the U.S. Department of the Treasury in connection with Provident’s participation in the TARP Capital Purchase Program. M&T also succeeded to the rights and obligations of Provident in the agreement with the U.S. Department of the Treasury, including the Provident Warrant.

The terms of the M&T Series C Preferred Stock provide that holders of the M&T Series C Preferred Stock are entitled to, as and when declared by the Board of Directors, cumulative cash dividends at a rate per annum equal to 5% per annum until November 14, 2013 or 9% per annum after November 14, 2013, payable quarterly in arrears. No dividends may be paid on M&T’s common stock or other junior stock unless all the accrued and unpaid dividends for all the past dividend periods, including the latest dividend period, have been paid in full on the M&T Series C Preferred Stock. The M&T Series C Preferred Stock is redeemable by M&T, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to the sum of the liquidation amount per share and any accrued and unpaid dividends to but excluding the redemption date.

Holders of the M&T Series C Preferred Stock will have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats are automatically added to the then-current Board, in certain circumstances where dividends have not been paid for six quarterly dividend periods or more and with respect to creating or authorizing shares of classes of stock senior to the M&T Series A Preferred Stock, amending the certificate of incorporation of M&T so as to adversely affect the rights, preferences, privileges or voting powers of the M&T Series C Preferred Stock, or consummating a binding share exchange or reclassification involving the M&T Series C Preferred Stock or a merger or consolidation of M&T unless the M&T Series C Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers, taken as a whole, that are not materially less favorable to the holders as compared to immediately prior to such transaction.

Holders of M&T Series C Preferred Stock shares have no rights to exchange or convert such shares into any other securities.

Common Stock

The holders of M&T common stock are entitled to share ratably in dividends when and if declared by the M&T Board of Directors from funds legally available for the dividends. In the event of liquidation, dissolution or winding-up of M&T, whether voluntary or involuntary, the holders of M&T common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its stockholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding M&T preferred stock. M&T common stock is neither redeemable nor convertible into another security of M&T.

Each holder of M&T common stock has one vote for each share held on matters presented for consideration by the stockholders. Holders of common stock do not have cumulative voting rights.

Each director of M&T is elected at an annual meeting of stockholders or at any meeting of stockholders held in lieu of such annual meeting and holds office until the next annual meeting and until his or her successor has been elected and qualified.

The holders of M&T common stock have no preemptive rights to acquire any additional shares of M&T common stock. M&T common stock is listed on the NYSE, which requires stockholder approval of the issuance of additional shares of M&T common stock under certain circumstances.

For more information regarding the rights of holders of M&T common stock, please see the description captioned “Comparison of Common Stockholder Rights,” commencing on Page [ ].

COMPARISON OF COMMON STOCKHOLDER RIGHTS

The rights of M&T stockholders are governed by the New York Business Corporation Law, or NYBCL, and M&T’s restated certificate of incorporation and amended and restated bylaws. The rights of Wilmington Trust stockholders are governed by the Delaware General Corporation Law, or DGCL, and Wilmington Trust’s restated certificate of incorporation and amended and restated bylaws. After the merger, the rights of Wilmington Trust’s common stockholders that receive M&T shares will be governed by the NYBCL and M&T’s restated certificate of incorporation and amended and restated bylaws. The following discussion summarizes the material differences between the rights of Wilmington Trust common stockholders and the rights of M&T’s common stockholders. We urge you to read M&T’s restated certificate of incorporation, M&T’s amended and restated bylaws, Wilmington Trust’s restated certificate of incorporation, Wilmington Trust’s amended and restated bylaws, and the NYBCL, the DGCL and federal law governing bank holding companies carefully and in their entirety.

Authorized Capital Stock

M&T.  M&T’s restated certificate of incorporation authorizes it to issue up to 250,000,000 shares of common stock, par value $0.50 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the record date, there were [          ] shares of M&T common stock outstanding and [          ] shares of M&T Preferred Stock outstanding.

Wilmington Trust.  Wilmington Trust’s restated certificate of incorporation authorizes Wilmington Trust to issue up to 150,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the record date, there were [          ] shares of Wilmington Trust common stock outstanding and [          ] shares of Wilmington Trust preferred stock outstanding.

Size of Board of Directors

M&T.  M&T’s amended and restated bylaws provide that its Board of Directors shall consist of at least three directors, unless all of its shares are owned by fewer than three stockholders in which case the Board must consist of at least as many directors as number of stockholders. The exact number of directors may be determined from time to time by action of stockholders or by a majority of the entire M&T Board of Directors. The M&T Board of Directors currently has 16 directors. The merger agreement provides that, upon consummation of the merger, the Board of Directors of M&T will be increased by one, and Mr. Donald E. Foley, Wilmington Trust’s Chairman of the Board and Chief Executive Officer, will be appointed as a director of M&T.

Wilmington Trust.  Wilmington Trust’s restated certificate of incorporation provides that its Board of Directors shall consist of not less than one nor more than 25 directors. The exact number of directors may be fixed from time to time by a resolution passed by a majority of the Board of Directors. Wilmington Trust’s amended and restated bylaws provide that no more than two directors may also be Wilmington Trust employees. During any period in which the holders of any series of Wilmington Trust preferred stock have the right to elect additional directors, the total authorized number of directors will automatically increase by the number of directors, if any, that any series of preferred stock is entitled to elect. Wilmington Trust’s Board of Directors currently has eight directors.

Classes of Directors

M&T.  M&T’s Board of Directors is not classified. M&T’s amended and restated bylaws provide that each director is elected annually.

Wilmington Trust.  Wilmington Trust’s Board of Directors is classified. Wilmington Trust’s restated certificate of incorporation provides that the directors (other than directors, if any, elected by the holders of any series of preferred stock) are divided into three classes, as nearly equal in number as possible, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires.

Removal of Directors

M&T.  M&T’s amended and restated bylaws provide that any M&T director may be removed for cause either by a vote of stockholders at a meeting or by three-fourths of the entire Board at a meeting. Any director may be removed without cause by a vote of a majority of shares entitled to vote.

Wilmington Trust.  Wilmington Trust’s restated certificate of incorporation provides that directors, except for directors separately elected by holders of preferred shares, if any, may only be removed for cause and then only by the affirmative vote of the holders of 75% or more of the combined voting power of the then-outstanding shares of voting stock at a stockholder meeting called for that purpose, with all shares voting together as a single class.

Filling Vacancies on the Board of Directors

M&T.  Under M&T’s amended and restated bylaws, vacancies created by any reason other than removal of directors may be filled by a majority of the directors then in office, whether or not a quorum exists. Vacancies created by reason of removal of directors may be filled by vote of stockholders at a meeting. Each director filling a vacancy shall remain in office for the remainder of the unexpired term. M&T stockholders are not entitled to cumulative voting rights in the election of directors.

Wilmington Trust.  Under Wilmington Trust’s restated certificate of incorporation, newly created directorships and vacancies may only be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum exists. Any director elected to fill a new directorship or vacancy will hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and until such director’s successor has been duly elected and qualified. Wilmington Trust stockholders are not entitled to cumulative voting rights in the election of directors.

Nomination of Director Candidates by Stockholders

M&T.  Pursuant to M&T’s Nomination, Compensation and Governance Committee charter, the Nomination, Compensation and Governance Committee considers nominees recommended by stockholders that are properly submitted in writing to M&T’s corporate secretary, which stockholder-recommended nominees are evaluated in the same manner as all other nominees for director.

Wilmington Trust.  Wilmington Trust’s amended and restated bylaws provide that any stockholder entitled to vote in the election of directors may nominate directors by delivering notice to Wilmington Trust’s corporate secretary not later than: (a) for the annual meeting, 60 days before the annual meeting if that meeting is to be held on a day that precedes the anniversary of the previous year’s annual meeting, or 90 days in advance if the meeting is to be held on or after the anniversary of the previous year’s annual meeting; and (b) for other meetings, the close of business on the 10th day following the date on which notice of the meeting is first mailed by Wilmington Trust to stockholders. The notice must set forth (i) the name and address of the stockholder who intends to make the nomination and of the nominee; (ii) a representation that the stockholder is a holder of record of stock of Wilmington Trust entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the SEC proxy rules had the nominee been nominated by the Board of Directors. To be effective, each notice of intent to make a nomination must be accompanied by the written consent of the nominee to serve as a director of Wilmington Trust if elected.

Calling Special Meetings of Stockholders

M&T.  Under M&T’s amended and restated bylaws, a special meeting of stockholders may be called by M&T’s Board of Directors or M&T’s chief executive officer, or by written request of stockholders representing at least 25% of the outstanding M&T shares entitled to vote.

Wilmington Trust.  Under Wilmington Trust’s restated certificate of incorporation, a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President, or the Board of Directors pursuant to a resolution adopted by a majority of the then-authorized number of directors. However, if the purpose of the special meeting is to act upon a proposal by, or approve an action of, a person or persons owning 10% or more of Wilmington Trust’s voting stock (which, together with any affiliates of such person(s), we refer to as a related person), or the meeting is called at the request of a director other than a continuing director (generally, any director who is unaffiliated with such person and was appointed prior to such person attaining such 10% ownership (or succeeds another director that was so appointed)), then a majority vote of the continuing directors is required to call the special meeting.

Stockholder Proposals

M&T.  M&T’s amended and restated bylaws require that all business conducted at a meeting of stockholders be properly brought before the meeting. In order for a stockholder proposal to be properly brought before the meeting, any M&T stockholder making such a proposal must give notice to M&T’s corporate secretary at M&T’s principal executive offices no later than (i) the 120th day prior to the date on which M&T mailed its proxy materials for the preceding year’s annual meeting if the date of the annual meeting is not changed by more than 30 days from that of the preceding year, and (ii) the 10th day following the date of the public disclosure of the date of any other annual or special meeting. The proposal must also set forth (a) the name and address of the stockholder making the proposal, (b) the classes and number of M&T shares owned by that stockholder, (c) the business proposed including a brief description, (d) the reasons for conducting the business at the meeting, (e) any material interest of the stockholder making the proposal in the business proposed and (f) any other information M&T’s Board of Directors reasonably determines is necessary for the Board and stockholders to consider the proposal.

Wilmington Trust.  Wilmington Trust’s amended and restated bylaws provide that, for a stockholder proposal to be properly brought before an annual meeting, the stockholder must give written notice to the corporate secretary before the meeting. The notice must be received by the Secretary not later than: (i) with respect to an annual meeting of stockholders held on a day which is within 30 days of the anniversary of the previous year’s annual meeting, 120 days in advance of the date of Wilmington Trust’s proxy statement in connection with the previous year’s annual meeting, or (ii) with respect to all other meetings, a reasonable time in advance of Wilmington Trust’s mailing its proxy statement. To be in proper written form, each notice must set forth as to each matter the stockholder proposes to bring before the meeting of stockholders: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on Wilmington Trust’s books, of the stockholder proposing such business, (c) the class and number of shares of Wilmington Trust that are owned by the stockholder and (d) any material interest of the stockholder in such business.

Notice of Stockholder Meetings

M&T.  M&T’s amended and restated bylaws provide that M&T must give written notice between 10 and 60 days before any stockholders meeting to each stockholder entitled to vote at such a meeting. The notice shall state the place, date and hour, and purposes of the meeting and indicate the person who called the meeting if not an annual meeting. The notice shall also indicate if any proposed action to be taken at a meeting would trigger dissenters’ appraisal rights.

Wilmington Trust.  Wilmington Trust’s amended and restated bylaws provide that notice must be given by mailing at least 10 days before any stockholders meeting to each stockholder at his last known address. The notice must state the time and place of the meeting.

Anti-Takeover Provisions and Other Stockholder Protections

M&T.  A New York corporation may elect not to be governed by NYBCL § 912, which places restrictions on certain business combinations with interested stockholders. M&T has made such an election.

NYBCL § 910 provides that a stockholder of a New York corporation has the right, following compliance with certain procedures, to receive payment of the fair value of its shares if the stockholder has the right to vote and does not assent to, among other actions, a merger or consolidation to which the corporation is a party. The right to receive payment of the fair value of the shares is not available in certain circumstances, including if the shares of the corporation are listed on a national securities exchange (as is the case in the present context) or to stockholders of a parent corporation in the case of certain mergers between the parent corporation and a 90%-owned subsidiary corporation. M&T stockholders do not have the right to receive fair value described in the immediately preceding sentences in connection with the merger and consummation of the transactions contemplated by the merger agreement.

Wilmington Trust.  Under Wilmington Trust’s restated certificate of incorporation, in addition to any other vote required by law, specified transactions with any related person, which we refer to as business combinations, require the affirmative vote of the holders of at least 75% of the combined voting power of the then-outstanding shares of Wilmington Trust voting stock, voting together as a single class, unless there are one or more continuing directors then in office and that business combination has been approved by Wilmington Trust’s Board of Directors (including the affirmative vote of at least a majority of the continuing directors), in which case that business combination only requires such vote as is required by law or by other provisions of Wilmington Trust’s restated certificate of incorporation.

In addition, DGCL § 203 prohibits a Delaware corporation from engaging in a “business combination” (as defined in the DGCL) with a person owning 15% or more of the corporation’s voting stock for three years following the time that person becomes a 15% stockholder, with certain exceptions. Wilmington Trust has not opted out of § 203 and is therefore governed by the default terms of this provision of the DGCL.

Wilmington Trust’s stockholder rights agreement entitles registered holders of Wilmington Trust common stock, on the conditions summarized below, to purchase one one-thousandth of a share of preferred stock at a price of $128.00 per one one-thousandth of a share. The description and terms of the rights agreement are set forth in an Amended and Restated Rights Agreement dated as of December 16, 2004 between Wilmington Trust and Wells Fargo Bank, as rights agent.

Under the rights agreement, if any person announces that it has acquired, or commences or announces an intention to make, a tender offer that would result in that person owning 15% or more of the outstanding shares of Wilmington Trust common stock (which we refer to as an acquiring person), each right entitles its holder to receive, upon exercise, Wilmington Trust common stock (or, in the case of a merger or other business combination, stock of the acquiring company) having a market value equal to two times the exercise price of the right.

Upon exercise, each share of preferred stock will be entitled, when, as, and if declared, to a minimum preferential quarterly dividend payment of the greater of (1) $10 per share or (2) an amount equal to 1,000 times the dividend declared per share of common stock. In the event of Wilmington Trust’s liquidation, dissolution or winding up, each share of preferred stock will be entitled to a minimum preferential payment of the greater of (1) $1,000 per share (plus any accrued but unpaid dividends) and (2) an amount equal to 1,000 times the payment made per share of common stock. Each share of preferred stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation, or other transaction in which outstanding shares of common stock are converted or exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

If, after a person or group becomes an acquiring person, Wilmington Trust is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right (other than those held by the acquiring person) will have the right to receive, upon the exercise of a right, a number of shares of common stock of the acquirer (or its parent) that at the time of that transaction has a market value of two times the exercise price of the right.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Wilmington Trust without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not interfere with any merger or other business combination approved by the Board of Directors of Wilmington Trust since, prior to any person becoming an acquiring person, the Board of Directors may, at its option, redeem all but not less than all of the then-outstanding rights for a nominal redemption price ($0.01 per right). In addition, for so long as the rights are redeemable, Wilmington Trust may, except with respect to the redemption price, amend the rights agreement in any manner.

Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder, including the right to vote or to receive dividends. The rights will expire on December 16, 2014, unless such expiration date is advanced or extended or unless the rights are earlier redeemed or exchanged by Wilmington Trust, including immediately prior to the completion of the merger.

On October 31, 2010, Wilmington Trust amended its rights agreement to exempt the merger and other transactions contemplated by the merger from the effect of the rights agreement.

Indemnification of Directors and Officers

M&T.  Under M&T’s amended and restated bylaws, all current and former officers and directors of M&T are indemnified against any threatened, pending or completed actions and appeals to the fullest extent permitted under the NYBCL. An officer or director shall be indemnified for any action initiated by such officer or director if such action was authorized by M&T’s Board of Directors.

NYBCL § 721 prohibits indemnification of officers and directors for acts finally adjudicated to be committed in bad faith, resulting from active or deliberate dishonesty, or resulting in a personal gain to which such an officer or director was not legally entitled.

Wilmington Trust.  Under Wilmington Trust’s restated certificate of incorporation and amended and restated bylaws, directors are not personally liable to Wilmington Trust or its stockholders for monetary damages for breach of fiduciary duty, except to the extent that such exemption from liability is not permitted by Delaware law. Wilmington Trust will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding by reason of the fact that he or she is or was a Wilmington Trust director or is or was serving at Wilmington Trust’s request as a director, officer, employee, fiduciary or agent of another entity. Wilmington Trust is required to indemnify such persons in connection with a proceeding initiated by such person only if such proceeding was authorized by Wilmington Trust’s Board of Directors.

In addition, Wilmington Trust may indemnify, to the fullest extent permitted by applicable law, any person who was or is made or threatened to be made a party or is otherwise involved in any action, suit, or proceeding by reason of the fact that he or she is or was an officer, employee or agent of Wilmington Trust or a director, officer, employee or agent of a subsidiary or affiliate of Wilmington Trust. Wilmington Trust may indemnify such persons in connection with a proceeding initiated by such person only if such proceeding was authorized by Wilmington Trust’s Board of Directors.

DGCL § 102(b)(7) prohibits an exemption or limitation of a director’s liability in cases involving a director’s breach of the duty of loyalty, acts or omissions not in good faith, intentional misconduct, knowing violations of law, improper personal benefits, or improper dividends or distributions.

Amendments to Articles/Certificate of Incorporation and Bylaws

M&T.  Under the M&T amended and restated bylaws, M&T’s bylaws may be amended or repealed by a vote of a majority of shares of M&T entitled to vote in the election of directors, or by a vote of a majority of the entire M&T Board of Directors.

Under NYBCL § 803(a), a corporation’s certificate of incorporation may be amended or changed by a vote of the Board and a vote of a majority of all outstanding shares entitled to vote. A corporation’s certificate of incorporation may require a greater vote.

Wilmington Trust.  Under Wilmington Trust’s amended and restated bylaws, Wilmington Trust’s bylaws may be amended, altered, repealed or rescinded either (i) by a majority of the then-authorized directors, and if one or more related persons exist, by a majority of the continuing directors or (ii) by the affirmative vote of the holders of not less than 75% of the combined voting power of the then-outstanding voting stock, voting together as a single class, and, if the change is proposed by or on behalf of a related person or if at any time one or more related persons exist, by a director who is not a continuing director as to all related persons, such alteration, amendment, repeal, or rescission must also be approved by the affirmative vote of the holders of a majority or more of the combined voting power of the disinterested shares.

Under DGCL § 242, a corporation’s certificate of incorporation may be amended only if the proposed amendment is approved by the Board of Directors and, unless the amendment adversely affects a class of non-voting shares, the holders of a majority of the outstanding stock entitled to vote.

In addition, Wilmington Trust’s amended and restated certificate of incorporation requires that, if any amendment relates to Article II (Definitions), V (Capital Stock), VI (Directors), VII (Stockholder Meetings), VIII (Stockholder Consents), IX (Factors to Consider), X (Limitation of Director Liability), XII (Business Combinations), or XII (Amendment of Corporate Documents), such amendment requires approval by the affirmative vote of 75% of the then-outstanding shares of voting stock, voting together as a single class. Further, if at the time there exists one or more related persons, such amendment must also be approved by the affirmative vote of the holders of at least a majority of the combined voting power of the disinterested shares. The supermajority stockholder vote is not required if the amendment has been first approved by at least two-thirds of the then-authorized number of directors and, if at the time there exists one or more related persons, by a majority of the continuing directors then in office, if any.

LEGAL MATTERS

The validity of the M&T common stock to be issued in connection with the merger will be passed upon for M&T by Drew J. Pfirrman, Senior Vice President and General Counsel of M&T. As of [          ], Mr. Pfirrman beneficially owned shares of M&T’s common stock representing less than 1% of the total outstanding shares of M&T’s common stock.

EXPERTS

The consolidated financial statements of M&T and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Wilmington Trust Corporation as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009, financial statements refers to Wilmington Trust’s adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (included in FASB ASC Topic 320, Investments — Debt and Equity Securities), as of April 1, 2009.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

M&T

To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8) and under M&T’s amended and restated bylaws for inclusion in M&T’s proxy statement, proxy card, and presentation at M&T’s 2011 annual meeting of stockholders, a proper stockholder proposal must have been received by M&T at its principal offices at One M&T Plaza, Buffalo, NY 14203 no later than November 4, 2010, which is 120 calendar days before the anniversary of the date on which M&T first mailed its proxy statement for 2010. The notice must be in the manner and form required by M&T’s bylaws and Rule 14a-8 under the Exchange Act.

Wilmington Trust

Wilmington Trust intends to hold a 2011 annual meeting of stockholders only if the merger agreement is terminated or the merger is otherwise not consummated in a timely manner. For a stockholder proposal to be considered for inclusion in Wilmington Trust’s proxy statement and form of proxy relating to the Wilmington Trust 2011 annual meeting of stockholders (in the event this meeting is held), the Secretary of Wilmington Trust must have received the proposal in writing, at Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-0001, not later than October 25, 2010 if the 2011 annual meeting is held within 30 days of April 21, 2011. If the 2011 annual meeting is held on a day that is more than 30 days from April 21, 2011, such proposal must be received a reasonable time in advance of Wilmington Trust mailing its proxy statement. Those proposals must include a brief description of the business to be brought before the meeting, the stockholder’s name and address, the number and class of shares the stockholder holds and any material interest the stockholder has in that business. Any stockholder proposals will be subject to Rule 14a-8 under the Exchange Act.

Wilmington Trust’s Nominating and Corporate Governance Committee recommends nominees to the Board of Directors for election as directors at the annual meeting. That committee will consider nominations submitted by stockholders of record for the 2011 annual meeting of stockholders (in the event this meeting is held) if they are received by the Secretary of Wilmington Trust 60 days in advance of the meeting, provided that the 2011 annual meeting is held on or before April 20, 2011. If the 2011 annual meeting is held on or after April 21, 2011, then such nominations must be received 90 days in advance of such meeting. Nominations must include the information required for stockholder proposals as well as the nominee’s name and address, a representation that the stockholder is a record holder of Wilmington Trust stock or holds Wilmington Trust stock through a broker and intends to appear in person or by proxy at the 2011 Annual Meeting to nominate a person, information regarding the nominee that would be required to be included in the proxy statement, a description of any arrangement or understanding between the stockholder and that nominee and the written consent of the nominee to serve as a director if elected.

OTHER MATTERS

As of the date of this proxy statement/prospectus, Wilmington Trust’s Board of Directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. Wilmington Trust’s common stockholders may, however, be asked to vote on a proposal to adjourn, postpone or continue the special meeting, if necessary, to allow more time to solicit votes to adopt the merger agreement. If any other matters, or any adjournments or postponements of the meeting, properly come before the Wilmington Trust special meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Wilmington Trust.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement/prospectus is being delivered to multiple stockholders of Wilmington Trust unless Wilmington Trust has previously received contrary instructions from one or more stockholders. Stockholders who hold shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Wells Fargo Bank, N.A., Wilmington Trust’s stock transfer agent, at Wells Fargo Shareowner Services, P.O. Box 64854, St. Paul, MN 55164, (800) 999-9867, Wilmington Trust will deliver promptly a separate copy of this proxy statement/prospectus to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who wish, in the future, to receive separate copies or a single copy of Wilmington Trust’s proxy statements and annual reports should provide written or oral notice to Wells Fargo Bank, N.A., at the address and telephone number set forth above. Holders in “street name” who wish, in the future, to receive separate copies or a single copy of Wilmington Trust’s proxy statements and annual reports, must contact their banks and brokers.

WHERE YOU CAN FIND MORE INFORMATION

M&T has filed a registration statement with the SEC under the Securities Act that registers the shares of M&T common stock to be issued in the merger to Wilmington Trust common stockholders and includes this proxy statement/prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about M&T and its common stock, Wilmington Trust and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, M&T (File No. 1-9861) and Wilmington Trust (File No. 1-14659) file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like M&T and Wilmington Trust, that file electronically with the SEC. The address of that site is http://www.sec.gov. M&T’s Internet address is http://www.mtb.com and Wilmington Trust’s Internet address is http://www.wilmingtontrust.com. The information on M&T’s and Wilmington Trust’s Internet sites is not a part of this proxy statement/prospectus.

You can also inspect reports, proxy statements and other information about M&T at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows M&T and Wilmington Trust to “incorporate by reference” information into this proxy statement/prospectus. This means that M&T and Wilmington Trust can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that M&T and Wilmington Trust have previously filed with the SEC. They contain important information about our companies and their financial condition.

M&T Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2009
Proxy Statement on Schedule 14A	March 5, 2010
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2010; June 30, 2010; and September 30, 2010
Current Reports on Form 8-K	January 20, 2010; January 25, 2010; March 11, 2010; April 19, 2010; April 23, 2010; May 4, 2010; June 15, 2010; July 21, 2010; September 13, 2010; October 13, 2010; October 20, 2010; November 1, 2010; November 2, 2010; November 4, 2010; November 19, 2010; January 14, 2011; and January 25, 2011 (in each case, except to the extent furnished but not filed)
The description of M&T common stock set forth in M&T’s registration statements on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description	January 28, 1997; May 20, 1998; and February 1, 2008

Wilmington Trust Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2009
Proxy Statement on Schedule 14A	February 22, 2010
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2010; June 30, 2010; and September 30, 2010
Current Reports on Form 8-K	January 29, 2010; February 26, 2010; April 23, 2010; May 21, 2010; June 4, 2010; July 23, 2010; October 18, 2010; October 21, 2010; November 1, 2010; November 2, 2010; November 22, 2010; December 23, 2010; and January 28, 2011 (in each case, except to the extent furnished but not filed)
The description of Wilmington Trust common stock set forth in Wilmington Trust’s registration statements on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description	December 1, 1998 and December 22, 2004

M&T and Wilmington Trust incorporate by reference additional documents that they may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of Wilmington Trust’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

M&T has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to M&T, and Wilmington Trust has supplied all such information relating to Wilmington Trust.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus through M&T or Wilmington Trust, as the case may be, or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address:

M&T Bank Corporation	Wilmington Trust Corporation
Attention: Shareholder Relations	Attention: Investor Relations
One M&T Plaza	Rodney Square North
Buffalo, New York 14203	1100 North Market Street
(716) 842-5138	Wilmington, Delaware 19890 (302) 651-8069

If you would like to request documents, please do so by March 15, 2011, to receive them before the Wilmington Trust special meeting. If you request any incorporated documents from our companies, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that M&T or Wilmington Trust have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxystatement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
M&T Bank Corporation,
MTB One, Inc.
and
Wilmington Trust Corporation
dated as of October 31, 2010

A-ii

A-iii

EXHIBITS

Exhibit A — Certificate of Incorporation of Surviving Corporation

A-iv

INDEX OF DEFINED TERMS

Section

Affiliate	3.22
Agreement	Preamble
Alternative Transaction	6.11(f)(i)
Alternative Transaction Proposal	6.11(f)(ii)
Bankruptcy and Equity Exception	3.4(a)
BHC Act	3.2(c)
Book Entry Shares	1.4(f)
Business Day	9.4
Certificate	1.4(f)
Certificate of Merger	1.2
Change of Recommendation	6.11(d)
Closing	9.1
Closing Date	9.1
Company	Preamble
Company Benefit Plans	3.12(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	3.2(d)
Company Capitalization Date	3.3(a)
Company Certificate	3.2(d)
Company Common Stock	1.4(b)
Company ESPP	1.7
Company Intellectual Property	3.15(b)
Company Preferred Stock	1.4(d)
Company Regulatory Agreement	3.6(c)
Company Rights Agreement	3.17(a)
Company SEC Reports	3.6(b)
Company Stock Award	1.6
Company Stock Option	1.5
Company Stock Plans	1.6
Confidentiality Agreement	6.3(c)
Covered Employee	6.4(a)
Derivative Transaction	3.21
DGCL	Recitals
Disclosure Letter	9.11
DPC Common Shares	1.4(b)
Effective Time	1.2
ERISA	3.12(a)
ERISA Affiliate	3.12(c)
Exchange Act	3.6(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(c)
FDIC	3.2(c)
Federal Reserve	3.5

A-v

Section

Form S-4	3.5
GAAP	3.2(e)
Governmental Entity	3.5
Indemnified Parties	6.5(a)
Insurance Amount	6.5(d)
Intellectual Property	3.15(b)
Investment Company Act	6.12
IRS	3.11(a)(iii)
IT Assets	3.15(c)
Knowledge	3.10(c)
Law	3.4(b)
Leased Properties	3.18(b)
Letter of Transmittal	2.3(a)
Liens	3.3(c)
Loans	3.19(a)
Material Adverse Effect	3.8(a)
Merger	Recitals
Merger Consideration	1.4(d)
Merger Sub	Preamble
Owned Properties	3.18(a)
Parent	Preamble
Parent Bylaws	4.2
Parent Capitalization Date	4.3
Parent Certificate	4.2
Parent Common Stock	1.4(c)
Parent Preferred Stock	4.3
Parent SEC Reports	4.6(b)
Permitted Encumbrances	3.18(a)(iv)
Previously Disclosed	9.11
Proxy Statement	3.5
Real Property	3.18(b)
Registered Fund	6.12(a)
Regulatory Agencies	3.6(a)
Regulatory Approvals	3.5
Representatives	6.11(a)
Requisite Regulatory Approvals	7.1(c)
Rights	3.3(a)
Rights Agent	3.17(a)
Sarbanes-Oxley Act	3.6(b)
SEC	3.5
Securities Act	3.3(a)
Series A Preferred Consideration	1.4(d)
Software	3.15(b)(iv)
SRO	3.5
Stockholder Approval	6.1(b)
Stockholders’ Meeting	6.1(b)
Subsidiary	3.2(e)

A-vi

Section

Superior Proposal	6.11(f)(iii)
Surviving Corporation	Recitals
Tax	3.11(d)
Tax Return	3.11(e)
Taxes	3.11(d)
Termination Fee	8.3(b)
Trust Account Common Shares	1.4(b)
Voting Debt	3.3(a)
Warrant	1.4(e)
WTC	3.2(c)
WTFSB	3.2(c)

A-vii

AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2010 (this “Agreement”), by and among M&T Bank Corporation, a New York corporation (“Parent”), MTB One, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”), and Wilmington Trust Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”); and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that this Agreement and the transactions contemplated hereby are advisable, and has approved this Agreement and the transactions contemplated hereby, including the Merger, and recommended that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Board Recommendation”), all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Boards of Directors of Parent and Merger Sub have each determined that this Agreement and the transactions contemplated hereby are advisable, and have approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

The Merger

1.1 The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation of the Merger. The name of the Surviving Corporation shall be Wilmington Trust Corporation.

1.2 Closing.  The Merger shall become effective upon the filing of the certificate of merger (the ‘‘Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Merger on the Closing Date. The term “Effective Time” shall be the date and time when the filing of the Certificate of Merger becomes effective or at such other date and time as may be set forth in the Certificate of Merger.

1.3 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.4 Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a) Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Shares and Shares Held by Parent.  Each share of common stock, par value $1.00 per share, of the Company (together with the preferred share purchase rights attached thereto pursuant to the Company Rights Agreement, the “Company Common Stock”) held by the Company as treasury stock and each share of Company Common Stock, if any, owned by Parent or Merger Sub (other than (i) shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties not affiliated with Parent or Merger Sub (any such shares, “Trust Account Common Shares”) and (ii) shares of Company Common Stock held, directly or indirectly, by Parent or Merger Sub and acquired upon exercise of rights in respect of debt arrangements in effect prior to the date hereof (any such shares, “DPC Common Shares”)) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

(c) Conversion Generally.  Each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock to be cancelled pursuant to Section 1.4(b), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.051372 (the “Exchange Ratio”) shares of common stock, par value $0.50 per share, of Parent (the “Parent Common Stock”), subject to the payment of cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.3(f).

(d) Preferred Stock.  Each share of Series A Fixed Rate Cumulative Perpetual Preferred Stock (the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, but subject to the other provisions of Section 1.4, one one-hundredth (1/100) of a share of Parent Preferred Stock (the “Series A Preferred Consideration” and, together with the Exchange Ratio, the “Merger Consideration”) to be designated, prior to the Closing Date, as Fixed Rate Cumulative Perpetual Preferred Stock, Liquidation Preference $100,000.00 per share, and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Company Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Preferred Stock immediately prior to such conversion, taken as a whole; provided, however, that the voting powers of Parent Preferred Stock shall be substantially the same as the voting powers of the Company Preferred Stock.

(e) Warrants.  The Warrant issued on December 12, 2008 to the United States Department of the Treasury in connection with the issuance of the Company Preferred Stock (the “Warrant”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a warrant to purchase Company Common Stock and will be converted automatically into a warrant to purchase Parent Common Stock, and Parent will assume such warrant subject to its terms; provided, however, that after the Effective Time:

(i) the number of shares of Parent Common Stock purchasable upon exercise of the Warrant will equal the product of (i) the number of shares of Company Common Stock that were purchasable under the Warrant immediately before the Effective Time, and (ii) the Exchange Ratio, rounded to the nearest one-hundredth (1/100th) of a share; and

(ii) the per share exercise price for the Warrant will equal the quotient of (i) the per share exercise price of the Warrant in effect immediately before the Effective Time and (ii) the Exchange Ratio, rounded to the nearest one-tenth (1/10th) of a cent.

(f) Certificate.  All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) and each non-certificated share of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such

Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(g) Changes in Parent Common Stock.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

1.5 Stock Options.  At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Company Common Stock (each, a “Company Stock Option”) then issued and outstanding (whether vested or unvested) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and cease to exist and no payment shall be made with respect thereto.

1.6 Other Stock-Based Awards.  At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (other than Company Stock Options) (each, a “Company Stock Award”) shall, by virtue of the Merger and without any action on the part of the holder thereof, subject to applicable Law and otherwise subject to the terms of the Company Stock Option or the Company Stock Awards, as applicable, become fully vested and, at the Effective Time, be converted into the right to receive the Merger Consideration as provided in Section 1.4(c). As used in this Agreement, ‘‘Company Stock Plans” means the 1996 Long-Term Incentive Plan, the 1999 Long-Term Incentive Plan, the Amended and Restated 2002 Long-Term Incentive Plan, the 2001 Non-Employee Directors’ Stock Option Plan, the 2004 Executive Incentive Plan, the Amended and Restated 2005 Long-Term Incentive Plan, the 1999 Executive Incentive Plan, 2005 Amended and Restated Directors’ Deferred Fee Plan, the 2009 Executive Incentive Plan, and the 2009 Long-Term Incentive Plan.

1.7 Company Employee Stock Purchase Plan.  Sections 1.5 and 1.6 shall not apply to the Wilmington Trust Corporation 2008 Employee Stock Purchase Plan or any other plan, program or arrangements intending to qualify as a stock purchase plan under Section 423 of the Code (the “Company ESPP”). The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPPs effective as of the Effective Time and all outstanding rights thereunder at the Effective Time and ensure that no new offering periods thereunder commence during the period from the date of this Agreement through the Effective Time. The offering periods thereunder currently in effect as of the date of this Agreement shall end in accordance with the terms of the applicable Company ESPP (but no later than one (1) Business Day prior to the Closing Date); provided, that there will be no increase in the amount of payroll deductions permitted to be made by the participants therein during such period.

1.8 Changes in Company Common Stock.  If, between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

1.9 Certificate of Incorporation and By-Laws of the Surviving Corporation.  At the Effective Time, the certificate of incorporation attached as Exhibit A shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and the terms thereof. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law and the terms of such by-laws.

1.10 Directors and Officers.  Subject to applicable Law, at and immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub in office immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.11 Reservation of Right to Revise Structure.  Parent may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that (A) any such change shall not affect the United States federal income tax consequences of the Merger to holders of Company Common Stock and (B) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock and Company Preferred Stock as merger consideration or (ii) materially impede or delay consummation of the business combination. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

1.12 Directors of Parent.  At the Effective Time, the number of directors constituting the whole board of directors of Parent shall be increased by one, and Mr. Donald E. Foley shall be appointed to the board of directors of Parent, to hold office until Parent’s 2011 Annual Meeting of Stockholders and until his successor has been elected and qualified.

ARTICLE II

Delivery of Merger Consideration

2.1 Exchange Agent.  Prior to the Effective Time, Parent shall, at its own cost and expense, appoint a bank or trust company reasonably acceptable to the Company, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Deposit of Merger Consideration.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Exchange Agent an aggregate number of shares of Parent Common Stock and an aggregate number of shares of Parent Preferred Stock equal to the aggregate Merger Consideration (the “Exchange Fund”).

2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, and in any event not later than the second Business Day following the Effective Time, the Exchange Agent shall mail (or in the case of the Depository Trust Company on behalf of “street” holders, deliver) to each holder of record of Certificate(s) or Book Entry Shares which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and Company Preferred Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4, (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) or Book-Entry Shares to the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration in respect of the shares of Company Common Stock and a holder of Company Preferred Stock will be entitled to receive promptly after the Effective Time the Merger Consideration in respect of the shares of Company Preferred Stock represented by its Certificate or Certificates or Book Entry Shares. Until so surrendered, each such Certificate or Book Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate or Book Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to this Article II.

(c) No dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock shall be paid to the holder of any unsurrendered Certificate or Book Entry Shares with respect to the shares of Parent Common Stock or Parent Preferred Stock represented thereby, in each case unless and until the surrender of such Certificate or Book Entry Shares in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate or Book Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock or Parent Preferred Stock represented by such Certificate or Book Entry Shares and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock or Parent Preferred Stock represented by such Certificate or Book Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock or Parent Preferred Stock, as applicable, issuable with respect to such Certificate or Book Entry Shares.

(d) In the event of a transfer of ownership of a Certificate or Book Entry Shares representing Company Common Stock or Company Preferred Stock that is not registered in the stock transfer records of Company, the shares of Parent Common Stock or Parent Preferred Stock, as applicable, comprising the Merger Consideration shall be issued in exchange therefor to a person other than the person in whose name the Certificate or Book Entry Shares so surrendered is registered if the Certificate or Book Entry Shares formerly representing such Company Common Stock or Company Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other similar Taxes required by reason of the issuance to a person other than the registered holder of the Certificate or Book Entry Shares or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Common Stock or Parent Preferred Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Parent Preferred Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Company Preferred Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Preferred Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock or Company Preferred Stock, as the case may be, that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration to be issued or paid in consideration therefore in accordance with the procedures set forth in this Article II.

(f) The Exchange Agent shall aggregate all fractional interests in Parent Common Stock and sell all such shares, in one or more transactions executed on one or more stock exchanges through one or more brokers nominated by Parent with the proceeds of such sale being remitted to the Exchange Agent as soon as practicable thereafter. The Exchange Agent shall deliver the cash proceeds of any such sales to the holders of Company Common Stock in lieu of their fractional interest in shares of Parent Common Stock. The proceeds to any holder of Company Common Stock of shares of Parent Common Stock sold by the Exchange Agent pursuant to this Section 2.3(f) shall be the proceeds before any costs associated with any such sale, and any costs incurred in connection with any such sale (including any commissions, currency exchange fees, transfer taxes and other transaction costs) shall be borne by Parent.

(g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the first anniversary of the Effective Time may be paid to Parent. In such event, any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration and any unpaid dividends and distributions on the Parent Common Stock or Parent Preferred Stock deliverable in respect of each share of Company Common Stock or Company Preferred Stock without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Parent Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

Representations and Warranties of Company

Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by the Company prior to the date hereof (but excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or are predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1 Standard.  No representation or warranty of the Company contained in this Article III (other than the representations and warranties in Sections 3.2(a), 3.3(b), 3.4(a), 3.4(b)(i), 3.8(b), 3.17 and 3.24 which shall be true and correct in all material respects and the representations and warranties in Sections 3.3(a) and 3.8(a), which shall be true and correct in all respects) shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article III, has had or is reasonably likely to have a Material Adverse Effect on the Company (it being understood that, except with respect to Section 3.8(a), for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2 Corporate Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.

(b) The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary.

(c) The Company is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”). Wilmington Trust Company (“WTC”) is a Delaware-chartered bank and trust company. Wilmington Trust FSB (“WTFSB”) is a federally-chartered savings bank. The deposit accounts of WTC and WTFSB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

(d) True, complete and correct copies of the Restated Certificate of Incorporation of the Company (as amended, the “Company Certificate”), and the Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by the Company and are available to Parent.

(e) Each Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company, trust or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock of which, as of October 27, 2010 (the “Company Capitalization Date”), 91,483,125 shares were issued and outstanding, and 1,000,000 shares of preferred stock of which, as of the Company Capitalization Date, 330,000 shares of Company Preferred Stock (designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A) were issued and outstanding. No other shares of Company Common Stock or Company Preferred Stock were issued or outstanding as of the Company Capitalization Date. As of the Company Capitalization Date, there were (i) outstanding Company Stock Options to purchase an aggregate of 7,257,725 shares of Company Common Stock, (ii) outstanding Company Stock Awards in respect of 473,990,278 shares of Company Common Stock and (iii) purchase rights under the Company ESPPs to purchase an aggregate of 224,262 shares of Company Common Stock. As of the Company Capitalization Date, there were no more than 3,749,858 shares of Company Common Stock reserved for issuance under the Company Stock Plans and 1,856,714 shares of Company Common Stock reserved for issuance upon the exercise of the Warrant. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (“Voting Debt”) are issued or outstanding. As of the Company Capitalization Date, except for the Company’s dividend reinvestment plan, the Company Stock Options, the Company Stock Awards, the Warrant, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights (including preemptive rights or redemption rights), commitments or agreements of any character (“Rights”) relating to the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of the Company. There are no contractual obligations of the Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries; (y) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of the Company’s capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”) or (z) except pursuant to the Company ESPP, to issue, deliver, transfer or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares of equity interest. Since the Company Capitalization Date through the date hereof, the Company has not issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of the Company or any securities or rights convertible into or exchangeable or exercisable for any such equity securities, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Stock Options or settlement in accordance with their terms that were outstanding on the Company Capitalization Date.

(b) Other than the Company Stock Options and the Company Stock Awards that are outstanding as of the Company Capitalization Date, no other equity-based awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company’s capital stock or any other equity-based awards.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued, have been issued in compliance in all material respects with all federal and state securities laws, and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security or Voting Debt of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d) Except for the ownership of the Company’s Subsidiaries and for investment held in a fiduciary capacity for the benefit of customers or acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither the Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any material amount of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

3.4 Authority; No Violation.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board. The Company Board has determined that this Agreement is advisable and has directed that this Agreement be submitted to the Company’s stockholders for approval and adoption at a duly held meeting of such stockholders and has unanimously adopted a resolution to the foregoing effect and recommended that the stockholders adopt this Agreement. Except for approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or Company Bylaws or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.5 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, any of its Subsidiaries or any of their respective properties, rights or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Contract.

(c) So long as the Company Common Stock and Parent Common Stock continue to be listed on the NYSE at the Effective Time, in accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights shall be available to holders of the Company Common Stock in connection with the Merger.

3.5 Consents and Approvals.  Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the NYSE, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protection Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the OTS, the FDIC, the Office of the State Bank Commissioner of the State of Delaware, the New Jersey Department of Banking and Insurance, the New York State Banking Department, any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each, a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (together with any supplements or amendments thereto, the “Proxy Statement”) and of a registration statement on Form S-4 with respect to the Merger (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any notices to or filings with the Small Business Administration, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, and (viii) the consents and approvals of third parties that are not Governmental Entities required to consummate the Merger, no consents or approvals of or notices to or filings with any Governmental Entity or other third party are necessary in connection with the (A) execution and delivery of this Agreement and (B) consummation by the Company of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, the Company is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis.

3.6 Reports; Regulatory Matters.

(a) The Company and each of its Subsidiaries have timely filed (or furnished) all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file (or furnish) since December 31, 2007 and prior to the date hereof with the Federal Reserve, SEC, NYSE, any state consumer finance or mortgage banking regulatory authority or other Agency, any foreign regulatory authority and any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed (or furnished) by them since December 31, 2007 and prior to the date hereof, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity notified the Company that it has initiated any proceeding or, to the Knowledge of the Company, threatened an investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2007. There is no material unresolved violation with respect to any material report, form, schedule, registration, statement or other document filed by, or relating to any material examinations, except for examinations conducted in the regular course of the business of the Company, by any such Governmental Entity of, the Company or any of its Subsidiaries.

(b) No registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007 and prior to the date of this Agreement (the “Company SEC Reports”) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. The Company has provided to Parent true, correct and complete copies of all material written correspondence between the SEC and the Company occurring since December 31, 2007 and prior to the date of this Agreement. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(c) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, a “Company Regulatory Agreement”) any Governmental Entity that restricts, or by its terms will in the future restrict, the conduct of its business in any material respect or that in any material manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, other than those of general application that apply to bank holding companies or their subsidiaries generally.

3.7 Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to recurring year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b) Since December 31, 2007, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, as filed with the SEC, (ii) this Agreement or (iii) liabilities incurred since June 30, 2010 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

(d) The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors and in Section 3.7 of the Disclosure Letter (x) any significant deficiencies in and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2009, there has not been any Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business (including, without limitation, material adverse changes in assets under management, the provision for loan losses, past due, criticized or nonperforming assets or tangible book value) of such party and its Subsidiaries taken as a whole (provided, however, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (H) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

(b) (i) Since December 31, 2009, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices and (ii) since June 30, 2010, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (a), (b), (d)(i), (d)(ii), (e), (h), (k) or (o) of Section 5.2 if taken after the date hereof.

3.9 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Each of the Company and each of its Subsidiaries is in compliance in all material respects with, and is not in default or violation in any material respect of, and none of them is, to the Knowledge of the Company, under investigation with respect to, or to the Knowledge of the Company, threatened in writing to be charged with any material violation of, any applicable Law. Except for statutory or regulatory restrictions of general application, no Governmental Entity or SRO has placed any material restriction that remains in effect on the business or properties of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.10 Legal Proceedings.

(a) Neither the Company nor any of its Subsidiaries (or, to the Knowledge of the Company, any of the current or former directors or executive officers of the Company or any of its Subsidiaries) is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any material nature against such person (in the case of any such proceeding, claim, action or investigation relating to such director or executive officer, to the extent related to or affecting the business of the Company or any of its Subsidiaries) or affecting the Company or any of its Subsidiaries or to which any of their assets are subject. There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries).

(b) Since December 31, 2009, (i) there have been no subpoenas, written demands, or document requests received by the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries from any Governmental Entity, except such as are received by the Company or any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries in the ordinary course of business solely in its capacity as trustee or similar representative capacity on behalf of an unaffiliated third party, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(c) As used in this Agreement, the term “Knowledge” means the actual knowledge of any of Donald E. Foley, David R. Gibson, Michael A. DiGregorio, William J. Farrell II, Mark A. Graham, Robert V. A. Harra, Jr., Rebecca DePorte and Kevyn N. Rakowski.

3.11 Taxes and Tax Returns.

(a) (i) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it and all such Tax Returns are accurate and complete; (ii) each of the Company and its Subsidiaries has paid all Taxes required to be paid by it and has timely paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP; (iii) the Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) or the appropriate taxing authority (or the applicable statues of limitation for the assessment of Taxes for such periods have expired) for all years to and including the years ending 2006; (iv) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of the Company’s Taxes or those of its Subsidiaries, (v) there are no disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise; and (vii) the Company and its Subsidiaries have complied with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign Laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid to the relevant taxing authority under applicable Laws; (ix) neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4; (x) neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied; (xi) no written or, to the Knowledge of the Company, other claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction; and (xii) the Company has not undergone any “ownership change” within the meaning of Section 382 of the Code and other than solely as a result of the transaction contemplated by this Agreement, the utilization of any net operating loss carryforwards of the Company or any of its Subsidiaries is not subject to any limitations pursuant to Sections 382, 383, or 384 of the Code.

(b) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Since December 31, 2007 neither the Company nor any of its

Subsidiaries is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company is or was the common parent).

(c) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries.

(d) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies, like assessments or changes of any kind whatsoever together with all penalties and additions to tax and interest thereon.

(e) As used in this Agreement, the term “Tax Return” means a report, return or other information (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries, and in each case any amendments thereto.

3.12 Employee Matters.

(a) With respect to each material Company Benefit Plan, the Company has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; and (ii) any related trust agreements, insurance contracts or documents of any other funding arrangements. For purposes of this Agreement, “Company Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of the Company or any of its Subsidiaries entered into, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute, or with respect to which the Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement), or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any of its Subsidiaries or to any beneficiary or dependant thereof.

(b) The Company and each of its Subsidiaries have operated and administered each Company Benefit Plan in compliance in all material respects with all applicable laws and the terms of each such plan. Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no circumstances exist that would lead to the revocation of such letter.

(c) Neither the Company nor any of its Subsidiaries nor any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), maintains or contributes to, or during the five-year period prior to the date hereof has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title IV of ERISA or (y) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 4063 of ERISA or Section 413(c) of the Code. No liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring a liability thereunder.

(d) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director or employee of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director or employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code. No director, officer or employee of the Company or any of its Subsidiaries is entitled to a gross-up, make-whole payment, indemnification or similar payment with respect to any Taxes in connection with, in whole or in part, the consummation of the transactions contemplated hereby.

(e) Neither the Company nor any of its Subsidiaries has any obligation to provide post-employment welfare benefits (whether or not insured) with respect to any person beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or applicable state or local law.

(f) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed and final Treasury Regulations issued thereunder and (2) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices and other interim guidance on Section 409A of the Code.

3.13 Labor.  Neither the Company nor any of its Subsidiaries is a party to or bound by or is currently negotiating any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or to compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no labor related strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of the Company, threatened, and since December 31, 2007, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, slowdown, walkout or other work stoppage. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. No material action, suit, arbitration, proceeding or, to the Knowledge of the Company, claim or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company or any of its Subsidiaries’ employees is pending or, to the Knowledge of the Company, threatened.

3.14 Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof. As used herein, “Company Contract” shall mean each contract, arrangement, commitment or understanding (whether written or oral) referred to in the preceding sentence and each written agreement that (i) (A) contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries), (B) obligates the Company or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, (C) limits or restricts the Company’s or its affiliates’ rights to use the name “Wilmington Trust” or any variant thereof, or (D) requires referrals of business or requires the Company or any of its affiliates to make available investment opportunities to any person on a priority or exclusive basis, (ii) relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (iii) grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (iv) limits the payment of dividends by the Company or any of its Subsidiaries, (v) relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, (vi) relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (vii) provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (viii) is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by the Company or its applicable Subsidiary on 60 days or less notice without any required payment or other conditions (other than the condition of notice)), (ix) relates to Company Intellectual Property (as defined in Section 3.15(b)) (including permitting the use of the name “Wilmington Trust” or any variant thereof), or (x) is not of the type described in clauses (i) through (ix) above and which involved payments by, or to, the Company or any of its Subsidiaries in fiscal year ended December 31, 2009, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2010, of more than $500,000 (other than pursuant to Loans (as defined in Section 3.19(a)) originated or purchased by the Company and its Subsidiaries in the ordinary course of business consistent with past practice). The Company has Previously Disclosed or made available to Parent prior to the date hereof, true, correct and complete copies of each Company Contract that (A) provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof or termination of such Company Contract in excess of $1,000,000 or (B) which involved payments by the Company or any of its Subsidiaries in fiscal year ended December 31, 2009, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2010, of more than $1,000,000.

(b) (i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) the Company and each of its Subsidiaries has duly performed all obligations required to be performed by it prior to the date hereof under each Company Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, under any such Company Contract or provide any other party thereto with the right to terminate such Company Contract.

3.15 Intellectual Property.

(a) (i) The Company and its Subsidiaries own or have a valid license to use all Company Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates), (ii) to the Knowledge of the Company, Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company and its Subsidiaries as currently conducted, (iii) Company Intellectual Property owned by the Company or any of its Subsidiaries, and to the Knowledge of the Company, all other Company Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property, and (iv) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, nor to the Knowledge of the Company has the Company or any or its Subsidiaries received any written communications since December 31, 2007 alleging that any of them has infringed, diluted, misappropriated or violated any of the Intellectual Property of any other person. To the Company’s Knowledge, no other person is infringing, diluting, misappropriating or violating, nor has the Company or any or its Subsidiaries sent any written communications within the past two (2) years alleging that any person has infringed, diluted, misappropriated or violated, any of the Company Intellectual Property owned by the Company and its Subsidiaries.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, “Software”). For purposes of this Agreement, the term “Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company or any of its Subsidiaries, in each case, material to the conduct of the business of the Company or its Subsidiaries.

(c) The Company and each of its Subsidiaries take all reasonable actions to protect and maintain all (i) Company Intellectual Property and (ii) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. The Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and have not materially malfunctioned or failed within the past two (2) years. To the Company’s Knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices.

3.16 Broker-Dealer and Investment Advisory Matters.

(a) Each of the Company and its Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (A) a broker-dealer or investment adviser or (B) a registered representative or investment adviser representative with the SEC or any securities or insurance commission or other Governmental Entity are duly registered as such, and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law, and neither the Company nor any of its Subsidiaries has received any written notice of proceedings, except for examinations conducted in the regular course of the Company’s and its Subsidiaries’ business, which are outstanding or unresolved relating to the revocation or modification of any such registrations, licenses or qualifications.

(b) The information contained in the currently effective Forms ADV and BD as filed with the SEC by each applicable Subsidiary was complete and accurate in all material respects as of the time of filing thereof.

(c) Except as disclosed on Forms ADV or BD filed prior to the date of this Agreement, none of the Company, any of its Subsidiaries nor to the Knowledge of the Company any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “affiliated persons” (as defined in the Investment Company Act of 1940, as amended) has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed on Forms ADV or BD. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of the Company’s Subsidiaries nor, to the Knowledge of the Company, any of its directors, officers, employees, associated persons or affiliated persons has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on such Forms ADV or BD filed prior to the date of this Agreement, none of the Company’s Subsidiaries nor, to the Knowledge of the Company, any of its directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Investment Advisers Act of 1940, as amended, or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

3.17 Rights Agreement; State Takeover Laws.

(a) The Company and Wells Fargo Bank, N.A., as Rights Agent (the “Rights Agent”), have duly executed and delivered to Parent and Merger Sub an amendment to the Amended and Restated Rights Agreement, dated as of December 16, 2004, as amended, between the Company and Rights Agent (the “Company Rights Agreement”), and as a result of such amendment (which amendment is valid, binding and enforceable and has not been revoked, modified or rescinded prior to the date hereof), among other things, (a) neither this Agreement nor any of the transactions contemplated hereby or thereby, including the consummation of the Merger, will cause the rights issued pursuant to the Company Rights Agreement to become exercisable by the holders thereof, (b) none of Merger Sub, Parent or any of their respective affiliates shall be deemed to be an Acquiring Person (as defined in the Company Rights Agreement) and (c) the rights issued pursuant to the Company Rights Agreement shall automatically terminate on and as of the Effective Time and be void and of no further force or effect, and the holders of the rights issued pursuant to the Company Rights Agreement shall thereafter have no rights thereunder.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.12, the Company Board has taken all action necessary to exempt this Agreement, the Merger and the transactions contemplated hereby from the restrictions on “business combinations” set forth in Section 203 of the DGCL, and such action is effective as of the date of this Agreement. No other “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “affiliate transaction,” “interested shareholder” or other similar anti-takeover statute or regulation enacted under the Laws of the State of Delaware is applicable to this Agreement or to the transactions contemplated hereby.

3.18 Property.  The Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against the Real Property.

3.19 Loan Matters.

(a) Each written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Company’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Company or its Subsidiaries and are complete and correct in all material respects.

(b) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(c) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Section 3.19(d) of the Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company, WTC and WTFSB to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

3.20 Insurance.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. Section 3.20 of the Disclosure Letter contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries, true, correct and complete copies of which policies have been provided to Parent prior to the date hereof. The Company and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a default). Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. To the Knowledge of the Company, none of the Company, nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such policies, nor, to the Knowledge of the Company, is the termination of any such policies threatened.

3.21 Derivative Instruments and Transactions.  All Derivative Transactions (as defined below) whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries (i) were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time, (ii) are legal, valid and binding obligations of the Company or one of its Subsidiaries and, to the Knowledge of the Company, each of the counterparties thereto and (iii) are in full force and effect and enforceable in accordance with their terms. The Company or its Subsidiaries and, to the Knowledge of the Company, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied. For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22 Affiliate Transactions.  There are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and (i) any officer or director of the Company or any of its Subsidiaries, or (ii) to the Knowledge of the Company, any (A) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (B) Affiliate or family member of any such officer, director or record or beneficial owner or (C) any other Affiliate of the Company, on the other hand, except those of a type available to employees of the Company generally. As used in this Agreement, ‘‘Affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person and “control,” with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

3.23 Opinion.  The Company Board has received the opinion of Lazard Freres & Co. LLC, which opinion has not been withdrawn or modified as of the date hereof and a true, complete and correct copy of which has been previously delivered to Parent.

3.24 Broker’s Fees.  Neither the Company or any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Lazard Freres & Co. LLC pursuant to an engagement letter, the material terms of which have been previously delivered to Parent.

3.25 Company Information.  The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and on the Form S-4, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Proxy Statement and the Form S-4 relating to the Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement or the Form S-4.

3.26 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereunder. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. The Company acknowledges that neither Parent nor Merger Sub makes any representations or warranties except for the representations and warranties contained in Article IV.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent prior to the date hereof (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or are predictive or forward-looking in nature), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

4.1 Standard.  No representation or warranty of Parent contained in this Article IV (other than the representations and warranties in Sections 4.2, 4.4(a), 4.4(b)(i), and 4.8(b), which shall be true and correct in all material respects and the representations and warranties in Sections 4.3 and 4.8(a) which shall be true and correct in all respects) shall be deemed untrue or incorrect, and Parent shall not be deemed to have breached a representation or warranty, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article IV, has had or is reasonably likely to have a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, except with respect to Section 4.8(a), all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

4.2 Corporate Organization.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the BHC Act and under Article III-A of the New York Banking Law and meets the applicable requirements for qualification as such. True, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended (the “Parent Certificate”), and Bylaws of Parent (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been filed by Parent and are publicly available to the Company.

4.3 Capitalization.  The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock of which, as of October 28, 2010 (the “Parent Capitalization Date”), 120,396,611 shares were issued and 119,377,135 shares were outstanding, 1,000,000 shares of preferred stock (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, 778,000 shares were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the Parent Capitalization Date, Parent held 1,019,476 shares of Parent Common Stock in its treasury. As of the Parent Capitalization Date, there were no more than 12,016,416 shares of Parent Common Stock reserved for issuance under Parent’s equity compensation plans. As of the Parent Capitalization Date, except pursuant to (i) this Agreement, (ii) warrants to purchase, in the aggregate, 1,626,064 shares of Parent Common Stock issued to the United States Department of Treasury in connection with the issuance of Parent Preferred Stock, (iii) shares issuable upon the conversion into Parent Common Stock of shares of Parent’s Mandatorily Convertible Non-Cumulative Preferred Stock, Series B and (iv) stock repurchase plans entered into by Parent from time to time, Parent does not have and is not bound by any Rights calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

4.4 Authority; No Violation.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub, as applicable, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate or the Parent Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.5 are duly obtained and/or made, (A) violate any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.5 Consents and Approvals.  Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Parent is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis.

4.6 Reports; Regulatory Matters.

(a) Parent and each of its Subsidiaries have timely filed (or furnished) all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file (or furnished) since December 31, 2007 and prior to the date hereof with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed (or furnished) by them since December 31, 2007 and prior to the date of this Agreement, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

(b) No final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Exchange Act, since December 31, 2007 and prior to the date of this Agreement (the “Parent SEC Reports”) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.7 Financial Statements.  The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2009, there has not been any Material Adverse Effect on Parent.

(b) Since December 31, 2009 through and including the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9 Compliance with Applicable Law.  Parent and each of its Subsidiaries hold all material licenses, franchises, permits, authorizations orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are necessary to permit them to own or lease their properties and assets and for the lawful conduct of their respective businesses as presently conducted (and have paid all fees and assessments due and payable in connection therewith). Parent and each of its Subsidiaries is in compliance in all material respects with, and is not in default or violation in any material respect of any applicable Law.

4.10 Legal Proceedings.  Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or to which any of their assets are subject. There is no judgment, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.11 Parent Information.  The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Proxy Statement and the Form S-4, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement and the Form S-4 relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement or the Form S-4.

4.12 Ownership of Shares; Not an Interested Stockholder.

(a) Neither Parent nor Merger Sub beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, and excluding any Trust Account Common Shares and DPC Common Shares), or will prior to the Effective Time beneficially own, any shares, or is a party, or will prior to the Effective Time become a party, to any contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

(b) None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

4.13 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither Parent, Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereunder. Parent and Merger Sub each acknowledge that the Company makes no representations or warranties except for the representations and warranties contained in Article III.

ARTICLE V

Covenants Relating to Conduct of Business

5.1 Conduct of Businesses Prior to the Effective Time.

(a) Except as Previously Disclosed (as defined below), as expressly contemplated by or permitted by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause Subsidiaries to, (A) conduct its business only in the ordinary course consistent with past practice, and (b) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities and advantageous business relationships with customers, vendors and others doing business with it and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay (x) the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement or (y) the consummation of the transactions contemplated by this Agreement.

(b) The Company shall consult with Parent regarding any significant transactions or Tax Return positions reasonably expected to materially increase or affect the Company’s net operating losses or capital losses for any taxable year or period and shall, in the Company’s reasonable discretion, take account of Parent’s views on such matters to the extent reasonably feasible. Until the Effective Time, the Company shall cooperate in good faith with Parent on all Tax matters, including requests by Parent that the Company or any of its Subsidiaries participate in certain reorganization transactions prior to the Effective Time; provided that such reorganization transactions shall not (i) change the voting powers of the Company Preferred Stock, (ii) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock or Company Preferred Stock as merger consideration or (iii) materially impede or delay consummation of the Merger.

5.2 Company Forbearances.  During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) Rights outstanding on the date of this Agreement, pursuant to the Company Rights Agreement and shares of Company Common Stock issuable upon exercise of Company Stock Options outstanding on the date hereof and in accordance with the terms of such Company Stock Options on the date hereof, except as Previously Disclosed, (i) issue, sell or otherwise permit to become outstanding, or commit to issue or sell, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any other equity interest or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or other equity interest or (ii) permit any additional shares of its stock to become subject to new grants, except (A) issuances under dividend reinvestment plans, or (B) issuances pursuant to the exercise of the Warrant.

(b) (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or set any record date for or declare or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire any shares of its stock or other equity interest or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interest (other than (A) dividends from its wholly owned Subsidiaries to only it or another of its wholly owned Subsidiaries, (B) regular quarterly dividends on its common stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof and payment dates consistent with past practice, (C) required dividends on its preferred stock or on the preferred stock of its Subsidiaries, (D) required dividends on the common stock of any Subsidiary that is a real estate investment trust or (E) the distribution of rights pursuant to the Company Rights Agreement (other than in connection with the transactions contemplated hereby)) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock or other equity interest (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans).

(c) Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, rights, business or properties or cancel or release any material indebtedness owed to any person or any claims held by any person, except for (i) sales of Loans and sales of investment securities, in each case in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 5.2(c) of the Disclosure Letter or (iii) pledges of assets to secure (A) cash management sweeps in the ordinary course of business consistent with past practice and (B) public deposits accepted in the ordinary course of business consistent with past practice.

(d) (i) Make any acquisition of or investment in any person, or of all or any portion of the assets, business, deposits or properties of any other entity, other than a wholly owned Subsidiary of the Company, by purchase of or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business); (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of the Company), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto; or (iii) other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business, make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any person other than a wholly owned Subsidiary of the Company except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(e) Amend the Company Certificate or the Company Bylaws or similar governing documents of any of its Subsidiaries.

(f) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(g) Except as required under applicable Law or the terms of any Company Benefit Plan, (i) increase in any manner the compensation or benefits of any of the directors or employees of the Company or its Subsidiaries, except, in the case of any employee with a base salary of less than $100,000 as of the date hereof, for any increases in the base salary in the ordinary course of business consistent with past practice, (ii) pay any amounts to such directors or employees or increase any amounts payable to any such directors or employees, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment or retention agreement with or for the benefit of any such director or employee (or newly hired employees), (iv) allow for the commencement of any new offering periods under any Company ESPP or (v) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans.

(h) Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business.

(i) Enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management and other material banking or operating policies except as required by Law or by rules or policies imposed by a Governmental Entity.

(j) Enter into, renew, extend or terminate (i) any lease, license, contract or other agreement that calls for aggregate annual payments of $250,000 or more other than in the ordinary course of business consistent with past practice, (ii) any Company Contract of the type set forth in Section 3.14(a)(i), (iii), (v), (vi), (vii), or (viii) or (iii) any agreement referenced in Section 3.25 (or any other agreement with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement) or any agreement, contract, plan, arrangement or other transaction of the type described in Section 3.22; or make any material change in any of such Loans, leases, licenses, contracts or other agreements, other than in the ordinary course of business consistent with past practice.

(k) Make, or commit to make, any capital expenditures not provided for in the capital expenditure budget Previously Disclosed to Parent and in excess of $250,000 individually or $2,500,000 in the aggregate.

(l) Permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close, or open, relocate or close, any branch or other facility.

(m) (i) Settle any claim, action or proceeding involving monetary damages payable by the Company or its Subsidiaries in excess of $250,000 or (ii) other than in the ordinary course of business consistent with past practice, waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(n) Materially change its investment securities portfolio policy, or its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements.

(o) Alter materially its interest rate or fee pricing policies with respect to depository accounts of any of its Subsidiaries or waive any material fees with respect thereto.

(p) Except as required by Law or applicable regulatory authorities, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies.

(q) Make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund.

(r) Notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law or this Agreement.

(s) Enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients.

(t) Foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding twelve months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material.

(u) Without previously notifying and consulting with Parent (i) except for Loans or commitments for Loans that have previously been approved by the Company prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $10,000,000, (ii) except with respect to amendments or modifications that have previously been approved by the Company prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “special mention” or below by the Company with total credit exposure in excess of $5,000,000 or (iii) except with respect to any such actions that have previously been approved by the Company prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by the Company, in each case in excess of $1,000,000. In the event that the Company is required to notify or consult Parent pursuant to this subsection (u), Parent agrees to respond to such notice or request for consultation promptly but in any event no later than three (3) Business Days following any such notice or request for consultation that contains all information that is material to the decision involved, and Company shall take no action prior to the expiration of such three (3) Business Day period unless and until it has received Parent’s response.

(v) Agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) Amend the Parent Certificate or Parent Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Company, the holders of Company Common Stock or Company Preferred Stock adversely relative to other holders of Parent Common Stock or the Parent Preferred Stock to be issued as Series A Preferred Consideration, respectively.

(b) Notwithstanding anything herein to the contrary, take any action that is intended to or reasonably expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable Law, regulation or policies imposed by any Governmental Entity.

(c) Take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other

Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

(d) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

5.4 Assumption by Parent of Certain Obligations.  At or before the Closing, Parent shall deliver agreements in a form reasonably satisfactory to the Company, as of the Effective Time, in order to assume expressly the due and punctual performance and observance of each and every covenant, agreement and condition (insofar as such covenant, agreement or condition is to be performed and observed by the Company) of that certain Letter Agreement and Securities Purchase Agreement dated as of December 12, 2008.

ARTICLE VI

Additional Agreements

6.1 Form S-4; Stockholder Approval.

(a) Parent and the Company shall, as promptly as practicable but in no event later than twenty (20) calendar days from the date hereof, subject to full cooperation of the Company and its advisors and accountants, prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Parent shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act by the SEC, the Company shall establish a record date for, duly call, give notice of, convene and hold the meeting of stockholders for the purpose of considering and taking action upon this Agreement (the “Stockholders’ Meeting”) for the purpose of obtaining the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting (or any adjournment or postponement thereof) to adopt this Agreement (the “Stockholder Approval”). The Company agrees that its obligations pursuant to this Section 6.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal or by any Change of Recommendation. Subject to Section 6.11(d), the Company shall, (i) through the Company Board, recommend to its stockholders adoption of this Agreement, (ii) include such recommendation in the Proxy Statement and (iii) subject to the fiduciary duties of the Company Board, use commercially reasonable efforts to obtain from its stockholders a vote approving and adopting this Agreement.

(c) The Company shall give Parent at least ten (10) days written notice of the intended record date for the Stockholders’ Meeting (or of any change to such previously identified record date).

6.2 Regulatory Matters.

(a) The parties hereto shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of or compliance with such permits, consents, approvals and authorizations is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 7.2(c). In furtherance (but not in limitation) of the foregoing, subject to full cooperation of the Company and its advisors and accountants, Parent shall file any required applications, notices or other filings with the Federal Reserve Board, the New York State Banking Department and the Office of the State Bank Commissioner of the State of Delaware within twenty (20) calendar days of the date hereof. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties hereto shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Parent shall advise the Company, promptly after it receives notice of the time when the Form S-4 has become effective, of the issuance of any stop order suspending the effectiveness of the Form S-4, or if any proceedings for that purpose shall have been initiated or threatened by the SEC.

(b) Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(d) Without limiting the scope of the foregoing paragraphs, the Company shall, to the extent permitted by applicable Law (i) promptly advise Parent of the receipt of any substantive communication from a Governmental Entity with respect to the transactions contemplated hereby, (ii) provide Parent with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Entity with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Parent with the opportunity to participate in any meetings or substantive telephone conversations that the Company or its Subsidiaries or their respective representatives may have from time to time with any Governmental Entity with respect to the transactions contemplated hereby.

6.3 Access to Information.

(a) The Company will promptly notify Parent of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving the Company or any Subsidiary.

(b) Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information, the Company shall, and shall cause each of its Subsidiaries to, afford Parent’s officers, employees, accountants, counsel, advisors, agents and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither the Company, nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any applicable Law or binding agreement entered into prior to the date of this Agreement; and in any such event, the parties hereto will make appropriate substitute disclosure arrangements.

(c) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of October 8, 2010 (the “Confidentiality Agreement”).

(d) No investigation by any of the parties or their respective representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the others set forth herein.

6.4 Employee Matters.

(a) Parent shall, and shall cause the Surviving Corporation to, give those individuals who are employed by the Company or its Subsidiaries immediately prior to the Closing (each such employee, an “Covered Employee”) full credit for purposes of eligibility, vesting, benefit accrual (excluding benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements that such employees may be eligible to participate in after the Closing Date for such Covered Employee’s service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or any Subsidiary of the Company immediately prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits for the same period of service.

(b) Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Covered Employees immediately prior to the Closing Date, and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which employees are eligible to participate after the Closing Date.

(c) For a period of one (1) year following the Closing Date, (i) the base compensation and incentive compensation (including with respect to equity compensation) opportunities provided to Covered Employees pursuant to employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation shall be no less favorable than those provided to such employees immediately prior to the Closing Date and (ii) the benefits provided to Covered Employees pursuant to such employee benefit plans or arrangements shall be, in the aggregate, substantially no less favorable than those provided to such employees immediately prior to the Closing Date.

(d) Without limiting Section 6.4(c), for a period of one (1) year following the Closing Date, the severance benefits provided to Covered Employees who experience a termination of employment in a manner entitling such employees to severance benefits under any Company Benefit Plan as in effect immediately prior to the Closing Date shall be no less favorable than those provided to such employees immediately prior to the Closing Date, which shall be consistent with the severance chart previously provided by Company to Parent.

(e) Parent shall, or shall cause the Surviving Corporation to, assume and honor the obligations of the Company and its Subsidiaries under all employment, severance, consulting, retirement and other compensation contracts, arrangements, commitments or understandings, in accordance with their terms. Parent hereby acknowledges that the Merger will constitute a “Change in Control” (or concept of similar import) in accordance with the provisions of the Company Benefit Plans. Parent shall, or shall cause the Surviving Corporation, after consummation of the Merger to, pay all amounts provided under such Company Benefit Plans and agreements as a result of a change in control of the Company, as applicable, in accordance with their respective terms, and to honor all rights, privileges and modifications to or with respect to any such Company Benefit Plans or agreements which become effective as a result of such change in control.

6.5 Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a) Subject to Section 6.5(c), each of Parent and the Surviving Corporation agrees that, to the fullest extent permitted under applicable law, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under benefit plans of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), as provided in the Company Certificate or Company Bylaws or indemnification agreement listed in Section 6.5(a) of the Disclosure Letter and as in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms; provided, however, that nothing herein shall be construed to limit Parent’s ability following the Closing to undertake any type of internal reorganization as it may deem desirable, including without limitation liquidating, merging or otherwise taking action with respect to any Subsidiary or Affiliate of Parent.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it shall jointly and severally indemnify and hold harmless each Indemnified Party, and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent permitted by applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); and provided, further, that any Indemnified Party wishing to claim indemnification under Section 6.5(b), upon learning of any action, suit, proceeding or investigation described above, shall notify Parent thereof. Any failure to so notify shall not affect the obligations of Parent under Section 6.5(b) unless and to the extent that Parent is actually prejudiced as a result of such failure.

(c) For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall (i) maintain in effect (A) the current provisions regarding indemnification of and the advancement of expenses to Indemnified Parties contained in the Company Certificate and Company Bylaws (or comparable organizational documents) of each of the Company and its Subsidiaries and (B) any indemnification agreements of the Company and its Subsidiaries with or for the benefit of any Indemnified Parties existing on the date hereof, and (ii) jointly and severally indemnify the Indemnified Parties to the fullest extent permitted by applicable law. For purposes of the foregoing: (i) in the event any claim is asserted within the six (6)-year period during which Parent and the Surviving Corporation are required to maintain the indemnification arrangements of the Company and its Subsidiaries, (A) all such rights in respect of any such claim shall continue until disposition thereof and (B) the Indemnified Party shall be entitled to advancement of expenses within five (5) Business Days following receipt of any such claim involving such Indemnified Party; and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL, the Company Certificate or Company Bylaws (or the organizational documents of the Surviving Corporation) or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent. The fees and expenses of such independent legal counsel shall be paid for by the Surviving Corporation. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be required to pay such expenses contemplated by this Section 6.5(c) and shall be entitled to repayment of any advance payments of such expenses from an Indemnified Party if it is finally adjudicated or determined following the expiration of any period for appeal that such Indemnified Party is not entitled to indemnity under this Section 6.5.

(d) Parent shall provide for a period of six (6) years from the Effective Time, directors’ and officers’ liability insurance and fiduciary insurance to reimburse the present and former officers and directors of the Company or any of its Subsidiaries covering, without limitation, claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby, which insurance shall contain terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date hereof; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (which such amount is set forth on Schedule 6.5(d) of the Disclosure Letter, the “Insurance Amount”)) and provided, further, that if Parent is unable to maintain such policy (or substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for a period of six (6) years following the Effective Time. In lieu of the foregoing, Parent, or the Company in consultation with Parent for an aggregate price of no more than 325% of the Insurance Amount, may obtain, on or prior to the Effective Time, a six (6) year “tail” prepaid policy providing equivalent coverage to that described in the preceding sentence. From and after the Effective Time, neither Parent, the Surviving Corporation nor the Company shall take any action that would materially prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any insurance policy contemplated by this Section 6.5(d), whether in respect of claims arising before or after the Effective Time.

(e) Without limiting in any way the rights of any party to assert any condition or terminate this Agreement or take any other action in accordance with Article VII or VIII of this Agreement, the obligations of Parent and the Surviving Corporation under this Section 6.5 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Person, or any other person entitled to the benefit of this Section 6.5, to whom this Section 6.5 applies without the consent of the affected Indemnified Person or such other person, as the case may be. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.5.

(f) The provisions of this Section 6.5 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each other person entitled to the benefit of this Section 6.5, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.6 Exemption from Liability Under Section 16(b).  Parent and the Company agree that, in order to most effectively compensate and retain certain directors and officers of the Company in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of the Company not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purposes agree to the provisions of this Section 6.6. The Company Board, or a committee of “Non-Employee Directors” (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition by the directors and officers of Company Common Stock, Company Stock Options and Company Stock Awards, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.

6.7 Listing.  Parent shall cause the shares of Parent Common Stock to be issued in the Merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.8 Wealth Advisory Services and Corporate Client Services to be Held Separate.  The parties intend that, from and after the Effective Time, the Wealth Advisory Services and Corporate Client Services businesses of the Company shall be held out to Parent’s clients and potential clients as a distinct line of business of Parent and division within Parent’s corporate structure and will continue to contain the substantial core of the Company’s Wealth Advisory Services and Corporate Client Services businesses. Parent recognizes that the integrity and reputation of the trademarks and brand names related to the Company’s Wealth Advisory Services and Corporate Client Services businesses, including the “Wilmington Trust” name and branding, are an essential asset Parent is acquiring in the transactions contemplated by this Agreement, and Parent’s current intention is to continue to employ and preserve such trademarks and brand names in a manner consistent with the way they have been used in the past. Parent intends that Wilmington, Delaware will serve as the headquarters for the Wealth Advisory Services and Corporate Client Services businesses following the Effective Time. Parent currently intends to seek opportunities to use the Wealth Advisory Services and Corporate Client Services business as a platform for expanding or enhancing Parent’s existing wealth advisory services and corporate client services businesses.

6.9 [Reserved].

6.10 Commitments to the Community.  It is the current intention of Parent that the Surviving Corporation shall maintain the Company’s strong commitment to charitable giving in the greater Wilmington, Delaware area and to maintain or increase the annual level of charitable giving beyond the current levels of the Company in that area. Parent agrees to honor and to cause the Company to honor the Company’s obligations to pay in a timely fashion all currently outstanding charitable pledges and sponsorships of the Company and its Subsidiaries that are set forth in Section 6.10 of the Disclosure Letter to the extent they remain unpaid at the Effective Time.

6.11 No Solicitation.

(a) The Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Article VIII hereof, neither it nor any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and each of its Subsidiaries’ officers, directors, employees, advisors, agents and representatives, including any investment banker, attorney, advisor or accountant retained by it or any of its Subsidiaries (“Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by providing information or assistance) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction Proposal (as defined in Section 6.11(f)(ii)), (ii) provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with, any person relating to or in connection with an actual or proposed Alternative Transaction Proposal (except to disclose the existence of the provisions of this Section 6.11), (iii) engage in any discussions or negotiations concerning an Alternative Transaction Proposal (provided that the Company may refer any such person or entity to the provisions of this Section 6.11), or otherwise take any action to knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Transaction Proposal, including exempting any person (other than Parent and Merger Sub and their Affiliates) from the Company Rights Agreement (iv) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Alternative Transaction Proposal, or (v) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.11(a) by any Subsidiary or Representative of the Company shall constitute a breach of this Section 6.11(a) by the Company. The Company shall, and shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Alternative Transaction Proposal (except with respect to the transactions contemplated by this Agreement), (ii) request the prompt return or destruction of all confidential information previously furnished to any person (other than the parties hereto) that has made or indicated an intention to make an Alternative Transaction Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a part or of which it is a beneficiary, except (A) to the extent necessary to permit the Company to take an action it is otherwise permitted to take under Section 6.11(b)(ii) or (B) to the extent that the Company has duly effected a Change of Recommendation in accordance with the terms hereof with respect to a proposal by the third party subject to such standstill provision.

(b) Notwithstanding anything to the contrary contained in Section 6.11(a), in the event that, prior to the receipt of Stockholder Approval, the Company receives an unsolicited, bona fide written Alternative Transaction Proposal that did not result from or arise in connection with a breach of Section 6.11(a) and that is determined (in accordance with Section 6.11(f)(iii)) to be, or, in the good faith determination of the Company Board, constitutes or is reasonably likely to result in, a Superior Proposal (as defined in Section 6.11(f)(iii)), it may, prior to (but not after)

the receipt of Stockholder Approval, take the following actions (but only if and to the extent that the Company Board concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would cause it to violate its fiduciary duties under applicable law):

(i) Furnish nonpublic information to the person or group of persons making such bona fide written Alternative Transaction Proposal, provided that prior to furnishing any such nonpublic information, the Company receives from such person or group of persons an executed confidentiality agreement containing terms at least as restrictive with respect to such person or group of persons as the terms contained in the Confidentiality Agreement is with respect to Parent and provided, further, that the Company shall simultaneously provide or make available to Parent any nonpublic information concerning the Company or any of its Subsidiaries that is provided to the person making such bona fide written Alternative Transaction Proposal which was not previously provided or made available to Parent; and

(ii) Engage in discussions or negotiations with such person or group of persons with respect to such bona fide written Alternative Transaction Proposal.

(c) As promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Alternative Transaction Proposal, the Company shall provide Parent with notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, including in each case the identity of the person making any such Alternative Transaction Proposal or inquiry and the material terms of such Alternative Transaction Proposal or inquiry. In addition, the Company shall provide Parent as promptly as possible with notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of all communications regarding (including material amendments or proposed material amendments), such Alternative Transaction Proposal, request or inquiry.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time, the Company Board may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable law, withdraw, modify or change the Company Board Recommendation in a manner adverse to Parent and Merger Sub (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, the Company shall have complied in all material respects with Section 6.11(a), given Parent and Merger Sub prompt written notice advising them of the decision of the Company Board to take such action and, in the event the decision relates to an Alternative Transaction Proposal, given Parent the material terms and conditions of the Alternative Transaction Proposal, including the identity of the person making any such Alternative Transaction Proposal or inquiry and the material terms of such Alternative Transaction Proposal or inquiry; and provided, further, that in the event the decision relates to an Alternative Transaction Proposal: (i) the Company shall have given Parent and Merger Sub three (3) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if Parent and Merger Sub propose to revise the terms of this Agreement, the Company shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with Parent and Merger Sub with respect to such proposed revisions or other proposal; and (ii) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent and Merger Sub, if any, that such Alternative Transaction Proposal constitutes a Superior Proposal. In the event the Company Board does not make the determination referred to in clause (ii) of this paragraph and thereafter determines to withdraw, modify or change the Company Board Recommendation pursuant to this Section 6.11(d), the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 6.11(d) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. Notwithstanding any Change of Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Stockholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the board of directors of the Company shall have effected a Change of Recommendation, then the board of directors of the Company may submit this Agreement to the Company’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the board of directors of the Company may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable Law. In addition to the foregoing, the Company shall not submit to the vote of its stockholder any Acquisition Transaction Proposal other than the Merger.

(e) Nothing in this Agreement shall prohibit the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders any position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with its legal advisors) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable law.

(f) As used in this Agreement, the following terms shall have the following meanings:

(i) ‘‘Alternative Transaction” with respect to the Company, shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third persons involving: (A) any purchase from such party or acquisition (whether by way of a merger, share exchange, consolidation, business combination, consolidation or similar transaction) by any person or “group” of persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of such party or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the total outstanding voting securities of such party or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving such party or any of its Subsidiaries, or (B) any sale, lease exchange, transfer, license, acquisition or disposition of more than 15% of the assets of such party and its Subsidiaries, taken as a whole, or (ii) any liquidation or dissolution of such party;

(ii) ‘‘Alternative Transaction Proposal” shall mean any offer, inquiry, proposal or indication of interest (whether binding or non-binding) to the Company or its stockholders relating to an Alternative Transaction; and

(iii) ‘‘Superior Proposal” means an unsolicited, bona fide written Alternative Transaction Proposal made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (A) all or substantially all of the assets of the Company or (B) more than 50% of the outstanding voting securities of the Company and, which the Company Board has in good faith determined (taking into account, among other things, (1) its consultation with its outside legal counsel and its financial advisors and (2) the terms and conditions of such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by Parent)), to be more favorable, from a financial point of view, to the Company’s stockholders, than the transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and to be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal and the person making the proposal.

6.12 Registered Investment Companies.  Parent acknowledges that the Company is entering into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). In that regard, Parent shall conduct its business and shall cause each of its Subsidiaries to conduct its business so as to assure that:

(a) for a period of not less than three years after the Effective Time, at least 75% of the members of the board of directors or trustees of each investment company registered under the Investment Company Act for which the Company or any of its Subsidiaries now acts as investment adviser (each a “Registered Fund”) are not (A) “interested persons” (within the meaning of Section 15(f) of the Investment Company Act) of the investment adviser of the Registered Fund after the Effective Time or (B) “interested persons” (within the meaning of Section 15(f) of the Investment Company Act) of the investment adviser of the Registered Fund immediately prior to the Effective Time; and

(b) for a period of not less than two years after the Effective Time, there shall not be imposed on the Registered Fund an “unfair burden” (for purposes of Section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement, or any terms, conditions or understandings applicable thereto.

ARTICLE VII

Conditions Precedent

7.1 Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(c) Regulatory Approvals.  The regulatory approvals required from the Federal Reserve, the Office of the State Bank Commissioner of the State of Delaware, and the New York State Banking Department to consummate the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals being referred as the “Requisite Regulatory Approvals”).

(d) Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e) Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

7.2 Conditions to Obligations of Parent.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in (i) Sections 3.2(a), 3.3(b), 3.4(a), 3.4(b)(i), 3.8(b), 3.17 and 3.24 shall be true and correct in all material respects, (ii) the representations and warranties in Sections 3.3(a) and 3.8(a) shall be true and correct in all respects and (iii) subject to the standard set forth in Section 3.1, each other section of Article III shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Burdensome Condition.  There shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition that, in Parent’s good faith judgment, would reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Company, in each case measured on a scale relative to the Company.

7.3 Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in (i) Sections 4.2, 4.4(a), and 4.4(b)(i) shall be true and correct in all material respects, (ii) the representations and warranties set forth in Sections 4.3 and 4.8(a) shall be true and correct in all respects and (iii) subject to the standard set forth in Section 4.1, each other section of Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

ARTICLE VIII

Termination and Amendment

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approval:

(a) by mutual consent of the Company and Parent in a written instrument authorized by the Boards of Directors of the Company and Parent;

(b) by either the Company or Parent, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree or ruling;

(c) by either the Company or Parent, if (i) the Merger shall not have been consummated on or before the one year anniversary of the date hereof unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approval contemplated by this Agreement shall not have been obtained;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) and (B) is incapable of being cured (or is not cured) by Parent within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the Company; or

(e) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) of this Agreement and (B) is incapable of being cured (or is not cured) by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent, provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by Parent;

(ii) at any time prior to the Effective Time, the Company Board (A) withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or effects a Change of

Recommendation or (B) publicly approves, endorses or recommends or publicly proposes to approve, endorse or recommend any Alternative Transaction Proposal; or

(iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the board of directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected. Termination of this Agreement by the Company shall not require the approval of the stockholders of the Company.

8.2 Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.3(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.

8.3 Fees and Expenses.

(a) Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Parent, and all filing and other fees in connection with any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which shall be borne by Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.3(b) hereof.

(b) In the event that:

(i) (x) prior to the Effective Time and after the date hereof, any person shall have made an Alternative Transaction Proposal, which proposal has been publicly disclosed and not withdrawn, or any person shall have publicly announced an intention (whether or not conditional) to make an Alternative Transaction Proposal, (y) thereafter this Agreement is terminated by any party pursuant to Section 8.1(c)(i) without the Stockholder Approval having been obtained or Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(e)(i) and (z) within nine (9) months after the termination of this Agreement, an Alternative Transaction Proposal shall have been consummated or any definitive agreement with respect to an Alternative Transaction Proposal shall have been entered into. For purposes of the foregoing, the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in Section 6.11(f)(ii) of this Agreement except that the references to “15%” in the definition of “Alternative Transaction” in Section 6.11(f)(i) of this Agreement shall be deemed to be references to “50%”. In no event shall the Company be required to pay the Termination Fee on more than one occasion; or

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(e)(i) (if such termination is based on the Company’s breach of or failure to perform its obligations under Sections 6.1(b) or 6.11), 8.1(e)(ii) or 8.1(e)(iii);

then in any such event under clause (i) or (ii) of this Section 8.3(b), the Company shall pay Parent a fee, in immediately available funds, in the amount of $30 million (the “Termination Fee”) immediately following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Alternative Transaction Proposal, in the case of a termination described in clause (i) above, and immediately upon delivery of the written notice of termination required by Section 8.1, in the event of a termination described in clause (ii) above.

(c) The Company and Parent acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by the Company and Parent pursuant to Section 8.3(a) and (b) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section. In the event that either party fails to pay when due any amounts payable under this Section 8.3, then (1) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (2) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4 Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

General Provisions

9.1 Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date and at a place to be specified by the parties, which date shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, Section 6.5 hereof and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001
Attention: Michael A. DiGregorio
Facsimile: (302) 651-8010

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square Seventh Floor Wilmington, Delaware 19801 Attention:	Robert B. Pincus Allison L. Land
Email:	Bob.Pincus@Skadden.com Allison.Land@Skadden.com

if to Parent, to:

M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
Attention: Drew J. Pfirrman
Facsimile: (716) 842-5376

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Edward D. Herlihy, Esq.
Lawrence S. Makow, Esq.
Facsimile: (212) 403-2000

9.4 Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Disclosure Letter sections, such reference shall be to an Article or Section of or Exhibit or Disclosure Letter section to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in Wilmington, Delaware or New York, New York are required or authorized by Law to be closed. All Disclosure Letter sections and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6 Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Publicity.  The Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party’s securities are listed or traded, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

9.9 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for: (a) the right of the Indemnified Parties to enforce the provisions of Section 6.5 (Indemnification; Advancement of Expenses; Exculpation and Insurance) only, and (b) the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company’s stockholders) in the event of Parent’s or Merger Sub’s breach of this Agreement (whether or not the Agreement has been terminated pursuant to Article VIII), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, (1) Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (2) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The third-party beneficiary rights referenced in clause (b) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Company Board, and no stockholders of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. Without limiting the generality of the foregoing, the provisions of each of Section 6.4 and Section 6.8 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual or entity shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of their respective affiliates; (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries to amend, modify or terminate any Company Benefit Plan; (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Parent, the Surviving Corporation or any of their Subsidiaries, or constitute or create an employment agreement with any individual; or (iv) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like.

9.10 Specific Performance.  Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause Parent and Merger Sub, on the one hand, and the Company, on the other hand, irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this

Agreement by such party, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at Law or in equity.

9.11 Disclosure Letter.  Before entry into this Agreement, the Company delivered to Parent a letter (the “Disclosure Letter”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by the Company in the applicable paragraph of the Disclosure Letter; provided that disclosure in any paragraph of the Company’s Disclosure Letter shall apply only to the indicated section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to such other paragraph of the Disclosure Letter.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

M&T BANK CORPORATION

By:	/s/ René F. Jones
Name:     René F. Jones

Title:	Executive Vice President and Chief Financial Officer

MTB ONE, INC.

By:	/s/ René F. Jones
Name:     René F. Jones

Title:	Executive Vice President and Chief Financial Officer

WILMINGTON TRUST CORPORATION

By:	/s/ Donald E. Foley
Name:     Donald E. Foley

Title:	Chairman and Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WILMINGTON TRUST CORPORATION

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is Wilmington Trust Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Rodney Square North, in the City of Wilmington, County of New Castle, 19890. The name of the Corporation’s registered agent at such address is Wilmington Trust Corporation.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

The Corporation shall be authorized to issue 100 shares of capital stock, all of which shall be shares of Common Stock, par value $1.00 per share (“Common Stock”).

ARTICLE V

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

Section 1.  Elimination of Certain Liability of Directors.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 2.  Indemnification and Insurance.

(a) Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit.  If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(d) Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this [  ] day of [          ], 20[  ].

By:
Name:
Title:

ANNEX B

Lazard Frères & Co. llc
30 ROCKEFELLER PLAZA
NEW YORK, NY 10020
PHONE 212-632-6000
www.lazard.com

October 31, 2010
The Board of Directors
Wilmington Trust Corporation
Rodney Square North, 1100 North Market Street
Wilmington, Delaware 19890

Dear Members of the Board:

We understand that Wilmington Trust Corporation, a Delaware corporation (the “Company”), M&T Bank Corporation, a New York corporation (“Buyer”), and MTB One, Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of October 31, 2010 (the “Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Transaction”) and each outstanding share of the common stock, par value $1.00 per share, of the Company (“Company Common Stock”), other than Excluded Shares (as defined below), will be converted into the right to receive 0.051372 of a share (the “Exchange Ratio”) of the common stock, par value $0.50 per share, of Buyer (“Buyer Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

For purposes of this opinion, “Excluded Shares” means any shares of Company Common Stock held by the Company as treasury stock and any shares of Company Common Stock, if any, owned by Buyer or Merger Sub (other than (i) shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties not affiliated with Buyer or Merger Sub and (ii) shares of Company Common Stock held, directly or indirectly, by Buyer or Merger Sub and acquired upon exercise of rights in respect of debt arrangements in effect prior to the date of the Agreement by Merger Sub, the Company or any direct or indirect wholly owned subsidiary of Buyer or of the Company immediately prior to the Effective Time (as defined in the Agreement)).

You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than holders of Excluded Shares) of the Exchange Ratio.

In connection with this opinion, we have:

(i) reviewed the financial terms and conditions of a draft, dated October 31, 2010, of the Agreement;

(ii) analyzed certain publicly available historical business and financial information relating to the Company and Buyer, respectively;

(iii) reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company;

(iv) held discussions with members of the senior managements of the Company and Buyer with respect to the businesses and prospects of the Company and Buyer, respectively;

(v) reviewed public information with respect to certain other financial institutions that we believe to be generally relevant in evaluating the Transaction;

(vi) reviewed the financial terms of certain business combinations involving financial institutions that we believe to be generally relevant in evaluating the Transaction, including transactions involving distressed financial institutions;

The Board of Directors
Wilmington Trust Corporation
October 31, 2010

(vii) reviewed historical stock prices and trading volumes of Company Common Stock and Buyer Common Stock; and

(viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. However, we were unable to rely on, and therefore, with the consent of the Board of Directors of the Company, we did not use in our analysis the financial forecasts and related data provided to us by the Company, which did not reflect or take into account the potential imminent significant regulatory actions and credit rating downgrades the Company could face. We have not performed certain analyses that we would customarily prepare in connection with the delivery of our fairness opinion because such analyses would not be meaningful as a result of the Company’s extraordinary circumstances described herein.

We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Buyer or concerning the solvency or fair value of the Company or Buyer, and we have not been furnished with such valuation or appraisal. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of allowances for losses with respect thereto, and we have not made an independent evaluation of the adequacy of such allowances by the Company or Buyer. In addition, we have not reviewed individual credit files nor have we conducted any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Buyer or any of their respective subsidiaries, nor have we made any physical inspection of the properties or assets of the Company or Buyer.

We have been informed by members of the Company’s management that (i) the Company has considerable exposure to risks related to its loan portfolio and the related assets of the Company and its subsidiaries and (ii) the business and prospects of the Company are and will continue to be severely and negatively affected as a result thereof, including its ability to operate on a stand-alone basis.

In particular, you have informed us that:

•	Based on discussions the Company has had with United States banking regulators, the Company believes that, without a change of control transaction pursuant to which another financial institution acceptable to such regulators acquires the Company, the Company would likely face imminent significant regulatory actions, which actions would result in the Company’s business prospects likely worsening dramatically.

•	The Company will incur a significant charge during the quarter ending September 30, 2010, which charge (together with other results of operations) will reduce the Company’s tangible book value per share of Company Common Stock by approximately 50%.

•	United States banking regulators recently issued a letter to the Company prohibiting the Company from paying dividends on Company Common Stock.

As a result of the foregoing, the Company is faced with a narrowing set of alternatives. As part of our engagement, we have assisted the Company in connection with its evaluation of these alternatives, including a sale of the Company. Although the Company and we initiated a process to identify potential acquirors and a variety of potential acquirors were contacted, the sale process was conducted over a one month period of time and without the benefit of a more fulsome auction process and the terms of the Agreement have been negotiated and reviewed by the Company over a brief period of time.

In arriving at our view expressed herein, we have taken into account the foregoing and we have considered recent instances where concerns regarding the financial condition of or imminent regulatory action involving, a bank or financial institution triggered a rapid deterioration of the institution’s ability to continue normal operations, and as a result of which the common equity holders of the institution received substantially diminished value, if any at all, for their equity.

The Board of Directors
Wilmington Trust Corporation
October 31, 2010

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Company Common Stock or Buyer Common Stock may trade at any time subsequent to the announcement of the Transaction.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Company, Buyer or the combined company. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio to the extent expressly specified herein). In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise.

Lazard Frères & Co. LLC is acting as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which was paid upon our engagement, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. Lazard Asset Management serves as a sub-adviser to Wilmington Trust Retirement and Institutional Services Company, in its capacity as Trustee, for several collective investment trusts, and receives a management fee based on a percentage of the net asset value of each applicable collective investment trust. In addition, in the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade and hold securities of the Company or the securities of Buyer and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may trade and hold securities on behalf of the Company, Buyer and their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard Frères & Co. LLC.

Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company and our opinion is rendered to the Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

The Board of Directors
Wilmington Trust Corporation
October 31, 2010

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than holders of Excluded Shares).

Very truly yours,

LAZARD FRÈRES & CO. LLC

By	/s/ Stephen P. Campbell
Stephen P. Campbell
Managing Director

ANNEX C

31 October 2010
The Board of Directors
Wilmington Trust Corporation
Rodney Square North, 1100 North Market Street
Wilmington, Delaware 19890

Members of the Board:

We understand that Wilmington Trust Corporation, a Delaware corporation (“Target” or the “Company”), M&T Bank Corporation, a New York corporation (the “Buyer”), and MTB One, Inc., a Delaware corporation and wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 31, 2010 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $1.00 per share (the “Company Common Stock”) of the Company, other than Excluded Shares, will be converted into the right to receive 0.051372 shares (the “Exchange Ratio”) of common stock, par value $0.50 per share, of the Buyer (the “Buyer Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

For purposes of the opinion set forth herein, “Excluded Shares” means any shares of the Company Common Stock held by the Company as treasury stock or owned by the Buyer or Acquisition Sub (other than (i) shares of the Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties not affiliated with the Buyer or Acquisition Sub and (ii) shares of the Company Common Stock held, directly or indirectly, by the Buyer or Acquisition Sub and acquired upon exercise of rights in respect of debt arrangements in effect prior to the date of the Merger Agreement by Acquisition Sub, the Company or any direct or indirect wholly owned subsidiary of the Buyer or of the Company immediately prior to the Effective Time (as defined in the Merger Agreement)).

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than holders of Excluded Shares).

We have been informed by members of the Company’s management that (i) the Company has considerable exposure to risks related to its loan portfolio and the related assets of the Company and its subsidiaries; (ii) the business and prospects of the Company are and will continue to be severely and negatively affected as a result thereof, including its ability to operate on a standalone basis; (iii) the Company will incur a significant charge during the quarter ending September 30, 2010, which charge (together with other results of operations) will reduce the Company’s tangible book value per share of the Company Common Stock by approximately 50%; (iv) based on discussions the Company has had with United States banking regulators, the Company believes that, without a change of control transaction pursuant to which another financial institution acceptable to such regulators acquires the Company, the Company would likely face imminent significant regulatory actions and, as a result, its business prospects would likely worsen dramatically; and (v) United States banking regulators recently issued a letter to the Company prohibiting the Company from paying dividends on the Company Common Stock.

As a result of the foregoing, the Company is faced with a narrowing set of alternatives.

For purposes of the opinion set forth herein, we have:

1) reviewed certain publicly available historical business and financial information relating to the Company and the Buyer, respectively;

2) reviewed certain financial projections prepared by the management of the Company and other financial data relating to the business of the Company provided to us by the Company;

3) discussed the past and current operations and financial condition and the prospects of the Company and the Buyer with senior executives of the Company and the Buyer, respectively;

4) reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

5) compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

6) reviewed the financial terms, to the extent publicly available, of certain business combinations involving financial institutions that we believe to be generally relevant to the Merger;

7) reviewed the Merger Agreement and certain related documents; and

8) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the foregoing information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer and formed a substantial basis for this opinion. We did not perform certain analyses that we would customarily prepare in connection with a fairness opinion because of the Company’s determination that such analyses are not meaningful as a result of the extraordinary circumstances of the Company described herein. We were unable to rely on, and therefore, with the consent of the Board of Directors of the Company, we did not use in our analysis the financial projections and related data provided to us by the Company, which did not reflect or take into account the potential imminent significant regulatory actions and credit rating downgrades the Company could face. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Buyer or any of their respective subsidiaries, or concerning the solvency or fair value of the Company or the Buyer, and we have not been furnished with such valuation or appraisal.

We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of allowances for losses with respect thereto, and we have not made an independent evaluation of the adequacy of such allowances by the Company or the Buyer. In addition, we have not reviewed individual credit files nor have we made any physical inspection of the properties or assets of the Company or the Buyer.

In arriving at our view expressed herein, we have taken into account the foregoing and we have considered recent instances where concerns regarding the financial condition of, or imminent regulatory action involving, a bank or financial institution triggered a rapid deterioration of the institution’s ability to continue normal operations, and as a result of which the common equity holders of the institution received substantially diminished value, if any at all, for their equity.

Further, our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not legal, tax, accounting or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal advisors with respect to legal, tax, accounting and regulatory matters. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have been retained to provide only a financial opinion letter in connection with the Merger. As a result, we have not been involved in structuring, planning or negotiating the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties which expressed interest in the possible acquisition of the Company or certain of its constituent businesses. We will receive a fee for our services, which is payable upon the rendering of this financial opinion. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Buyer and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative transaction or other business alternatives, or whether or not such transaction or alternatives could be achieved or are available. We do not express any view on, and our opinion does not address, any other term or aspect of the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company other than the holders of shares of the Company Common Stock (other than the Excluded Shares).

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than holders of Excluded Shares).

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Gary Shedlin
Gary Shedlin
Vice Chairman

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

§§ 721 through 725 of the NYBCL contain specific provisions relating to indemnification of directors and officers of a New York corporation against liability for their acts under certain circumstances. In general, the statute provides that (1) a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, or had no reasonable cause to believe that his conduct was unlawful, and (2) a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other entity, against amounts paid in settlement and reasonable expenses, including attorney’s fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, other than a threatened action or a pending action which is settled or otherwise disposed of, or any matter as to which such person shall have been adjudged to be liable to the corporation, unless and to the extent that the court determines that the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The statute provides that a corporation must indemnify a director or officer if he is successful in his defense of an action or proceeding and may indemnify such person if he is not successful in such defense if it is determined as provided in the statute that he meets a certain standard of conduct. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification. The statute further provides that a corporation may in its certificate of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute. NYBCL § 721 prohibits indemnification of officers and directors for acts finally adjudicated to be committed in bad faith, resulting from active or deliberate dishonesty, or resulting in a personal gain to which such an officer or director was not legally entitled.

Article Seventh of M&T’s restated certificate of incorporation provides that as to any act or omission occurring after the adoption of such provision, a director of M&T shall, to the maximum extent permitted by the laws of the State of New York, have no personal liability to M&T or any of its stockholders for any breach of duty as a director, to the extent permitted by law.

Article V of M&T’s amended and restated bylaws provides that each director and officer of M&T, whether or not then in office, and any person whose testator or intestate was such a director or officer, will be indemnified by M&T for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the New York Business Corporation Law or other applicable law, as such law currently exists or may hereafter be amended. However, M&T is allowed to provide indemnification in connection with an action or proceeding initiated by such director or officer only if such action or proceeding was authorized by M&T’s Board of Directors. Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given may be paid by M&T in advance of the final disposition of such action or proceeding upon (1) receipt of an undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification and (2) approval by the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, the approval by stockholders. To the extent permitted by law, the Board of Directors or, if applicable, the stockholders, shall not be required to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

M&T maintains director and officer liability insurance coverage for its directors and officers and those of its subsidiaries. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger dated as of October 31, 2010 by and among M&T Bank Corporation, MTB One, Inc. and Wilmington Trust Corporation (included as Annex A to the proxy statement/prospectus contained in this Registration Statement).
3.1	M&T’s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to M&T’s Form 8-K filed on November 19, 2010).
3.2	M&T’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to M&T’s Form 8-K filed on November 19, 2010).
5.1	Opinion and Consent of Drew J. Pfirrman as to the validity of the securities being registered.*
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Drew J. Pfirrman (included in Exhibit 5.1 hereto).*
24.1	Powers of Attorney.*
99.1	Consent of Lazard Frères & Co. LLC.
99.2	Consent of Morgan Stanley & Co. Incorporated.
99.3	Consent of Donald E. Foley.*
99.4	Form of Proxy Card to be used by Wilmington Trust.

*	Previously filed.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Buffalo, State of New York, on February 7, 2011.

M&T BANK CORPORATION

By:	/s/ Michael R. Spychala
Michael R. Spychala
Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity

* Robert G. Wilmers	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

* René F. Jones	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Michael R. Spychala	Senior Vice President and Controller (Principal Accounting Officer)

* Brent D. Baird	Director

Robert J. Bennett	Director

* C. Angela Bontempo	Director

Robert T. Brady	Director

* Michael D. Buckley	Director

* T. Jefferson Cunningham III	Director

* Mark J. Czarnecki	Director

Signature		Capacity

* Gary N. Geisel		Director

* Patrick W.E. Hodgson		Director

* Richard G. King		Director

* Jorge G. Pereira		Vice Chairman of the Board

* Michael P. Pinto		Vice Chairman of the Board

* Melinda R. Rich		Director

* Robert E. Sadler, Jr.		Director

* Herbert L. Washington		Director

*By:	/s/ Brian R. Yoshida (Attorney-in-Fact) Pursuant to Powers of Attorney

Date: February 7, 2011

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger dated as of October 31, 2010 by and among M&T Bank Corporation, MTB One, Inc. and Wilmington Trust Corporation (included as Annex A to the proxy statement/prospectus contained in this Registration Statement).
3.1	M&T’s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to M&T’s Form 8-K filed on November 19, 2010).
3.2	M&T’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to M&T’s Form 8-K filed on November 19, 2010).
5.1	Opinion and Consent of Drew J. Pfirrman as to the validity of the securities being registered.*
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Drew J. Pfirrman (included in Exhibit 5.1 hereto).*
24.1	Powers of Attorney.*
99.1	Consent of Lazard Frères & Co. LLC.
99.2	Consent of Morgan Stanley & Co. Incorporated.
99.3	Consent of Donald E. Foley.*
99.4	Form of Proxy Card to be used by Wilmington Trust.

*	Previously filed